As filed with the Securities and Exchange Commission on July 14, 2015.

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDICAL TRANSCRIPTION BILLING, CORP.

(Exact name of registrant as specified in its charter)

Delaware	7389	22-3832302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7 Clyde Road

Somerset, New Jersey 08873

(732) 873-5133

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mahmud Haq
Chief Executive Officer

7 Clyde Road

Somerset, New Jersey 08873

(732) 873-5133

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Joel Mayersohn, Esq. Roetzel & Andress, LPA 350 East Las Olas Boulevard Las Olas Centre II, Suite 1150 Fort Lauderdale, FL 33301 (954) 759-2763	Joseph Smith, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas - 11th Floor New York, New York 10105 (212) 931-8719

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee
Series A Preferred Stock, par value $0.001 per share	$17,250,000	$2,004.45

(1)	Includes shares of Series A Preferred Stock to be sold upon exercise of the underwriters’ option to purchase additional shares.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____, 2015

Registration No. 333-______

________, 2015

Medical Transcription Billing, Corp.

600,000 Shares of 11% Series A Cumulative Redeemable Perpetual Preferred Stock

$25.00 Per Share

Liquidation Preference $25.00 Per Share

We are offering 600,000 shares of our 11% Series A Cumulative Redeemable Perpetual Preferred Stock, which we refer to as the Series A Preferred Stock.

Dividends on the Series A Preferred Stock are cumulative from the date of original issue and will be payable on the fifteenth day of each calendar month commencing ________, 2015 when, as and if declared by our board of directors. Dividends will be payable out of amounts legally available therefor at a rate equal to 11% per annum per $25.00 of stated liquidation preference per share, or $2.75 per share of Series A Preferred Stock per year.

Commencing on ________, 2020, we may redeem, at our option, the Series A Preferred Stock, in whole or in part, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date. The Series A Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Holders of the Series A Preferred Stock generally will have no voting rights except for limited voting rights if dividends payable on the outstanding Series A Preferred Stock are in arrears for eighteen or more consecutive or non-consecutive monthly dividend periods, or if we fail to maintain the listing of the Series A Preferred Stock on a national securities exchange for a period continuing for more than 180 days.

There is no established trading market for the Series A Preferred Stock. Subject to issuance of the offered shares, we anticipate that the outstanding shares of Series A Preferred Stock will be listed on the NASDAQ Capital Market, and we anticipate that the trading symbol will be “MTBC.PRA.”

Ladenburg Thalmann & Co. Inc. is acting as our underwriter in the public offering on a firm commitment basis. We will receive a maximum of $15.0 million in gross proceeds and approximately $13.1 million in net proceeds, after deducting the underwriting discount and estimated offering expenses payable by us.

See “Use of Proceeds” in this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. We expect the Series A Preferred Stock will be ready for delivery in book- entry form through The Depositary Trust Company on or about ________, 2015.

Investing in our Series A Preferred Stock involves significant risks. You should carefully consider the risk factors beginning on page 13 of this prospectus before purchasing any of the Series A Preferred Stock offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$25.00	$15,000,000
Underwriting discount (1)	$2.125	$1,275,000
Proceeds, before expenses, to MTBC	$22.875	$13,725,000

(1)	See “Underwriting” for a description of the compensation payable to the underwriters; including reimbursable expenses.

The underwriters may also exercise their option to purchase up to an additional 90,000 shares of Series A Preferred Stock from us, at the public offering price, less the underwriting discount, for a period of 45 days after closing of the offering.

The underwriters expect to deliver the shares against payment in New York, New York on ________, 2015.

Ladenburg Thalmann

Prospectus dated ________, 2015.

You should rely only on the information contained or incorporated into this prospectus. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Information by Reference.”

Unless the context otherwise requires, we use the terms “MTBC,” “we,” “us,” “the company” and “our” to refer to Medical Transcription Billing, Corp. and its wholly-owned subsidiaries.

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INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 13, 2015;
•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2015; and
•	our Current Reports on Form 8-K, filed with the SEC on each of August 28, 2014, January 12, 2015, February 25, 2015, March 12, 2015, March 27, 2015, May 13, 2015, May 21, 2105, June 11, 2015, June 12, 2015 and two filed on July 14, 2015.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference into this prospectus, without charge, by written or oral request directed to MTBC, 7 Clyde Road, Somerset, New Jersey, Telephone: (732) 873-5133 or from the SEC through the SEC's Internet website at the address provided under “Where You Can Find More Information.” Documents incorporated by reference into this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

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Special Note Regarding Forward-Looking Statements

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to:

•	our ability to manage our growth, including acquiring and effectively integrating other businesses into our infrastructure;

•	our ability to retain our customers, including effectively migrating and keeping new customers acquired through business acquisitions;

•	our ability to attract and retain key officers and employees, including Mahmud Haq and personnel critical to the transitioning and integration of our newly acquired businesses;

•	our ability to compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have;

•	our ability to maintain operations in Pakistan and Poland in a manner that continues to enable us to offer competitively-priced products and services;

•	our ability to keep and increase market acceptance of our products and services;

•	our ability to keep pace with a changing healthcare industry and its rapidly evolving regulatory environment;

•	our ability to protect and enforce intellectual property rights; and

•	our ability to maintain and protect the privacy of customer and patient information.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing regulatory environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the U.S., we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or other investments or strategic transactions we may engage in.

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The Offering

The following summary contains basic terms about this offering and the Series A Preferred Stock and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete description of the terms of the Series A Preferred Stock, see “Description of the Series A Preferred Stock.”

Issuer	Medical Transcription Billing, Corp.
Securities Offered	600,000 shares of 11% Series A Cumulative Redeemable Perpetual Preferred Stock (or “Series A Preferred Stock”)

Offering Price	$25.00 per share of Series A Preferred Stock

Dividends

Holders of the Series A Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 11% per annum of the $25.00 per share liquidation preference (equivalent to $2.75 per annum per share).

Dividends will be payable monthly on the 15th day of each month (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the corresponding record date, which shall be the last day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”). As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption

The Series A Preferred Stock is not redeemable by us prior to ________, 2020. On and after ________, 2020, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Please see the section entitled “Description of the Series A Preferred Stock—Redemption—Optional Redemption.”

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

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A "Change of Control" is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the "Exchange Act (other than Mahmud Haq, the chairman of our board of directors and our principal shareholder, any member of his immediate family, and any "person" or "group" under Section 13(d)(3) of the Exchange Act, that is controlled by Mr. Haq or any member of his immediate family, any beneficiary of the estate of Mr. Haq, or any trust, partnership, corporate or other entity controlled by any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market ("NASDAQ"), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section entitled "Description of the Series A Preferred Stock- Liquidation Preference."

Ranking	The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Please see the section entitled "Description of the Series A Preferred Stock–Ranking."

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Limited Voting Rights

Holders of Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for eighteen or more monthly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series A Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required at any time for us to authorize or issue any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our articles of incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. If any such amendments to our articles of incorporation would be material and adverse to holders of the Series A Preferred Stock and any other series of parity preferred stock upon which similar voting rights have been conferred and are exercisable, a vote of at least two-thirds of the outstanding shares of Series A Preferred Stock and the shares of the other applicable series materially and adversely affected, voting together as a class, would be required. Please see the section entitled “Description of the Series A Preferred Stock—Voting Rights.”

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock, subject to certain exceptions described in this prospectus. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

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Listing	Our common stock is listed on the NASDAQ Capital Market under the symbol “MTBC.” We have filed an application to list the Series A Preferred Stock on the NASDAQ. If approved for listing, we expect that trading on the NASDAQ will commence immediately after the date of initial issuance of the Series A Preferred Stock with the trading symbol “MTBC.PRA”. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of any trading on the NASDAQ, but they are not obligated to do so and market making may be discontinued at any time without notice.

Use of Proceeds	We plan to use the net proceeds from this offering for acquisitions (we have not entered into any agreement or commitment with respect to any acquisitions or investments at this time) and general corporate purposes, including the repayment of indebtedness. Please see the section entitled “Use of Proceeds.”

Risk Factors	Please read the section entitled “Risk Factors” beginning on page 13 for a discussion of some of the factors you should carefully consider before deciding to invest in our Series A Preferred Stock.

Transfer Agent	The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock will be VStock Transfer, LLC.

Material U.S. Federal Income Tax Considerations

For a discussion of the federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock, please see the section entitled "Material U.S. Federal Income Tax Consequences." You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book Entry and Form

The Series A Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company ("DTC").

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Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 13.

Medical Transcription Billing, Corp. (“MTBC”) is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers practicing in ambulatory care settings. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. In addition to our experienced team in the United States, we employ a highly educated offshore workforce of more than 1,900 employees, who we believe earn approximately one-tenth the salary of comparable U.S.-based employees, thus enabling us to deliver our solutions at competitive prices.

Our flagship offering, PracticePro, empowers healthcare practices with the core software and business services they need to address industry challenges, including the Patient Protection and Affordable Care Act (“Affordable Care Act”), on one unified SaaS platform. We deliver powerful, integrated and easy-to-use ‘big practice solutions’ to small and medium practices, which enable them to efficiently operate their businesses, manage clinical workflows and receive timely payment for their services. PracticePro includes:

•	Practice management solutions and related tools, which facilitate the day-to-day operation of a medical practice;

•	Electronic health records (or EHR), which is easy to use, highly ranked by KLAS in a study of our users, and allows our customers to reduce paperwork, earn governmental and private payer incentives and avoid governmental penalties that begin this year for those providers who are not using a certified EHR like the one we offer;

•	Revenue cycle management (or RCM) services, which include end-to-end medical billing, analytics, and related services; and

•	Mobile Health (or mHealth) solutions, including smartphone applications that assist patients and healthcare providers in the provision of healthcare services.

On July 23, 2014, the Company completed its initial public offering (“IPO”) of common stock, and on July 28, 2014, the Company completed the acquisition of three revenue cycle management companies, Omni Medical Billing Services, LLC (“Omni”), Practicare Medical Management, Inc. (“Practicare”) and CastleRock Solutions, Inc. (“CastleRock”, and collectively with Omni and Practicare, the “Acquired Businesses”) for a combination of cash and common stock. With these acquisitions, the Company added a significant number of clients to the Company’s customer base and, similar to other acquisitions, broadened the Company’s presence in the healthcare information technology industry through geographic expansion of its customer base and by increasing available customer relationship resources and specialized trained staff.

As of December 31, 2014, we served approximately 980 practices representing approximately 2,200 providers (which we define as physicians, nurses, nurse practitioners, physician assistants and other clinical staff that render bills for their services), practicing in approximately 60 specialties and subspecialties, in 43 states. As of March 31, 2015, we served approximately 910 practices representing approximately 1,965 providers, practicing in 60 specialties and subspecialties, in 43 states. Approximately 98% of the practices we serve consist of one to ten providers, with the majority of the practices we serve being primary care providers. However, our solutions are scalable and are appropriate for larger healthcare practices across a wide range of specialty areas. In fact, our largest customer is a hospital-based group with approximately 120 providers.

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For the year ended December 31, 2014 our total revenue was $18.3 million, an increase of 75% over our revenue of $10.5 million for the year ended December 31, 2013. For the three months ended March 31, 2015 our total revenue was $6.1 million, an increase of 139% over our revenue of $2.6 million for the three months ended March 31, 2014. Much of the growth in revenue was due to the acquisition of the Acquired Businesses in July 2014.

For the year ended December 31, 2014 and the three months ended March 31, 2015 our net loss was $4.5 million and $1.2 million, respectively. The losses include $2.5 million and $1.1 million of non-cash amortization expenses related to purchased intangible assets from the acquisition of the Acquired Businesses.

For the year ended December 31, 2014 and the three months ended March 31, 2015 our Adjusted EBITDA was ($1.7 million) and ($710,000), respectively. The negative Adjusted EBITDA is a result of a significant overlap in expenses, paying for new employees offshore while retaining many employees from the Acquired Businesses, which will diminish as a result of cost reductions during the first quarter. We had 205 employees in the U.S. on January 1, 2015 and 104 employees on March 31, 2015, so the full effect of this savings will be realized during the second quarter of 2015. Because Adjusted EBITDA is closely related to our cash flow from operations, management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. For information on how we define and calculate Adjusted EBITDA, and a reconciliation of net income to Adjusted EBITDA, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Including the employees of our subsidiaries, as of March 2015 we employed approximately 2,200 people worldwide on a full-time basis. We also use the services of a number of part time employees. In addition, all officers work on a full-time basis.

Our growth strategy includes acquiring or partnering with smaller revenue cycle management companies and then migrating the customers of those companies to our solutions. The revenue cycle management service industry is highly fragmented, with many local and regional revenue cycle management companies serving small medical practices. We believe that the industry is ripe for consolidation and that we can achieve significant growth through acquisitions. Likewise, we see significant opportunities to pursue partnerships with other billing companies whereby we provide services and our technology directly to their customers and then share a portion of the revenue generated from these customers with our partner billing company; in fact, we have entered into two such arrangements over the last nine months. We estimate that there are more than 1,500 companies in the United States providing revenue cycle management services and that no one company has more than a 5% share of the market. We further believe that it is becoming increasingly difficult for traditional revenue cycle management companies to meet the growing technology and business service needs of healthcare providers without a significant investment in information technology infrastructure.

In addition, our growth strategy includes strategic partnerships with other industry participants, including electronic health records vendors, in which the vendors refer customers to our services. While we offer our own electronic health records, our strategy includes providing integrated offerings utilizing third party electronic health records while offering customers MTBC’s revenue cycle management, practice management and mobile health capabilities.

Industry Overview

The modern American healthcare industry is characterized by inefficiencies, waste, complexity, an underutilization of technology and a lack of transparency. According to a report issued by the Centers for Medicare & Medicaid Services, approximately $2.9 trillion was spent in the United States on healthcare in 2013, which is 17.4% of Gross Domestic Product (GDP). Two 2014 studies, by the Harvard School of Public Health and PricewaterhouseCoopers, estimated that 30%-33% of that spending was wasteful, not improving the quality of care that patients receive. According to the Centers for Medicare and Medicaid Services Health, spending is projected to grow at an average rate of 5.7% for 2013-2023, 1.1 percentage points faster than expected average annual growth in the GDP. Healthcare spending in the United States is widely viewed as growing at an unsustainable rate, and policymakers and payers are continuously seeking ways to reduce that growth.

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The Affordable Care Act and other recent legislative, regulatory and industry drivers are directed toward addressing many of these challenges. For decades, the U.S. healthcare delivery system has been characterized by a vast cottage industry of small, independent practices functioning in a low-technology fee-for-service environment. During 2013, there were more than 500,000 U.S. physicians practicing in ambulatory care settings and it is estimated that approximately 70% of these providers are practicing in groups with 10 or fewer physicians. Recent changes in the industry, including legislative reform and increasing reimbursement complexity, have created significant opportunities for MTBC, as traditional practice tools are not well-suited for the modern medical practice.

Increasingly Complex Reimbursement Processes. New laws and payer requirements have further complicated insurance reimbursement processes. For example, Medicare, Medicaid and commercial insurances are increasingly requiring proof of adherence to best practices and improved patient health outcomes to support full reimbursement. Moreover, an upcoming shift to a new generation of insurance codes will dramatically increase the complexity associated with selecting appropriate procedure and diagnosis codes needed to support proper claim reimbursement.

Movement Toward Healthcare Information Technology. Since 2011, the federal government has offered financial incentives to eligible healthcare providers who adopt and meaningfully use electronic health records technology. Beginning this year, providers who are not meaningfully using this technology incur penalties and these penalties will increase every year through 2019. While these incentives and looming penalties have encouraged many providers to adopt and meaningfully use electronic health records software, we believe that most providers are not utilizing an integrated platform that combines practice management, business intelligence, and revenue cycle management. The lack of an integrated platform leaves them ill-equipped to address the multitude of rapidly growing industry challenges.

Shift in Focus to Preventive Care. In an effort to avoid the negative health effects and increased costs associated with undetected and untreated chronic conditions, the Affordable Care Act requires most health insurance plans to provide co-payment and deductible-free coverage for preventive health services, such as annual well visits. Many believe that this shift in focus will, in the long-term, reduce costs and improve patient health.

Inaccessibility of Critical Data. To thrive in the emerging healthcare landscape, healthcare practices need timely information, such as health insurance plan eligibility and coverage details, provider performance and productivity data and clinical and reimbursement benchmarking. However, we believe that most small and medium size practices do not have access to this type of real-time data, business intelligence and analytical tools and thus struggle to efficiently operate their practices and make optimal decisions.

Competition

The market for practice management, EHR and RCM information solutions and related services is highly competitive, and we expect competition to increase in the future. We face competition from other providers of both integrated and stand-alone practice management, EHR and RCM solutions, including competitors who utilize a web-based platform and providers of locally installed software systems. Our competitors include larger healthcare IT companies, such as athenahealth, Inc., Allscripts Healthcare Solutions, Inc. and Greenway Medical Technologies, Inc.

Our Solution

We believe that our fully integrated solutions uniquely address the challenges in the industry, including those presented by the Affordable Care Act. Our solutions dramatically simplify the complexities inherent in the reimbursement process and thereby deliver objectively superior results, such as reduced claim denial rates, improved customer days in accounts receivable, reduced patient no-shows, increased well visit encounters and reimbursement. Our solutions empower our customers with the real-time data they need to be efficient and make better decisions, such as real-time insurance eligibility and deductible details, provider productivity details and payer benchmarking.

Our fully integrated suite of technology and business service solutions is designed to enable healthcare practices to thrive in the midst of a rapidly changing environment in which managing reimbursement, clinical workflows and day-to-day administrative tasks is becoming increasingly complex, costly and time-consuming. Moreover, the standard offering fee for our complete, integrated, end-to-end solution is among the lowest in the industry and it is based on a percentage of our clients’ revenues, thereby aligning our interest.

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Our Business Strategy

Our objective is to become the leading provider of integrated, end-to-end software and business service solutions to healthcare providers practicing in an ambulatory setting. To achieve this objective, we employ the following strategies:

•	Provide comprehensive practice management, electronic health records, revenue cycle management and mobile health solutions to small and medium size healthcare practices. We believe that physician practices are in need of an integrated, end-to-end solution, such as the solution that MTBC provides, to manage the different facets of their businesses, from clinical documentation to claim submission and financial reporting.

•	Provide exceptional customer service. We realize that our success is tied directly to our customers’ success. Accordingly, a substantial portion of our highly trained and educated workforce is devoted to customer service activities.

•	Leverage significant cost advantages provided by our skilled offshore workforce. Our business model includes our web-based software and a cost-effective offshore workforce based in Pakistan, where labor costs are half of India. We have approximately 20 offshore employees for each U.S. employee. We believe that this operating model provides us with significant cost advantages compared to other revenue cycle management companies and it allows us to significantly reduce the operational costs of the companies we acquire.

•	Pursue strategic acquisitions. Approximately 66% of our current medical billing customer practices, representing approximately 76% of our Q1 2015 revenue, were obtained through strategic transactions with revenue cycle management companies including the Acquired Businesses. With most of our acquisition transactions, our goal is to retain the acquired customers over the long-term and migrate those customers to our platform soon after closing. Following the three acquisitions completed on July 28, 2014, we successfully migrated 87% of acquired customers to PracticePro by March 31, 2015, and retained 83% of acquired customers from the acquisition date through March 31, 2015.

•	Leverage strategic partnerships. A portion of our current customers were initially referred to MTBC by one of our existing or former channel partners. We recently entered into new channel partnership agreements with various industry-leading vendors, including another leading electronic health records vendor. We have also signed two revenue sharing arrangements with small medical billing companies, where we take over servicing their clients and pay the partner a percent of the cash we collect. In conjunction with these partnerships, we help ‘round-out’ our partners’ service offerings, while receiving referrals and sharing a portion of our revenues with these partners.

Our Service Offerings

We offer a suite of fully-integrated, web-based SaaS platform and business services designed for healthcare providers. Our products and services offer healthcare providers a unified solution designed to meet the healthcare industry’s demand for the delivery of cost-efficient, quality care with measureable outcomes. The four primary components of our proprietary web-based suite of services are: (i) practice management applications, (ii) a certified electronic health records solution, (iii) revenue cycle management services and (iv) mobile health applications.

Our flagship product, PracticePro, provides our clients with a seamlessly-integrated, end-to-end solution. Our web-based electronic health records are also available to customers as a standalone product. We regularly update our software platform with the goal of staying on the leading edge of industry developments, payer reimbursements trends and new regulations.

Web-based Practice Management Application

Our proprietary, web-based practice management application automates the labor-intensive workflow of a medical office in a unified and streamlined SaaS platform. The various functions of the platform collectively support the entire workflow of the day-to-day operations of a medical office in an intuitive and user-friendly format. For example, our platform provides office staff with real-time insurance details to allow them to more efficiently collect patient payments; its automated appointment reminders reduce patient no-show rates, and scheduling functionality results in increased reimbursable patient well visit appointments. A simple, individual and secure login to our web-based platform gives physicians, other healthcare providers and staff members’ access to a vast array of real time practice management data which they can access at the office or from any other location where they can access the Internet. Users can customize the “Practice Dashboard” to display only the most useful and relevant information needed to carry out their particular functions. We believe that this streamlined and centralized automated workflow allows providers to focus on delivering quality patient care rather than office administration.

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Web-based Electronic Health Records

Our web-based electronic health records solution is one of the approximately 300 unique ambulatory electronic health record products that, as of February 2015, has received 2014 Edition ONC-ACB certification as a Complete Ambulatory electronic health records solution. Moreover, in a previous study, KLAS, a leading independent industry assessor of healthcare information technology products, issued its annual electronic health records ranking and MTBC placed number five in our target market, which is healthcare practices with one to ten providers, outperforming most leading electronic health records. A healthcare provider can use our solution to demonstrate “meaningful use” under federal law to earn incentives and avoid penalties. Our web-based electronic health records allow a provider to view all patient information in one online location, thus avoiding the need for numerous paper-based charts and records for each patient. Utilizing our web-based electronic health records solution, providers can track patients from their initial appointments; chart clinical data, history, and other personal information; enter and submit claims for medical services; and review and respond to queries for additional information regarding the billing process. Additionally, the electronic health record software delivers a robust document management system to enable providers to transition to paperless environments. The document management function makes available electronic connectivity between practitioners and patients, thereby streamlining patient care coordination and communications.

Revenue Cycle Management and other Technology-driven Business Services

Our proprietary revenue cycle management offering is designed to improve the medical billing reimbursement process, allowing healthcare providers to accelerate and increase collections, reduce errors in claim submission and streamline workflow to free up practitioners to focus on patient care. Customers using PracticePro generally see an improvement in their collections, as illustrated by the following metrics for the twelve months ended March 31, 2015:

•	Our first pass acceptance rate is 97%.
•	Our first pass resolution rate is 95%.
•	Our clients’ median days in accounts receivable is 36 days for primary care and 39 days for combined specialties.

These rates are among the most competitive in the industry and compare favorably with the published performance of our largest competitor, among others. Our revenue cycle management service employs a proprietary rules-based system designed and constantly updated by our knowledgeable workforce, who screens and scrubs claims prior to submission for payment.

Mobile Health Solutions

The functionality of our cloud-based platform is extended to mobile devices through our integrated suite of mobile health applications. These mobile health applications include physician end-user tools that support, among other things, electronic prescribing, the capture of billing charges in the current medical coding formats, and the creation and secure transfer of clinical audio notes that are converted into text and billing charges. We also offer iCheckIn, a patient check-in app for iOS and Android-based tablet devices. Our patient applications allow patients to access their medical information, securely communicate with their doctors’ office, schedule appointments, request prescription refills, pay balances and check-in for office appointments.

Clearinghouse

In conjunction with an acquisition, we recently launched a standalone insurance clearinghouse service, which includes electronic claim submissions and payment remittances, insurance eligibility verification, electronic data interchange (EDI) services and related solutions for healthcare providers and industry vendors throughout the country. Our clearinghouse division presently serves more than 2,000 healthcare providers. We expect that the clearinghouse division client base will present a significant opportunity for potential cross-selling to PracticePro and similar solutions.

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Voting Rights of Our Directors, Executive Officers, and Principal Stockholders

The directors and executive officers currently hold 44.4% of both the shares of our common stock and voting power of our common stock and have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our company. In addition, 9.5% of the shares and voting power of our common stock are held by the former shareholders of Omni, one of the Acquired Businesses.

Corporate Information

We were incorporated in Delaware on September 28, 2001 under the name Medical Transcription Billing, Corp. Our principal executive offices are located at 7 Clyde Road, Somerset, New Jersey 08873, and our telephone number is (732) 873-5133. Our website address is www.mtbc.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

MTBC, MTBC.com and A Unique Healthcare IT Company, and other trademarks and service marks of MTBC appearing in this prospectus are the property of MTBC. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of the last day of the fiscal year following the fifth anniversary of the completion of this offering, the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, the date on which we are deemed to be a large accelerated filer (this means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year), or the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	We present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations.

•	We avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

•	We provide less extensive disclosure about our executive compensation arrangements.

•	We do not require shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.

However, we chose to “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards.

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Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference into this prospectus. The risks and uncertainties described in this prospectus are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference into this prospectus actually occurs, then our business, results of operations and financial condition could be adversely affected in a material way. This could cause the market price of the Series A Preferred Stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to this Offering and Ownership of Shares of Our Series A Preferred Stock

The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. Also, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series A Preferred Stock. At March 31, 2015, our total liabilities (excluding contingent consideration, which is not payable in cash) equaled approximately $7.2 million.

Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series A Preferred Stock. Also, future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series A Preferred Stock will bear the risk of our future offerings, which may reduce the market price of the Series A Preferred Stock and will dilute the value of their holdings in us.

There is no existing market for our Series A Preferred Stock and a trading market that will provide you with adequate liquidity may not develop for our Series A Preferred Stock.

The Series A Preferred Stock is a new issue of securities and currently no market exists for the Series A Preferred Stock. We have filed an application to list the Series A Preferred Stock on the NASDAQ. However, we cannot assure you that the Series A Preferred Stock will be approved for listing on the NASDAQ. Even if so approved, a trading market for the Series A Preferred Stock may never develop or, even if one develops, may not be maintained and may not provide you with adequate liquidity. The liquidity of any market for the Series A Preferred Stock that may develop will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market in our Series A Preferred Stock, or how liquid that market might be. If an active market does not develop, you may have difficulty selling your shares of our Series A Preferred Stock. The price of our Series A Preferred Stock was determined by the negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following the completion of this offering.

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We may issue additional shares of Series A Preferred Stock and additional series of preferred stock that rank on parity with the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred stock that would rank equally to or above the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our articles of incorporation and the articles of amendment relating to the Series A Preferred Stock without any vote of the holders of the Series A Preferred Stock. The issuance of additional shares of Series A Preferred Stock and additional series of preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes or series of stock with equal priority with respect to dividends.

Also, although holders of Series A Preferred Stock are entitled to limited voting rights, as described in “Description of the Series A Preferred Stock—Voting Rights,” with respect to the circumstances under which the holders of Series A Preferred Stock are entitled to vote, the Series A Preferred Stock will vote separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series A Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of senior or pari passu preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Market interest rates may materially and adversely affect the value of the Series A Preferred Stock.

One of the factors that will influence the price of the Series A Preferred Stock will be the dividend yield on the Series A Preferred Stock (as a percentage of the market price of the Series A Preferred Stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Stock to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series A Preferred Stock to materially decrease.

We may not be able to pay dividends on the Series A Preferred Stock.

Our ability to pay cash dividends on the Series A Preferred Stock will require us to have either net profits or positive net assets (total assets less total liabilities) over our capital, and to be able to pay our debts as they become due in the usual course of business.

Further, notwithstanding these factors, we may not have sufficient cash to pay dividends on the Series A Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus or documents incorporated by reference in this prospectus, were to occur. Also, payment of our dividends depends upon our financial condition and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock, if any, and preferred stock, including the Series A Preferred Stock to pay our indebtedness or to fund our other liquidity needs.

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A Preferred Stock might decline.

Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of our Series A Preferred Stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict and our income and cash flow may fluctuate significantly from period to period, which may impact our board of directors’ willingness or legal ability to declare a monthly dividend. If our operating results fall below the expectations of investors or securities analysts, the price of our Series A Preferred Stock could decline substantially. Specific factors that may cause fluctuations in our operating results include:

•	demand and pricing for our products and services;

•	government or commercial healthcare reimbursement policies;

•	physician and patient acceptance of any of our current or future products;

•	introduction of competing products;

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•	our operating expenses which fluctuate due to growth of our business;

•	timing and size of any new product or technology acquisitions we may complete; and

•	variable sales cycle and implementation periods for our products and services.

Our Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Stock. Also, we may elect in the future to obtain a rating for the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Stock.

We may redeem the Series A Preferred Stock.

On or after ________, 2020, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem the Series A Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on the Series A Preferred Stock. If we redeem the Series A Preferred Stock, then from and after the redemption date, your dividends will cease to accrue on your shares of Series A Preferred Stock, your shares of Series A Preferred Stock shall no longer be deemed outstanding and all your rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

The market price of the Series A Preferred Stock could be substantially affected by various factors.

The market price of the Series A Preferred Stock depends on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

•	trading prices of similar securities;

•	our history of timely dividend payments;

•	the annual yield from dividends on the Series A Preferred Stock as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	the financial condition, performance and prospects of us and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

•	our issuance of additional preferred equity or debt securities; and

•	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

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As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Stock will be limited. Our shares of common stock are the only class of our securities that carry full voting rights, and Mahmud Haq, our Chief Executive Officer, beneficially owns 43.6% of our outstanding shares of common stock. As a result, Mr. Haq exercises a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management, and will make the approval of certain transactions difficult or impossible without his support, which in turn could reduce the price of our Series A Preferred Stock.

Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights, two additional directors to our board of directors, subject to limitations described in the section entitled “Description of the Series A Preferred Stock—Voting Rights,” in the event that eighteen monthly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our articles of incorporation or articles of amendment relating to the Series A Preferred Stock that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described in this prospectus and except to the extent required by law, holders of Series A Preferred Stock do not have any voting rights. Please see the section entitled “Description of the Series A Preferred Stock—Voting Rights.”

If our common stock is delisted, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.

The Series A Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from the Nasdaq Capital Market. Since the Series A Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series A Preferred Stock and receive stated dividends on the Series A Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. Also, if our common stock is delisted from the Nasdaq Capital Market, it is likely that the Series A Preferred Stock will be delisted from the Nasdaq Capital Market as well. Accordingly, if our common stock is delisted from the Nasdaq Capital Market, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.

We will have broad discretion in using the proceeds of this offering, and we may not effectively spend the proceeds.

We intend to use a portion of the net proceeds of this offering to fund acquisitions and initiatives to drive additional growth. We will use the balance for working capital and general corporate purposes, which may include, developing new products and services, and funding capital expenditures and investments, as well as to pay down existing indebtedness. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

The Series A Preferred Stock is not convertible, and investors will not realize a corresponding upside if the price of the common stock increases.

The Series A Preferred Stock is not convertible into the common stock and earns dividends at a fixed rate. Accordingly, an increase in market price of our common stock will not necessarily result in an increase in the market price of our Series A Preferred Stock. The market value of the Series A Preferred Stock may depend more on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series A Preferred Stock.

Provisions of Delaware law, of our amended and restated charter and amended and restated bylaws may make a takeover more difficult, which could cause our stock price to decline.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. We have a staggered board of directors that makes it difficult for stockholders to change the composition of the board of directors in any one year. Further, our amended and restated certificate of incorporation provides for the removal of a director only for cause upon the affirmative vote of the holders of at least 50.1% of the outstanding shares entitled to cast their vote for the election of directors, which may discourage a third party from making a tender offer or otherwise attempting to obtain control of us. These and other anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors. Such provisions may also limit the price that investors might be willing to pay for shares of our Series A Preferred Stock in the future.

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Complying with the laws and regulations affecting public companies will increase our costs and the demands on management and could harm our operating results.

As a public company and particularly after we cease to be an “emerging growth company,” we continue to incur significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and the NASDAQ Stock Market impose various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal, accounting, and financial compliance costs and have made and will continue to make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or to incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. In particular, beginning with the current year ending December 31, 2015, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. As an “emerging growth company” we will elect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. However, we may no longer avail ourselves of this exemption when we cease to be an “emerging growth company” and, when our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies additional deficiencies in our internal control over financial reporting that are deemed to be additional material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Furthermore, investor perceptions of our Company may suffer if further deficiencies are found, and this could cause a decline in the market price of our common and preferred stock. Irrespective of compliance with Section 404, any failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting, or financial results and could result in an adverse opinion on internal control from our independent registered public accounting firm.

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Series A Preferred Stock less attractive to investors.

We are and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our IPO (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, will therefore be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

We cannot predict if investors will find our Series A Preferred Stock less attractive because we rely on some of the exemptions available to us under the JOBS Act. If some investors find our Series A Preferred Stock less attractive as a result, there may be a less active trading market for our Series A Preferred Stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Risks Related to Our Acquisition Strategy

If we do not manage our growth effectively, our revenue, business and operating results may be harmed.

Our strategy is to expand through the acquisition of additional RCM companies and organic growth. Since 2006, we have acquired eleven RCM companies and entered into agreements with four additional RCM companies under which we service all of their customers. Our future acquisitions may require greater than anticipated investment of operational and financial resources as we seek to migrate customers of these companies to PracticePro. Acquisitions may also require the integration of different software and services, assimilation of new employees, diversion of management and IT resources, increases in administrative costs and other additional costs associated with any debt or equity financings undertaken in connection with such acquisitions. We cannot assure you that any acquisition we undertake will be successful. Future growth will also place additional demands on our customer support, sales, and marketing resources, and may require us to hire and train additional employees. We will need to expand and upgrade our systems and infrastructure to accommodate our growth. The failure to manage our growth effectively will materially and adversely affect our business.

In prior acquisitions, we have encountered difficulties in retaining all the customers we acquired, which has resulted in a decrease in our revenues and operating results. Similarly, we may be unable to retain customers of the Acquired Businesses following their acquisition, which may likewise result in a decrease in our revenues and operating results.

Customers of the businesses we acquire usually have the right to terminate their practice management, EHR and RCM contracts for any reason at any time upon notice of 90 days or less. These customers may elect to terminate their contracts as a result of our acquisition or choose not to renew their contracts upon expiration. In the past, our failure to retain acquired customers has resulted in decreases in our revenues. The customers of the five businesses we acquired in 2012 and 2013 generated a total of approximately $1.3 million of revenue per quarter at the time of their acquisition. On average, this amount decreased by 22% one year after each acquisition occurred. The three Acquired Businesses generated a total of approximately $5.1 million of revenue per quarter before their acquisition. This amount decreased by 26% in the quarter ended March 31, 2015. For CastleRock, in part due to prohibited competitive activities of a selling stockholder which we later resolved through a mutually satisfactory settlement, this decrease was 38%, and the revenue of other two Acquired Businesses decreased by 22%.

A year or more after an acquisition, client retention is typically related more to our customer service than to the means of acquisition. Our renewal rate for 2014 and 2013 was 85% each year. Our inability to retain customers of the businesses we acquire could adversely impact our ability to benefit from those acquisitions and increase our future revenues and operating income.

We may be unable to negotiate favorable prices for the RCM companies we acquire.

Our purchase prices for the Acquired Businesses took into account the uncertainty and time required for the closing of our public offering. In the future, our acquisition strategy and the consideration we pay for potential targets will be influenced by many factors, including the market demand for our securities and the condition of the healthcare industry in general. There can be no assurance that we will be able to negotiate and acquire medical billing companies on such favorable financial terms as those ultimately accepted by the Acquired Businesses, or that we will not be required to pay a premium for a desired acquisition opportunity.

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We may be unable to implement our strategy of acquiring additional RCM companies due to competition.

We have no understanding or commitments with respect to any other acquisition as of the date of this prospectus. Although we expect that one or more acquisition opportunities will become available in the future, we may not be able to acquire any additional RCM companies at all or on terms favorable to us. Certain of our larger, better capitalized competitors may seek to acquire some of the RCM companies we may be interested in. Competition for acquisitions would likely increase acquisition prices and result in us having fewer acquisition opportunities.

Acquisitions may subject us to additional unknown risks which may affect our customer retention and cause a reduction in our revenues.

In completing any future acquisitions, we will rely upon the representations and warranties and indemnities made by the sellers with respect to each acquisition as well as our own due diligence investigation. We cannot assure you that such representations and warranties will be true and correct or that our due diligence will uncover all materially adverse facts relating to the operations and financial condition of the acquired companies or their customers. To the extent that we are required to pay for obligations of an acquired company, or if material misrepresentations exist, we may not realize the expected benefit from such acquisition and we will have overpaid in cash and/or stock for the value received in that acquisition.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Future acquisitions may result in dilutive issuances of equity securities, the incurrence of debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations.

We structure our acquisitions as asset purchases, which may limit the ability of some of the acquired assets to be transferred to us due to contractual provisions restricting the assignment of assets, and subjects us to the risk that creditors of the seller may seek payment from us of liabilities retained by the sellers or challenge these transactions.

Our acquisitions are typically structured as the purchase of assets, primarily consisting of medical billing contracts with healthcare providers. This structure may limit the transferability of some of the acquired assets, including contracts that have contractual provisions limiting their assignment. In our prior acquisitions, substantially all of the medical billing contracts we acquired did not have restrictions on their assignment to us. However, other medical billing contracts we may seek to acquire in the future may be subject to these restrictions. Furthermore, certain software and vendor contracts which we may seek to acquire for use during the transition period following our acquisitions may not be assignable to us, which may disrupt the operations of the acquired customers. Moreover, even those that are assignable may be terminable by either party upon little or no notice.

Furthermore, creditors of a seller from whom we acquire assets could challenge the acquisition as a fraudulent transfer under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer laws. In general, a transfer of assets can be found to be fraudulent and avoided if a court determines that the transferor, at the time of the asset transfer (i) delivered such assets with the intent to hinder, delay or defraud its existing or future creditors or (ii) received less than reasonably equivalent value and the transferor was insolvent at the time of the transfer or was rendered insolvent as a result of the transfer. If a court determines that any of our acquisitions constitutes a fraudulent transfer, the court could order us to return to the transferor or its creditors the acquired assets, their value, or payments received by us on account of such assets.

Risks Related to Our Business

We operate in a highly competitive industry, and our competitors may be able to compete more efficiently or evolve more rapidly than we do, which could have a material adverse effect on our business, revenue, growth rates and market share.

The market for practice management, EHR and RCM information solutions and related services is highly competitive, and we expect competition to increase in the future. We face competition from other providers of both integrated and stand-alone practice management, EHR and RCM solutions, including competitors who utilize a web-based platform and providers of locally installed software systems. Our competitors include larger healthcare IT companies, such as athenahealth, Inc., Allscripts Healthcare Solutions, Inc. and Greenway Medical Technologies, Inc., all of which may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, regulations or customer needs and requirements. Many of our competitors have longer operating histories, greater brand recognition and greater financial, marketing and other resources than us. We also compete with various regional RCM companies, some of which may continue to consolidate and expand into broader markets. We expect that competition will continue to increase as a result of incentives provided by the HITECH Act, and consolidation in both the information technology and healthcare industries. Competitors may introduce products or services that render our products or services obsolete or less marketable. Even if our products and services are more effective than the offerings of our competitors, current or potential customers might prefer competitive products or services to our products and services. In addition, our competitive edge could be diminished or completely lost if our competition develops similar offshore operations in Pakistan or other countries, such as India and the Philippines, where labor costs are lower than those in the U.S. (although higher than in Pakistan). Pricing pressures could negatively impact our margins, growth rate and market share.

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If we are unable to successfully introduce new products or services or fail to keep pace with advances in technology, we would not be able to maintain our customers or grow our business which will have a material adverse effect on our business.

Our business depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services accordingly. If we cannot adapt to changing technologies and industry standards and meet the requirements of our customers, our products and services may become obsolete, and our business would suffer. Because both the healthcare industry and the healthcare IT technology market are constantly evolving, our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our customers, respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis, educate our customers to adopt these new technologies, and successfully assist them in transitioning to our new products and services. The development of our proprietary technology entails significant technical and business risks. We may not be successful in developing, using, marketing, selling, or maintaining new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business and reputation could suffer. We may not be able to introduce new products or services on schedule, or at all, or such products or services may not achieve market acceptance. A failure by us to introduce new products or to introduce these products on schedule could cause us to not only lose our current customers but to fail to grow our business by attracting new customers.

The continued success of our business model is heavily dependent upon our operations in Pakistan, and any disruption to those operations will adversely affect us.

The majority of our operations, including the development and maintenance of our Web-based platform, our customer support services and a substantial portion of our sales and marketing efforts, are performed by our highly educated workforce of more than 1,900 employees in Pakistan, which has experienced, and continues to experience, political and social unrest and acts of terrorism. Conditions in Pakistan may further deteriorate following the planned withdrawal of U.S. armed forces from neighboring Afghanistan. The performance of our operations in Pakistan, and our ability to maintain our offshore offices, is an essential element of our business model, as the labor costs in Pakistan are substantially lower than the cost of comparable labor in India, the United States and other countries, and allows us to competitively price our products and services. Our competitive advantage will be greatly diminished and may disappear altogether if our operations in Pakistan are negatively impacted. Our operations in Pakistan may be negatively impacted by any number of factors, including political unrest; social unrest; terrorism; war; failure of the Pakistani power grid, which is subject to frequent outages; vandalism; currency fluctuations; changes to the law of Pakistan, the United States or any of the states in which we do business; or increases in the cost of labor and supplies in Pakistan. Our operations in Pakistan may also be affected by trade restrictions, such as tariffs or other trade controls. If we are unable to continue to leverage the skills and experience of our highly educated workforce in Pakistan, we may be unable to provide our products and services at attractive prices, and our business would be materially and negatively impacted or discontinued.

Our offshore operations expose us to additional business and financial risks which could subject us to civil and criminal liability.

The risks and challenges associated with our operations outside the United States include laws and business practices favoring local competitors; compliance with multiple, conflicting and changing governmental laws and regulations, including employment and tax laws and regulations; and fluctuations in foreign currency exchange rates. Foreign operations subject us to numerous stringent U.S. and foreign laws, including the Foreign Corrupt Practices Act, or FCPA, and comparable foreign laws and regulations that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. Safeguards we implement to discourage these practices may prove to be less than effective and violations of the FCPA and other laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, including class action lawsuits and enforcement actions from the SEC, Department of Justice and overseas regulators.

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Government programs in the United States initiated to accelerate the adoption and utilization of EHR solutions may not be effective in changing the behavior of providers or may not be fully implemented or fully funded by the government, which could cause a lack of demand for our products and services.

While government programs have been initiated to improve the efficiency and quality of the healthcare sector, these programs may not be fully implemented or fully funded and there is no guarantee that our customers will receive any of these funds. Providers may also be slow to adopt EHR solutions in response to these government programs, may not select our products and services, or may decide not to implement an EHR system at all. Adoption of EHR technology imposes increased costs on providers and requires providers to spend time becoming familiar with its use. Any delay in the purchase of our EHR solutions and services in response to government programs, or the failure of providers to purchase an EHR solution, could have an adverse effect on our ability to grow our business. It is also possible that Congress could repeal or not fund the HITECH Act as originally planned or otherwise amend it in a manner that would have an adverse effect on our business.

Changes in the healthcare industry could affect the demand for our services and may result in a decrease in our revenues and market share.

As the healthcare industry evolves, changes in our customer base may reduce the demand for our services, result in the termination of existing contracts, and make it more difficult to negotiate new contracts on terms that are acceptable to us. For example, the current trend toward consolidation of healthcare providers may cause our existing customer contracts to terminate as independent practices are merged into hospital systems or other healthcare organizations. Such larger healthcare organizations may have their own practice management, EHR and RCM solutions, reducing demand for our services. If this trend continues, we cannot assure you that we will be able to continue to maintain or expand our customer base, negotiate contracts with acceptable terms, or maintain our current pricing structure, which would result in a decrease in our revenues and market share.

If providers do not purchase our products and services or delay in choosing our products or services, we may not be able to grow our business.

Our business model depends on our ability to sell our products and services. Acceptance of our products and services may require providers to adopt different behavior patterns and new methods of conducting business and exchanging information. Providers may not integrate our products and services into their workflow and may not accept our solutions and services as a replacement for traditional methods of practicing medicine. Providers may also choose to buy our competitors’ products and services instead of ours. Achieving market acceptance for our solutions and services will continue to require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by providers. If providers fail to broadly accept our products and services, our business, financial condition and results of operations will be adversely affected.

If the revenues of our customers decrease, or if our customers cancel or elect not to renew their contracts, our revenue will decrease.

Under most of our customer contracts, we base our charges on a percentage of the revenue that our customer collects through the use of our services. Many factors may lead to decreases in customer revenue, including:

•	reduction of customer revenue resulting from increased competition or other changes in the marketplace for physician services;

•	failure of our customers to adopt or maintain effective business practices;

•	actions by third-party payers of medical claims to reduce reimbursement;

•	government regulations and government or other payer actions or inaction reducing or delaying reimbursement;

•	interruption of customer access to our system; and

•	our failure to provide services in a timely or high-quality manner.

The current economic situation may give rise to several of these factors. For example, patients who have lost health insurance coverage due to unemployment or who face increased deductibles imposed by financially struggling employers or insurers could reduce the number of visits those patients make to our customers. Patients without health insurance or with reduced coverage may also default on their payment obligations at a higher rate than patients with coverage. Added financial stress on our customers could lead to their acquisition or bankruptcy, which could cause the termination of some of our service relationships. With a reduction in tax revenue, state and federal government healthcare programs, including reimbursement programs such as Medicaid, may be reduced or eliminated, which could negatively impact the payments that our customers receive. If our customers’ revenues decrease for any of the above or other reasons, or if our customers cancel or elect not to renew their contracts with us, our revenue will decrease.

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We have incurred recent operating losses and net losses, and we may not be able to achieve or subsequently maintain profitability in the future.

Although we generated net income of $117,000 for the year ended December 31, 2012, we generated net losses of $178,000 and $4.5 million for the years ended December 31, 2013 and December 31, 2014, respectively, and $1.2 million for the three months ended March 31, 2015. Our net losses for the year ended December 31, 2014 and the three months ended March 31, 2015 include $2.5 million and $1.1 million of amortization of purchased intangible assets, respectively.

We may not succeed in achieving the efficiencies we anticipated from the Acquired Businesses, including moving sufficient labor to our offshore subsidiary to offset increased costs resulting from these acquisitions, which includes approximately $3.5 million in annual amortization expense associated with approximately $11 million of intangible assets from acquisitions, and we may continue to incur losses in future periods. Furthermore, because we acquired three Acquired Businesses with nine separate offices simultaneously, we expect that the pace of cost reductions will be slower as compared to cost reductions we effected in the past. We expect to incur operating expenses associated with our recent status as a public company and we intend to continue to increase our operating expenses as we grow our business. We also expect to continue to make investments in our proprietary technology, sales and marketing, infrastructure, facilities and other resources as we seek to grow, thereby incurring additional costs. If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur losses in the future and may not be able to achieve or maintain profitability.

As a result of our variable sales and implementation cycles, we may be unable to recognize revenue from prospective customers on a timely basis and we may not be able to offset expenditures.

The sales cycle for our services can be variable, typically ranging from two to four months from initial contact with a potential customer to contract execution, although this period can be substantially longer. During the sales cycle, we expend time and resources in an attempt to obtain a customer without recognizing revenue from that customer to offset such expenditures. Our implementation cycle is also variable, typically ranging from two to four months from contract execution to completion of implementation. Each customer’s situation is different, and unanticipated difficulties and delays may arise as a result of a failure by us or by the customer to meet our respective implementation responsibilities. During the implementation cycle, we expend substantial time, effort, and financial resources implementing our services without recognizing revenue. Even following implementation, there can be no assurance that we will recognize revenue on a timely basis or at all from our efforts. In addition, cancellation of any implementation after it has begun may involve loss to us of time, effort, and expenses invested in the canceled implementation process, and lost opportunity for implementing paying customers in that same period of time.

If we are unable to complete this offering in a timely manner, we may need additional capital to continue as a going concern, and we will need additional capital to grow our business. Even if we do complete this offering in a timely manner, we may still need additional capital to support our operations and the growth of our business. We cannot be certain that this additional capital will be available on reasonable terms when required, or at all.

Our ability to continue as a going concern is dependent on our ability to generate sufficient cash from operations to meet our cash needs and to raise funds to finance ongoing operations and repay debt. We have a fully drawn $3.0 million line of credit which renews annually and currently expires in November 2015. If this offering is not completed and our line of credit is not renewed, we would need to obtain additional financing to repay the line and fund our business.

Although we expect that the proceeds of this offering will provide us with sufficient funding to continue as a going concern for the foreseeable future, in order for us to grow and successfully execute our business plan, we may require additional financing which may not be available or may not be available on acceptable terms. Failure to obtain financing when needed may have a material adverse effect on our financial position. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support the operation or growth of our business could be significantly impaired and our operating results may be harmed.

If we are required to collect sales and use taxes on the products and services we sell in certain jurisdictions, we may be subject to liability for past sales and incur additional related costs and expenses, and our future sales may decrease.

We may lose sales or incur significant expenses should states be successful in imposing state sales and use taxes on our products and services. A successful assertion by one or more states that we should collect sales or other taxes on the sale of our products and services that we are currently not collecting could result in substantial tax liabilities for past sales, decrease our ability to compete with healthcare IT vendors subject to sales and use taxes, and otherwise harm our business. Each state has different rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. We review these rules and regulations periodically and, when we believe that our products or services are subject to sales and use taxes in a particular state, we voluntarily approach state tax authorities in order to determine how to comply with their rules and regulations. We cannot assure you that we will not be subject to sales and use taxes or related penalties for past sales in states where we believe no compliance is necessary.

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Vendors of products and services like us are typically held responsible by taxing authorities for the collection and payment of any applicable sales and similar taxes. If one or more taxing authorities determines that taxes should have, but have not, been paid with respect to our products or services, we may be liable for past taxes in addition to taxes going forward. Liability for past taxes may also include very substantial interest and penalty charges. Nevertheless, customers may be reluctant to pay back taxes and may refuse responsibility for interest or penalties associated with those taxes. If we are required to collect and pay back taxes and the associated interest and penalties, and if our customers fail or refuse to reimburse us for all or a portion of these amounts, we will have incurred unplanned expenses that may be substantial. Moreover, imposition of such taxes on our products and services going forward will effectively increase the cost of those products and services to our customers and may adversely affect our ability to retain existing customers or to gain new customers in the states in which such taxes are imposed.

We may also become subject to tax audits or similar procedures in states where we already pay sales and use taxes. The incurrence of additional accounting and legal costs and related expenses in connection with, and the assessment of, taxes, interest, and penalties as a result of audits, litigation, or otherwise could be materially adverse to our current and future results of operations and financial condition.

If we lose the services of Mahmud Haq or other members of our management team, or if we are unable to attract, hire, integrate and retain other necessary employees, our business would be harmed.

Our future success depends in part on our ability to attract, hire, integrate and retain the members of our management team and other qualified personnel. In particular, we are dependent on the services of Mahmud Haq, our founder, principal stockholder and Chief Executive Officer, who among other things, is instrumental in managing our offshore operations in Pakistan and coordinating those operations with our U.S. activities. The loss of Mr. Haq, who would be particularly difficult to replace, could negatively impact our ability to effectively manage our cost-effective workforce in Pakistan, which enables us to provide our products and solutions at attractive prices. Our future success also depends on the continued contributions of our other executive officers and certain key employees, each of whom may be difficult to replace, and upon our ability to attract and retain additional management personnel. Competition for such personnel is intense, and we compete for qualified personnel with other employers. We may face difficulty identifying and hiring qualified personnel at compensation levels consistent with our existing compensation and salary structure. If we fail to retain our employees, we could incur significant expenses in hiring, integrating and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business.

We may be unable to adequately establish, protect or enforce our intellectual property rights.

Our success depends in part upon our ability to establish, protect and enforce our intellectual property and other proprietary rights. If we fail to establish, protect or enforce our intellectual property rights, we may lose an important advantage in the market in which we compete. We rely on a combination of trademark, copyright and trade secret law and contractual obligations to protect our key intellectual property rights, all of which provide only limited protection. Our intellectual property rights may not be sufficient to help us maintain our position in the market and our competitive advantages.

We have no patents pending and none issued, and primarily rely on trade secrets to protect our proprietary technology. Trade secrets may not be protectable if not properly kept confidential. We strive to enter into non-disclosure agreements with our employees, customers, contractors and business partners to limit access to and disclosure of our proprietary information. However, the steps we have taken may not be sufficient to prevent unauthorized use of our technology, and adequate remedies may not be available in the event of unauthorized use or disclosure of our trade secrets and proprietary technology. Moreover, others may reverse engineer or independently develop technologies that are competitive to ours or infringe our intellectual property.

Accordingly, despite our efforts, we may be unable to prevent third-parties from using our intellectual property for their competitive advantage. Any such use could have a material adverse effect on our business, results of operations and financial condition. Monitoring unauthorized uses of and enforcing our intellectual property rights can be difficult and costly. Legal intellectual property actions are inherently uncertain and may not be successful, and may require a substantial amount of resources and divert our management’s attention.

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Claims by others that we infringe their intellectual property could force us to incur significant costs or revise the way we conduct our business.

Our competitors protect their proprietary rights by means of patents, trade secrets, copyrights, trademarks and other intellectual property. We have not conducted an independent review of patents and other intellectual property issued to third-parties, who may have patents or patent applications relating to our proprietary technology. We may receive letters from third parties alleging, or inquiring about, possible infringement, misappropriation or violation of their intellectual property rights. Any party asserting that we infringe, misappropriate or violate proprietary rights may force us to defend ourselves, and potentially our customers, against the alleged claim. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and/or invalidation of our proprietary rights or interruption or cessation of our operations. Any such claims or lawsuit could:

•	be time-consuming and expensive to defend, whether meritorious or not;

•	require us to stop providing products or services that use the technology that allegedly infringes the other party’s intellectual property;

•	divert the attention of our technical and managerial resources;

•	require us to enter into royalty or licensing agreements with third-parties, which may not be available on terms that we deem acceptable;

•	prevent us from operating all or a portion of our business or force us to redesign our products, services or technology platforms, which could be difficult and expensive and may make the performance or value of our product or service offerings less attractive;

•	subject us to significant liability for damages or result in significant settlement payments; or

•	require us to indemnify our customers.

Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of our confidential information and our involvement in intellectual property litigation could materially adversely affect our business. Some of our competitors may be able to sustain the costs of intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any litigation could significantly harm our relationships with current and prospective customers. Any of the foregoing could disrupt our business and have a material adverse effect on our business, operating results and financial condition.

Current and future litigation against us could be costly and time-consuming to defend and could result in additional liabilities.

We may from time to time be subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes and employment claims made by our current or former employees. Claims may also be asserted by or on behalf of a variety of other parties, including government agencies, patients of our physician clients, or stockholders. Any litigation involving us may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, overall financial condition, and operating results. Insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims, or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our operating results and leading analysts or potential investors to reduce their expectations of our performance resulting in a reduction in the trading price of our stock.

Our proprietary software or service delivery may not operate properly, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business and operating results.

We may encounter human or technical obstacles that prevent our proprietary applications from operating properly. If our applications do not function reliably or fail to achieve customer expectations in terms of performance, customers could assert liability claims against us or attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain customers. We provide a limited warranty, have not paid warranty claims in the past, and do not have a reserve for warranty claims.

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Moreover, information services as complex as those we offer have in the past contained, and may in the future develop or contain, undetected defects or errors. We cannot assure you that material performance problems or defects in our products or services will not arise in the future. Errors may result from receipt, entry, or interpretation of patient information or from interface of our services with legacy systems and data that we did not develop and the function of which is outside of our control. Despite testing, defects or errors may arise in our existing or new software or service processes. Because changes in payer requirements and practices are frequent and sometimes difficult to determine except through trial and error, we are continuously discovering defects and errors in our software and service processes compared against these requirements and practices. These defects and errors and any failure by us to identify and address them could result in loss of revenue or market share, liability to customers or others, failure to achieve market acceptance or expansion, diversion of development resources, injury to our reputation, and increased service and maintenance costs. Defects or errors in our software might discourage existing or potential customers from purchasing our products and services. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect our operating results.

In addition, customers relying on our services to collect, manage, and report clinical, business, and administrative data may have a greater sensitivity to service errors and security vulnerabilities than customers of software products in general. We market and sell services that, among other things, provide information to assist healthcare providers in tracking and treating patients. Any operational delay in or failure of our technology or service processes may result in the disruption of patient care and could cause harm to patients and thereby create unforeseen liabilities for our business.

Our customers or their patients may assert claims against us alleging that they suffered damages due to a defect, error, or other failure of our software or service processes. A product liability claim or errors or omissions claim could subject us to significant legal defense costs and adverse publicity, regardless of the merits or eventual outcome of such a claim.

If our security measures are breached or fail and unauthorized access is obtained to a customer’s data, our service may be perceived as insecure, the attractiveness of our services to current or potential customers may be reduced, and we may incur significant liabilities.

Our services involve the web-based storage and transmission of customers’ proprietary information and patient information, including health, financial, payment and other personal or confidential information. We rely on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information. Because of the sensitivity of this information and due to requirements under applicable laws and regulations, the effectiveness of our security efforts is very important. We maintain servers, which store customers’ data, including patient health records, in the U.S. and Pakistan. We also process, transmit and store some data of our customers on servers and networks that are owned and controlled by third-party contractors and situated in Poland, India and elsewhere. If our security measures are breached or fail as a result of third-party action, acts of terror, social unrest, employee error, malfeasance or for any other reasons, someone may be able to obtain unauthorized access to customer or patient data. Improper activities by third-parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our security systems. Our security measures may not be effective in preventing unauthorized access to the customer and patient data stored on our servers. If a breach of our security occurs, we could face damages for contract breach, penalties for violation of applicable laws or regulations, possible lawsuits by individuals affected by the breach and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of our security, the market perception of the effectiveness of our security measures could be harmed and we could lose current or potential customers.

Our products and services are required to meet the interoperability standards, which could require us to incur substantial additional development costs or result in a decrease in sales.

Our customers and the industry leaders enacting regulatory requirements are concerned with and often require that our products and services be interoperable with other third-party healthcare information technology suppliers. Market forces or regulatory authorities could create software interoperability standards that would apply to our solutions, and if our products and services are not consistent with those standards, we could be forced to incur substantial additional development costs. There currently exists a comprehensive set of criteria for the functionality, interoperability and security of various software modules in the healthcare information technology industry. However, those standards are subject to continuous modification and refinement. Achieving and maintaining compliance with industry interoperability standards and related requirements could result in larger than expected software development expenses and administrative expenses in order to conform to these requirements. These standards and specifications, once finalized, will be subject to interpretation by the entities designated to certify such technology. We will incur increased development costs in delivering solutions if we need to change or enhance our products and services to be in compliance with these varying and evolving standards. If our products and services are not consistent with these evolving standards, our market position and sales could be impaired and we may have to invest significantly in changes to our solutions.

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We rely on Internet search engines to drive traffic to our website, and if we fail to appear high up in the search results, our traffic would decline and our business would be adversely affected.

We depend in part on Internet search engines, such as Google, Bing, and Yahoo! to drive traffic from potential customers to our website. Although we employ search engine optimization techniques in an effort to increase traffic to our website, our ability to maintain high search result rankings is not entirely within our control. Our competitors’ search engine optimization efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If Internet search engines modify their search algorithms in ways that are detrimental to us, or if our competitors’ search engine optimization efforts are more successful than ours, growth in our customer base could slow. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of potential customers directed to our website through search engines could harm our ability to grow our business and increase profitability.

Disruptions in Internet or telecommunication service or damage to our data centers could adversely affect our business by reducing our customers’ confidence in the reliability of our services and products.

Our information technologies and systems are vulnerable to damage or interruption from various causes, including acts of God and other natural disasters, war and acts of terrorism and power losses, computer systems failures, internet and telecommunications or data network failures, operator error, losses of and corruption of data and similar events. Our customers’ data, including patient health records, reside on our own servers located in the U.S. and Pakistan. Although we conduct business continuity planning to protect against fires, floods, other natural disasters and general business interruptions to mitigate the adverse effects of a disruption, relocation or change in operating environment at our data centers, the situations we plan for and the amount of insurance coverage we maintain may not be adequate in any particular case. In addition, the occurrence of any of these events could result in interruptions, delays or cessations in service to our customers. Any of these events could impair or prohibit our ability to provide our services, reduce the attractiveness of our services to current or potential customers and adversely impact our financial condition and results of operations.

In addition, despite the implementation of security measures, our infrastructure, data centers, or systems that we interface with or utilize, including the internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks or other attacks by third-parties seeking to disrupt operations or misappropriate information or similar physical or electronic breaches of security. Any of these can cause system failure, including network, software or hardware failure, which can result in service disruptions. As a result, we may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by such breaches.

We may be subject to liability for the content we provide to our customers and their patients.

We provide content for use by healthcare providers in treating patients. This content includes, among other things, patient education materials, coding and drug databases developed by third-parties, and prepopulated templates providers can use to document visits and record patient health information. If content in the third-party databases we use is incorrect or incomplete, adverse consequences, including death, may occur and give rise to product liability and other claims against us. A court or government agency may take the position that our delivery of health information directly, including through licensed practitioners, or delivery of information by a third-party site that a consumer accesses through our solutions, exposes us to personal injury liability, or other liability for wrongful delivery or handling of healthcare services or erroneous health information. Our liability insurance coverage may not be adequate or continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business. Even unsuccessful claims could result in substantial costs and diversion of management resources.

We are subject to the effect of payer and provider conduct that we cannot control and that could damage our reputation with customers and result in liability claims that increase our expenses.

We offer electronic claims submission services for which we rely on content from customers, payers, and others. While we have implemented features and safeguards designed to maximize the accuracy and completeness of claims content, these features and safeguards may not be sufficient to prevent inaccurate claims data from being submitted to payers. Should inaccurate claims data be submitted to payers, we may experience poor operational results and be subject to liability claims, which could damage our reputation with customers and result in liability claims that increase our expenses.

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Failure by our clients to obtain proper permissions and waivers may result in claims against us or may limit or prevent our use of data, which could harm our business.

Our clients are obligated by applicable law to provide necessary notices and to obtain necessary permission waivers for use and disclosure of the information that we receive. If they do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state or federal privacy laws or other laws. This could impair our functions, processes, and databases that reflect, contain, or are based upon such data and may prevent use of such data. In addition, this could interfere with or prevent creation or use of rules, and analyses or limit other data-driven activities that benefit us. Moreover, we may be subject to claims or liability for use or disclosure of information by reason of lack of valid notice, permission, or waiver. These claims or liabilities could subject us to unexpected costs and adversely affect our operating results.

Our management has identified a material weakness in our internal control over financial reporting.

Our management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act of 1934, as amended) at December 31, 2014 as required by Rules 13a-15(b) and 15d-15(b) under the Exchange Act. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were ineffective at December 31, 2014 due to a material weakness in our internal control over financial reporting. Specifically, our management has identified a material weakness in our internal controls related to the timely and accurate review over our financial closing and reporting process, and the accounting pertaining to certain complex financial transactions. Management’s remediation efforts to date have included the hiring of additional accounting personnel and implementing additional controls and will include upgrading our accounting system with multi-company and multi-currency capabilities, which has already begun. Remediation efforts are expected to continue through 2015 until such time as management is able to conclude that its remediation efforts are operating and effective.

Notwithstanding the foregoing, our management, including our Chief Executive Officer and Chief Financial Officer, has concluded that the consolidated financial statements included in this registration statement present fairly, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States.

We may in the future identify other material weaknesses or significant deficiencies in connection with our internal control over financial reporting. Material weaknesses and significant deficiencies that may be identified in the future will need to be addressed as part of our quarterly and annual evaluations of our internal controls over financial reporting under Sections 302 and 404 of the Sarbanes-Oxley Act. Our annual evaluation will first be required in our 2015 Annual Report on Form 10-K. Any future disclosures of a material weakness, or errors as a result of a material weakness, could result in a negative reaction in the financial markets and a decrease in the price of our Series A Preferred Stock.

We are a party to several related-party agreements with our founder and Chief Executive Officer, Mahmud Haq, which have significant contractual obligations. These agreements were not reviewed by our Audit Committee prior to their adoption and may not reflect terms that would be available from unaffiliated third parties.

Since inception, we have entered into several related-party transactions with our founder and Chief Executive Officer, Mahmud Haq, which subject us to significant contractual obligations. Since our audit committee was not formed until February 14, 2014, these related party transactions were not reviewed by our audit committee prior to their adoption, whose charter prescribes procedures for the review and approval of related party transactions. Although we believe these transactions reflect terms comparable to those that would be available from third parties, and the audit committee has now reviewed these arrangements, the lack of prior review of these transactions by our independent audit committee may have caused us to enter into agreements with Mr. Haq that we may not otherwise have entered into or upon terms less favorable to us than we may have obtained from unaffiliated third parties.

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Regulatory Risks

The healthcare industry is heavily regulated. Our failure to comply with regulatory requirements could create liability for us, result in adverse publicity and negatively affect our business.

The healthcare industry is heavily regulated and is constantly evolving due to the changing political, legislative, regulatory landscape and other factors. Many healthcare laws, including the Affordable Care Act, which was signed into law in March 2010, are complex, and their application to specific services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate or address the services that we provide. Further, healthcare laws differ from state to state and it is difficult to ensure that our business, products and services comply with evolving laws in all states. By way of example, certain federal and state laws forbid billing based on referrals between individuals or entities that have various financial, ownership, or other business relationships with healthcare providers. These laws vary widely from state to state, and one of the federal laws governing these relationships, known as the Stark Law, is very complex in its application. Similarly, many states have laws forbidding physicians from practicing medicine in partnership with non-physicians, such as business corporations, as well as laws or regulations forbidding splitting of physician fees with non-physicians or others. Other federal and state laws restrict assignment of claims for reimbursement from government-funded programs, the manner in which business service companies may handle payments for such claims and the methodology under which business services companies may be compensated for such services.

The Office of Inspector General of the Department of Health and Human Services has a longstanding concern that percentage-based billing arrangements may increase the risk of improper billing practices. They recommend that medical billing companies develop and implement comprehensive compliance programs to mitigate this risk. While we have developed and implemented a comprehensive billing compliance program that we believe is consistent with these recommendations, our failure to ensure compliance with controlling legal requirements, accurately anticipate the application of these laws and regulations to our business and contracting model, or other failure to comply with regulatory requirements, could create liability for us, result in adverse publicity and negatively affect our business.

In addition, federal and state legislatures and agencies periodically consider proposals to revise aspects of the healthcare industry or to revise or create additional statutory and regulatory requirements. For instance, certain computer software products are regulated as medical devices under the Federal Food, Drug, and Cosmetic Act. While the Food and Drug Administration (FDA) has sometimes chosen to disclaim authority to, or to refrain from actively regulating certain software products which are similar to our products, this area of medical device regulation remains in flux. We expect that the FDA will continue to be active in exploring legal regimes for regulating computer software intended for use in healthcare settings. Any additional regulation can be expected to impose additional overhead costs on us and should we fail to adequately meet these legal obligations, we could face potential regulatory action. Regulatory authorities such as the Centers for Medicare and Medicaid Services (CMS) may also impose functionality standards with regard to electronic prescribing technologies. If implemented, proposals like these could impact our operations, the use of our services and our ability to market new services, or could create unexpected liabilities for us. We cannot predict what changes to laws or regulations might be made in the future or how those changes could affect our business or our operating costs.

If we do not maintain the certification of our EHR solutions pursuant to the HITECH Act, our business, financial condition and results of operations will be adversely affected.

The HITECH Act provides financial incentives for healthcare providers that demonstrate “meaningful use” of EHR and mandates use of health information technology systems that are certified according to technical standards developed under the supervision of the U.S. Department of Health and Human Services (HHS). The HITECH Act also imposes certain requirements upon governmental agencies to use, and requires healthcare providers, health plans, and insurers contracting with such agencies to use, systems that are certified according to such standards. Such standards and implementation specifications that are being developed under the HITECH Act includes named standards, architectures, and software schemes for the authentication and security of individually identifiable health information and the creation of common solutions across disparate entities.

The HITECH Act’s certification requirements affect our business because we have invested and continue to invest in conforming our products and services to these standards. HHS has developed certification programs for electronic health records and health information exchanges. Our web-based EHR solution has been certified as a complete EHR by ICSA Labs, a non-governmental, independent certifying body, which indicates that our EHR solutions meet the 2014 criteria to support Stage 2 “meaningful use” as required by HHS to assist providers in their efforts to meet the goals and objectives of “meaningful use,” making such providers eligible for funding under the HITECH Act if our EHR is used appropriately. However, Stage 2 only refers to the second set of “meaningful use” objectives that must be met to be eligible for incentive payments. Stage 3 requirements are still being finalized. We may need to use additional resources to meet the newly defined requirements, which could lead to delays necessary to modify our solutions. We must ensure that our EHR solutions continue to be certified according to applicable HITECH Act technical standards so that our customers qualify for “meaningful use” incentive payments. Failure to maintain this certification under the HITECH Act could jeopardize our relationships with customers who are relying upon us to provide certified software, and will make our products and services less attractive to customers than the offerings of other EHR vendors who maintain certification of their products.

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If a breach of our measures protecting personal data covered by HIPAA or the HITECH Act occurs, we may incur significant liabilities.

The Health Insurance Portability and Accountability Act of 1996, as amended (HIPAA), and the regulations that have been issued under it contain substantial restrictions and requirements with respect to the use, collection, storage and disclosure of individuals’ protected health information. Under HIPAA, covered entities must establish administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic protected health information maintained or transmitted by them or by others on their behalf. In February 2009, HIPAA was amended by the HITECH Act to add provisions that impose certain of HIPAA’s privacy and security requirements directly upon business associates of covered entities. Under HIPAA and the HITECH Act, our customers are covered entities and we are a business associate of our customers as a result of our contractual obligations to perform certain services for those customers. The HITECH Act transferred enforcement authority of the security rule from CMS to the Office for Civil Rights of HHS, thereby consolidating authority over the privacy and security rules under a single office within HHS. Further, HITECH empowered state attorneys general to enforce HIPAA.

The HITECH Act heightened enforcement of privacy and security rules, indicating that the imposition of penalties will be more common in the future and such penalties will be more severe. For example, the HITECH Act requires that the HHS fully investigate all complaints if a preliminary investigation of the facts indicates a possible violation due to “willful neglect” and imposes penalties if such neglect is found. Further, where our liability as a business associate to our customers was previously merely contractual in nature, the HITECH Act now treats the breach of duty under an agreement by a business associate to carry the same liability as if the covered entity engaged in the breach. In other words, as a business associate, we are now directly responsible for complying with HIPAA. We may find ourselves subject to increased liability as a possible liable party and we may incur increased costs as we perform our obligations to our customers under our agreements with them.

Finally, regulations also require business associates to notify covered entities, who in turn must notify affected individuals and government authorities of data security breaches involving unsecured protected health information. We have performed an assessment of the potential risks and vulnerabilities to the confidentiality, integrity and availability of electronic health information. In response to this risk analysis, we implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with applicable laws and regulations regarding the protection of this data and properly responding to any security incidents. If we knowingly breach the HITECH Act’s requirements, we could be exposed to criminal liability. A breach of our safeguards and processes could expose us to civil penalties (up to $1.5 million for identical incidences) and the possibility of civil litigation.

If we or our customers fail to comply with federal and state laws governing submission of false or fraudulent claims to government healthcare programs and financial relationships among healthcare providers, we or our customers may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities. The impact of these regulations can adversely affect us even though we may not be directly regulated by specific healthcare laws and regulations. We must ensure that our products and services can be used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products and services or our compliance with our customer contracts, or even expose us to direct liability under the theory that we had assisted our customers in a violation of healthcare laws or regulations. A number of federal and state laws, including anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims, apply to healthcare providers and others that make, offer, seek or receive referrals or payments for products or services that may be paid for through any federal or state healthcare program and, in some instances, any private program. These laws are complex and their application to our specific services and relationships may not be clear and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other healthcare reimbursement laws and rules. From time to time, participants in the healthcare industry receive inquiries or subpoenas to produce documents in connection with government investigations. We could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted by these efforts. The occurrence of any of these events could give our customers the right to terminate our contracts with us and result in significant harm to our business and financial condition.

These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Any failure of our products or services to comply with these laws and regulations could result in substantial civil or criminal liability and could, among other things, adversely affect demand for our services, invalidate all or portions of some of our contracts with our customers, require us to change or terminate some portions of our business, require us to refund portions of our revenue, cause us to be disqualified from serving customers doing business with government payers, and give our customers the right to terminate our contracts with them, any one of which could have an adverse effect on our business.

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Potential healthcare reform and new regulatory requirements placed on our products and services could increase our costs, delay or prevent our introduction of new products or services, and impair the function or value of our existing products and services.

Our products and services may be significantly impacted by healthcare reform initiatives and will be subject to increasing regulatory requirements, either of which could negatively impact our business in a multitude of ways. If substantive healthcare reform or applicable regulatory requirements are adopted, we may have to change or adapt our products and services to comply. Reform or changing regulatory requirements may also render our products or services obsolete or may block us from accomplishing our work or from developing new products or services. This may in turn impose additional costs upon us to adapt to the new operating environment or to further develop or modify our products and services. For example, the conversion to the ICD-10-CM standard for coding medical diagnoses will likely cause significant disruption to our industry and consume a large amount of our resources. Such reforms may also make introduction of new products and service more costly or more time-consuming than we currently anticipate. These changes may also prevent our introduction of new products and services or make the continuation or maintenance of our existing products and services unprofitable or impossible.

Additional regulation of the disclosure of medical information outside the United States may adversely affect our operations and may increase our costs.

Federal or state governmental authorities may impose additional data security standards or additional privacy or other restrictions on the collection, use, transmission, and other disclosures of medical information. Legislation has been proposed at various times at both the federal and the state level that would limit, forbid, or regulate the use or transmission of medical information outside of the United States. Such legislation, if adopted, may render our use of our servers in Pakistan or Poland for work related to such data impracticable or substantially more expensive. Alternative processing of such information within the United States may involve substantial delay in implementation and increased cost.

Our services present the potential for embezzlement, identity theft, or other similar illegal behavior by our employees.

Among other things, our services from time to time involve handling mail from payers and from patients for our customers, and this mail frequently includes original checks and credit card information and occasionally includes currency. Even in those cases in which we do not handle original documents or mail, our services also involve the use and disclosure of personal and business information that could be used to impersonate third parties or otherwise gain access to their data or funds. The manner in which we store and use certain financial information is governed by various federal and state laws. If any of our employees takes, converts, or misuses such funds, documents, or data, we could be liable for damages, subject to regulatory actions and penalties, and our business reputation could be damaged or destroyed. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of funds, documents, or data and therefore be subject to civil or criminal liability.

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Use of Proceeds

We estimate that the net proceeds to us from the sale of our Series A Preferred Stock in this offering will be approximately $13.1 million, based on the public offering price of $25.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. Our net proceeds will increase by approximately $2.1 million if the underwriters’ option to purchase additional shares is exercised in full.

We intend to use the net proceeds of this offering to grow the business. We intend to use a portion of the net proceeds for the acquisition of businesses of other medical billing or healthcare IT companies that we believe are complementary to our present business. We have not entered into any agreement or commitment with respect to any acquisitions or investments at this time.

We will use some of the remaining proceeds for working capital and other general corporate purposes, including the expansion of our sales and marketing team and the enhancement of our products and services.

A portion of the proceeds will be used to repay and terminate our $3.0 million line of credit from TD Bank, which as a growing public company is no longer appropriate for our needs, and we intend to obtain a new line of credit more suited to our capital requirements. The TD Bank line of credit bears interest at a variable rate equal to the Wall Street Journal prime rate from time to time in effect plus 1% (4.25% as of June 30, 2015).

A portion of the proceeds will also be used to repay the note payable to our CEO, which currently has an outstanding amount of $605,000. The note payable to the CEO bears interest at an annual rate of 7.0% and is currently due in one installment on July 5, 2016.

We will also use the proceeds to pay the legal, accounting and other fees associated with this offering of approximately $600,000. If the underwriters’ option to purchase additional shares is exercised in full, the aggregate cash consideration will increase by approximately $2.1 million.

Other than the items specified above, we have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. Furthermore, the amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, the pace of the integration of acquired businesses, the level of our sales and marketing activities and the attractiveness of any additional acquisitions or investments. Pending the use of the proceeds from this offering described above, we plan to invest the net proceeds that we receive in this offering in highly liquid short-term interest-bearing obligations, investment grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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Capitalization

Set forth below is our cash and capitalization as of March 31, 2015, on an actual basis and as adjusted to reflect: (i) the issuance of 600,000 shares of Series A Preferred Stock offered by this prospectus, assuming net proceeds of this offering of approximately $13.1 million, after deducting underwriting discounts and commissions and other offering expenses payable by us, and assuming no exercise of the underwriter’s option to purchase additional shares from us, (ii) repayment of the $3.0 million drawn on the line of credit from TD Bank, and (iii) repayment of the $470,000 outstanding balance on the loan from Mahmud Haq as of March 31, 2015.

The information below should be read in conjunction with our unaudited consolidated financial statements for the quarter ended March 31, 2015 and our audited consolidated financial statements for the year ended December 31, 2014, all of which are included in this prospectus. These financial statements should also be read with the “Management's Discussion and Analysis of Financial Condition and Results of Operations,” which is included in this prospectus.

	As of March 31, 2015 (unaudited)
	Actual	As Adjusted
	(in thousands, except share data)
Cash (1)	$1,186	$10,841
Debt, current portion	$3,817	$347
Long-term debt, net of current portion	43	43
Total debt	3,860	390
Shareholders' equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, no shares outstanding, actual; 600,000 shares outstanding, as adjusted	-	1
Common stock, $0.001 par value, authorized 19,000,000 shares, 9,657,807 shares issued and outstanding, actual; authorized 19,000,000 shares 9,657,807 shares issued and outstanding, as adjusted	10	10
Accumulated other comprehensive loss	(250)	(250)
Additional paid-in capital	18,966	32,091
Accumulated deficit	(5,626)	(5,626)
Total shareholders' equity	13,100	26,226
Total capitalization	$16,960	$26,616

(1)	As of June 30, 2015, we had $607,000 of cash and $3.6 million of debt, of which $3.1 million is a current liability.

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Selected Historical Financial Data

The historical consolidated statements of operations data presented below for the years ended December 31, 2013 and 2014 as well as the consolidated balance sheet data as of December 31, 2013 and 2014, are derived from our audited consolidated financial statements contained in this prospectus. The historical consolidated statements of operations data presented below for the years ended December 31, 2010, 2011 and 2012 as well as the consolidated balance sheet data as of December 31, 2010, 2011 and 2012 are derived from our consolidated financial statements not included in this prospectus. Our historical condensed consolidated statements of operations data for the three months ended March 31, 2014 and 2015 and the historical condensed consolidated balance sheet data as of March 31, 2015 are derived from our unaudited condensed consolidated financial statements contained in this prospectus. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results that may be expected for the full year or any other period.

The financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited and unaudited consolidated historical financial statements and the notes thereto for MTBC included elsewhere in this prospectus.

Consolidated Statements of Operations Data	Year ended December 31,					Three Months ended March 31,
	2010	2011	2012	2013	2014	2014	2015

Net revenue	$9,229	$10,089	$10,017	$10,473	$18,303	$2,573	$6,138
Operating expenses:
Direct operating costs	3,914	4,506	4,257	4,273	10,636	1,153	3,546
Selling and marketing	202	198	266	249	253	70	120
General and administrative	3,671	3,832	4,397	4,743	9,943	1,286	3,143
Research and development	409	410	396	386	532	116	165
Change in contingent consideration	-	-	-	-	(1,811)	-	(829)
Depreciation and amortization	509	546	679	949	2,791	270	1,160
Total operating expenses	8,705	9,492	9,995	10,600	22,344	2,895	7,305

Operating income (loss)	524	597	22	(127)	(4,041)	(322)	(1,167)

Interest expense — net	25	16	74	136	157	50	35
Other (expense) income — net	(112)	133	169	230	(135)	(200)	46
Income (loss) before provision (benefit) for income taxes	387	714	117	(33)	(4,333)	(572)	(1,156)
Income tax provision (benefit)	140	244	-	145	176	(188)	10
Net income (loss)	$247	$470	$117	$(178)	$(4,509)	$(384)	$(1,166)

Weighted average common shares outstanding
Basic and diluted	5,102	5,102	5,102	5,102	7,085	5,102	9,687
Net income (loss) per share
Basic and diluted	$0.05	$0.09	$0.02	$(0.03)	$(0.64)	$(0.08)	$(0.12)

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Consolidated Balance Sheet Data	As of December 31,					As of March 31,
	2010	2011	2012	2013	2014	2015

Cash	$302	$408	$268	$498	$1,049	$1,186
Working capital (net) (1)	(572)	279	(504)	(1,621)	(3,559)	(3,745)
Total assets	3,537	2,838	3,484	5,773	23,107	22,197
Long-term debt	412	414	330	1,634	49	43
Shareholders' (deficit) equity	(109)	360	406	118	14,321	13,100

Other Financial Data	Year ended December 31,					Three Months ended March 31,
	2010	2011	2012	2013	2014	2014	2015

Adjusted EBITDA (2)	$1,033	$1,143	$701	$1,069	$(1,725)	$(2)	$(709)

(1)	Working capital is defined as current assets less current liabilities.

(2)	To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with Adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents net income (loss) before income tax expense, interest income, interest expense, depreciation, amortization, integration and transaction costs and contingent consideration. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenue. Our management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. We use this non-GAAP financial measure to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following table contains a reconciliation of our GAAP net income (loss) to Adjusted EBITDA.

	Year ended December 31,					Three Months ended March 31,
	2010	2011	2012	2013	2014	2014	2015

Net revenue	$9,229	$10,089	$10,017	$10,473	$18,303	$2,573	$6,138

GAAP net income (loss)	$247	$470	$117	$(178)	$(4,509)	$(384)	$(1,166)

Provision (benefit) for income taxes	140	244	-	145	176	(188)	10
Interest expense — net	25	16	74	136	157	50	35
Other expense (income) - net	112	(133)	(169)	(230)	135	200	(46)
Stock-based compensation expense	-	-	-	-	259	-	127
Depreciation and amortization	509	546	679	949	2,791	270	1,160
Integration and transaction costs	-	-	-	247	1,077	50	-
Change in contingent consideration	-	-	-	-	(1,811)	-	(829)
Adjusted EBITDA	$1,033	$1,143	$701	$1,069	$(1,725)	$(2)	$(709)

Adjusted EBITDA Margin	11.2%	11.3%	7.0%	10.2%	(9.4)%	(0.1)%	(11.6)%

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Unaudited Pro Forma Condensed Combined Financial Information

We prepared the following unaudited pro forma condensed combined statement of operations by applying certain pro forma adjustments to the historical consolidated financial statements of MTBC. The pro forma adjustments give effect to the following transactions (the "Transactions") which all occurred on July 28, 2014:

•	Our acquisition of the assets of the subsidiaries of Omni Medical Billing Services, LLC (collectively, “Omni”),

•	Our acquisition of the assets of Practicare Medical Management, Inc. (“Practicare”),

•	Our acquisition of the assets of the subsidiaries of CastleRock Solutions, Inc. (collectively, “CastleRock”).

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 gives effect to the Transactions as if each of them had occurred on January 1, 2014.

The pro forma condensed combined statement of operations include adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the three businesses acquired in 2014 are shown for the period prior to their acquisition by MTBC.

We determined that each acquisition shown involved the acquisition of a business, considering the guidance in Rule 11-01 (d) of Regulation S-X, and individually as well as in aggregate met the significance test of Rule 3-05 of Regulation S-X.

We have excluded adjustments due to the acquisition of certain assets of SoftCare Solutions, Inc. (“SoftCare”) which occurred on July 10, 2015, considering the guidance in Rule 11-01 (d) of Regulation S-X, and the significance test of Rule 3-05 of Regulation S-X.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with the unaudited pro forma condensed combined statement of operations.

We account for our acquisitions using the acquisition method of accounting for business combinations under GAAP, with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company's tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date.

We provide these unaudited pro forma condensed combined statements of operations for informational purposes only. These unaudited pro forma condensed combined statements of operations do not purport to represent what our results of operations would have been had the Acquired Businesses actually occurred on the January 1, 2014, nor do they purport to project our results of operations for any future period or future date. You should read the unaudited pro forma condensed combined statement of operations in conjunction with “Selected Historical Consolidated Financial Information,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2014

		Omni	Practicare	CastleRock	Acquired Businesses	Pro Forma		Pro Forma
	MTBC	1/1 - 7/27/2014			Subtotal	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$18,303	$6,336	$2,374	$2,701	$11,411	$-		$29,714
Operating expenses:
Direct operating costs	10,636	3,991	1,922	814	6,727	-		17,363
Selling, general and administrative	10,196	1,416	660	1,736	3,812	(997	)(1)	13,011
Research and development	532	-	-	-	-	-		532
Change in contingent consideration	(1,811)	-	-	-				(1,811)
Depreciation and amortization	2,791	449	25	92	566	1,029	(2)	4,386
Total operating expenses	22,344	5,856	2,607	2,642	11,105	32		33,481

Operating (loss) income	(4,041)	480	(233)	59	306	(32)		(3,767)

Interest expense — net	157	7	1	18	26	-		183
Other (expense) income - net	(135)	22	0	20	42	-		(93)
Income (loss) before provision for income taxes	(4,333)	495	(234)	61	322	(32)		(4,043)
Income tax provision	176	-	-	-	-	-	(3)	176
Net (loss) income	$(4,509)	$495	$(234)	$61	$322	$(32)		$(4,219)
Weighted average common shares outstanding
Basic and diluted	7,085					236	(4)	7,321
Net loss per share
Basic and diluted	$(0.64)							$(0.58)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

We have entered into three asset purchase agreements, which are materially similar, as follows:

•	Omni Medical Billing Services, LLC, and its wholly owned subsidiaries, Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, and Primary Billing Services Providers, Inc.

•	Practicare Medical Management, Inc., and its parent company, Ultimate Medical Management, Inc.

•	CastleRock Solutions, Inc., and its wholly owned subsidiaries, Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc.

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FOOTNOTES:

(1)	Expenses Directly Attributable to the Transactions — The following are non-recurring transaction expenses for professional fees incurred by the Company during the year ended December 31, 2014 associated with the acquisition of the Acquired Businesses.

Material non-recurring transaction expenses associated with Acquried Buisnesses

	MTBC	Omni	Practicare	CastleRock	Total Expense
	(in thousands)
Professional fees incurred	$863	$69	$65	$-	$997

(2)	Amortization of Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets a useful life of 3 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

The estimates of fair value and weighted-average useful lives took into account a variety of factors including legal, regulatory, contractual, competitive, economic and other factors. The amortization of intangible assets of the Acquired Businesses, shown below, assumes that the assets were acquired on January 1, 2014 and amortized over the period associated with the statement of operations.

Amortization Expense for the Acquired Businesses

	Omni	Practicare	CastleRock	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisitions	$919	$264	$342	$1,525
As recorded in the historical financial statements of the Acquired Businesses	408	-	88	496
Pro forma adjustment	$511	$264	$254	$1,029

(3)	Provision (benefit) for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated statutory federal tax rate of 34%, and reflects the valuation allowance recorded in 2014 against future federal income tax benefits. State income taxes have not been included since only the minimum tax would be owing as a result of the losses. A valuation allowance against future state income tax benefits was recorded in 2013. The following table details the pro forma adjustments to the provision for income tax (benefit) for the year ended December 31, 2014:

Provision for Income Taxes						Pro Forma Income
(Loss) before
Provision (Benefit)
	Omni	Practicare	CastleRock	Acquisition	Pro Forma	for Income
	1/1 - 7/27/2014			Subtotal	Adjustments	Taxes
(in thousands)
Income (loss) before provision (benefit) for income taxes	$495	$(234)	$61	$322	$(32)	$290
	Estimated (benefit) at statutory income tax rate of 34%					99
Less provision for income taxes:
	Omni					-
	Practicare					-
	CastleRock					-
	Valuation allowance					(99)
	Pro forma adjustment					$-

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(4)	Weighted Average Shares Outstanding — The pro forma weighted average shares outstanding takes into account our weighted average shares outstanding during the year ended December 31, 2014 and adds the number of shares of common stock issued in connection with the acquisition of the Acquired Businesses as of the beginning of 2014, excluding shares which are considered contingent consideration due to risk of forfeiture. In each case, we assume that the shares were issued and became outstanding on January 1, 2014.

Weighted average shares outstanding	Common Shares
	December 31, 2013	December 31, 2014
	(in thousands)
Weighted average shares outstanding	5,102	5,102
Acquired Businesses
Shares issued for Omni	-	315
Shares issued for Practicare	-	44
Shares issued for CastleRock	-	54
Shares issued in initial public offering	-	1,755
Shares issued from convertible note	-	51
Total pro forma weighted average shares outstanding	5,102	7,321

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Supplemental Information

For each of the Acquired Businesses we have identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed consolidated statement of operations, even though MTBC will not generate revenues from those customers. Pursuant to the terms of the respective purchase agreements, the original purchase price to be paid for the assets of each of the Acquired Businesses was calculated as a multiple of revenue generated by such Acquired Business in the most recent four quarters included in the IPO prospectus from its customers that are in good standing as of the acquisition closing date and is subject to subsequent adjustments. The amount of revenue we have indicated below is based on reports provided, and representations made, by management of the Acquired Businesses, and we have used the estimates below to compute the acquisition prices for each of the Acquired Businesses.

Elimination of Customer Revenue not Acquired
	Omni	Practicare	CastleRock	Total
	(in thousands)
Revenue of customers not acquired	$384	$43	$72	$499

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with Adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other expense (income), stock-based compensation expense, depreciation and amortization, integration and transaction costs, and changes in contingent consideration, and defines “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. Our management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. We use this non-GAAP financial measure to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations which include large non-cash amortization of intangibles assets from acquisitions. Investors should consider our non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following tables contain a reconciliation of net income (loss) to Adjusted EBITDA

Reconciliation of net income (loss) for the year ended

December 31, 2014 to Adjusted EBITDA

		Omni	Practicare	CastleRock	Acquired Businesses	Pro Forma	Pro Forma
	MTBC	1/1 - 7/27/2014			Subtotal	Adjustments	Combined
	(in thousands)
Net revenue	$18,303	$6,336	$2,374	$2,701	$11,411	$-	$29,714

Net (loss) income	$(4,509)	$495	$(234)	$61	$322	$(32)	$(4,219)

Provision for income taxes	176	-	-	-	-	-	176
Interest expense — net	157	7	1	18	26	-	183
Other income (expense) - net	135	(22)	(0)	(20)	(42)	-	93
Stock-based compensation expense	259	-	-	-	-	-	259
Depreciation and amortization	2,791	449	25	92	566	1,029	4,386
Integration and transaction costs	1,076	-	-	-	-	-	1,076
Change in contingent consideration	(1,811)	-	-	-	-	-	(1,811)
Adjusted EBITDA	$(1,726)	$929	$(208)	$151	$872	$997	$143

Adjusted EBITDA Margin	(9.4)%	14.7%	(8.8)%	5.6%	7.6%	0.0%	0.5%

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Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion should be read in conjunction with the “Selected Historical Consolidated Financial Information” and the “Pro Forma Condensed Combined Financial Information” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements.

Overview

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers practicing in ambulatory settings. Our integrated Software-as-a-Service (or SaaS) platform is designed to help our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. We employ a highly educated workforce of more than 1,900 employees in Pakistan, where we believe labor costs are approximately one-half the cost of comparable India-based employees, and one-tenth the cost of comparable U.S. employees, thus enabling us to deliver our solutions at competitive prices.

Our flagship offering, PracticePro, empowers healthcare practices with the core software and business services they need to address industry challenges, including the Affordable Care Act, on one unified SaaS platform. We deliver powerful, integrated and easy-to-use ‘big practice solutions’ to small and medium practices, which enable them to efficiently operate their businesses, manage clinical workflows and receive timely payment for their services. PracticePro consists of:

•	Practice management software and related tools, which facilitate the day-to-day operation of a medical practice;
•	Electronic health records (or EHR), which are easy to use, highly ranked, and allow our customers to reduce paperwork and qualify for government incentives;
•	Revenue cycle management (or RCM) services, which include end-to-end medical billing, analytics, and related services; and
•	Mobile Health (or mHealth) solutions, including smartphone applications that assist patients and healthcare providers in the provision of healthcare services.

Adoption of our solutions requires only a modest upfront expenditure by a provider. Additionally, our financial performance is linked directly to the financial performance of our clients because the vast majority of our revenues is based on a percentage of our clients' collections. The standard fee for our complete, integrated, end-to-end solution is calculated as a percentage of a practice’s healthcare-related revenues plus a one-time setup fee, and is among the lowest in the industry.

Our growth strategy involves two approaches: acquiring smaller RCM companies and then migrating the customers of those companies to our solutions, as well as partnering with EHR and other vendors that lack an integrated solution and integrating our solutions with their offerings. The RCM service industry is highly fragmented, with many local and regional RCM companies serving small medical practices. We believe that the industry is ripe for consolidation and that we can achieve significant growth through acquisitions. We further believe that it is becoming increasingly difficult for traditional RCM companies to meet the growing technology and business service needs of healthcare providers without a significant investment in information technology infrastructure.

We believe we will also be able to accelerate organic growth by partnering with industry participants, utilizing them as channel partners to offer integrated solutions to their customers. We entered into arrangements with industry participants from which we began to derive revenue starting in mid-2014, including emerging EHR providers and other healthcare vendors that lack a full suite of solutions. We have developed application interfaces with several EHR systems to create integrated offerings.

Our Pakistan operations accounted for approximately 49% of total expenses for the three months ended March 31, 2014 and 35% of expenses for the three months ended March 31, 2015. A significant portion of those expenses were personnel-related costs (approximately 78% for the three months ended March 31, 2014 and 82% for the three months ended March 31, 2015). Because personnel-related costs are significantly lower in Pakistan than in the U.S. and many other offshore locations, we believe our Pakistan operations give us a competitive advantage over many industry participants. All of the medical billing companies that we acquired, including the Acquired Businesses, use domestic labor or labor from higher cost locations to provide all or a substantial portion of their services. We are able to achieve significant cost reductions as we shift these domestic labor costs to Pakistan.

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Case Study: Acquisition Integration

MTBC acquired 9 separate operating units, with annual revenues totaling approximately $20 million, from Omni, CastleRock and Practicare on July 28, 2014. Over the next eight months, the Company’s primary focus was integrating the customers and operations from these business units, retaining the vast majority of clients while dramatically reducing expenses.

Two key elements of the transition were migrating work from third-party software platforms to MTBC’s platform, and transitioning the core operations activities to our team offshore. Because we were concerned about a smooth transition, and because these three acquisitions nearly doubled the practices we served, we decided to make the initial few months of transition more gradual, only moving 23% of the labor to our team and 6% of the practices to our platform in the first two months after acquisition. By the end of December, five months after the acquisitions, 72% of accounts were using MTBC’s platform and approximately 90% of the core operations work was being handled by our team offshore.

By eight months, at the end of March 2015, 94% of the core operations work was being handled offshore and 87% of accounts were migrated to MTBC’s platform. The remaining 13% of accounts will transition slowly: these are practices which rely on third-party technology which was used by the Acquired Businesses. Even though our team is less efficient logging into third-party platforms, we can still do the work offshore, and in many cases we can extract data from these systems and use our own platform for some of the processing. We typically try not to force clients to move to our platform.

In Q4 of 2014, MTBC nearly doubled the size of its Pakistan workforce, from 1,103 employees to 2,062 employees, and began training its offshore team to take over work from the 450 Indian subcontractors of the Acquired Businesses, who were twice the cost per person, as well as the U.S.-based employees. By the end of the first quarter of 2015, use of all Indian subcontractors (who were twice the price of Pakistan employees) had been eliminated, and the U.S. headcount, which was 298 immediately after the acquisitions in July 2014, was 205 employees on December 31, 2014 and 104 on March 31, 2015.

Over time, we expect to reduce the size of the Pakistan employee base, as the new employees in Pakistan become more productive.

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In Q4 of 2014, the first full quarter after the acquisitions, MTBC’s direct operating cost plus G&A expense totaled $8.2 million. One quarter later, in Q1 of 2015, direct operating cost plus G&A expense was reduced by $1.5 million, to $6.7 million.

Many costs were reduced besides labor. For example, lease costs were reduced by 65% from the costs at the time of the acquisitions. This was possible because MTBC only acquired customer contracts, not the shares of the Acquired Businesses, so MTBC did not assume leases for facilities or equipment. The migration of clients to MTBC’s platform has allowed us to begin reducing third party software and telecom costs. Unfortunately, if even a single client is using a platform, it is sometimes impossible to negotiate savings without disrupting service.

During Q1 and Q2 of 2015, we continued to reduce expenses. For example, the Q1 salary and benefits cost included nearly $500,000 for employees who were no longer employed by the end of Q1, and we continued to reduce staff, close offices and reduce other expenses during the quarter.

Overall, the cost reductions were slightly slower than those accompanying the Metro acquisition in 2013, where operating expenses were reduced 52% in 9 months, in accordance with our plan, due to the integration of nine units in parallel. We are developing a roadmap for future acquisition integrations.

Key Metrics

In addition to the line items in our consolidated financial statements, we regularly review the following key metrics to evaluate our business, measure our performance, identify trends in our business, prepare financial projections, make strategic business decisions, and assess market share trends and our working capital needs. We believe information from these metrics is useful for investors to understand the underlying trends in our business.

Set forth below are our key operating and financial metrics for customers using our platform, which excludes acquired customers who have not migrated to our platform. Practices using our platform accounted for approximately 90% of our revenue for the three months ended March 31, 2014 and approximately 71% for the three months ended March 31, 2015, due to the three acquisitions during the year ended December 31, 2014.

First Pass Acceptance Rate: We define first pass acceptance rate as the percentage of claims submitted electronically by us to insurers and clearinghouses that are accepted on the first submission and are not rejected for reasons such as insufficient information or improper coding. Clearinghouses are third parties that process the submission of claims to insurers and require compliance with insurance companies’ formatting and other submission rules before submitting those claims. For the purposes of calculating first pass acceptance rate, consistent with industry practice, we exclude claims submitted under real-time adjudication procedures, which are procedures that allow a healthcare provider to determine, at the point of care, if a service they are rendering will be paid. Our first-time acceptance rate is 97% for the twelve months ended March 31, 2015, which compares favorably to the average of the top twelve payers of approximately 94%, as reported by the American Medical Association.

First Pass Resolution Rate: First pass resolution rate measures the percentage of primary claims that are favorably adjudicated and closed upon a single submission. Our first pass resolution rate was approximately 95% for the twelve months ended March 31, 2015.

Days in Accounts Receivable: Days in accounts receivable measures the median number of days between the day a claim is submitted by us on behalf of our customer, and the date the claim is paid to our customer. Our clients’ median days in accounts receivable was 36 days for primary care and 39 days for combined specialties for the twelve months ended March 31, 2015, as compared to the national average of 36 and 38 days respectively, as reported by the Medical Group Management Association, an association for professional administrators and leaders of medical group practices. Our days in accounts receivable are higher than our historic average since the acquisitions of the Acquired Businesses due to customers who are not on our platform.

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Customer Renewal Rate: Our customer renewal rate measures the percentage of our clients who were a party to a services agreement with us on January 1 of a particular year and continued to operate and be a client on December 31 of the same year. It also includes acquired accounts, if they are a party to a services agreement with the company we acquired and are generating revenue for us, so long as the risk of client loss under the respective purchase agreement has fully shifted to us by January 1 of the particular year. Our renewal rate for 2014 and 2013 was 85% each year. The renewal rate for our customers who are also users of our EHR for 2014 and 2013 was 93% and 90%, respectively. The renewal rate for our customers who are meaningful users (i.e., those who successfully attested for meaningful use and earned a bonus) of our EHR for the years ended December 31, 2014 and 2013 was approximately 93% and 95%, respectively. The percentage of our revenue we generated during the years ended December 31, 2014 and 2013 which came from all users of our EHR was 25% and 50%, respectively, and from meaningful users of our EHR was 14% and 27%, respectively.

Providers and Practices Served. As of March 31, 2015, we served approximately 1,965 providers (which we define as physicians, nurses, nurse practitioners, physician assistants and other clinical staff that render bills for their services), representing 910 practices.

Sources of Revenue

Revenue: We derive our revenues primarily as a percentage of payments collected by our customers that use our comprehensive product suite, which includes revenue cycle management as well as the ability to use our electronic health records and practice management software as part of the bundled fee. These payments accounted for approximately 95% of our revenues during the three months ended March 31, 2015, and approximately 90% of our revenues during the three months ended March 31, 2014. This includes customers utilizing our proprietary product suite, PracticePro, as well as customers from acquisitions which we are servicing utilizing third-party software. Key drivers of our revenue include growth in the number of providers we are servicing, the number of patients served by those providers, and collections by those providers. We also generate revenues from one-time setup fees we charge for implementing PracticePro; the sale of our stand-alone web-based EHR solution, ChartsPro; and from transcription, coding, indexing and other ancillary services. Our plan is to move customers acquired through acquisitions to our operating platform in order to increase efficiencies. Through the first quarter of 2015, we have moved 87% of the acquired practices to our operating platform.

Operating Expenses

Direct Operating Costs. Direct operating cost consists primarily of salaries and benefits related to personnel who provide services to our customers, claims processing costs, and other direct costs related to our services. Costs associated with the implementation of new customers are expensed as incurred. The reported amounts of direct operating costs do not include depreciation and amortization, which are broken out separately in the condensed consolidated statements of operations. Our Pakistan operations accounted for approximately 41% and 59% of direct operating costs for the three months ended March 31, 2015 and 2014, respectively. The Acquired Businesses represent 40% of the direct operating costs for the three months ended March 31, 2015. As we grow, we expect to achieve further economies of scale and to see our direct operating costs decrease as a percentage of revenue.

Selling and Marketing Expense. Selling and marketing expense consists primarily of compensation and benefits, commissions, travel and advertising expenses. These have been relatively low through the end of 2014 (under 3% of our revenue), as we have often found it to be more economical to grow by the acquisition of other medical billing companies than by engaging in directed marketing efforts to prospective customers. However, in 2015 we intend to increase our investment in marketing, business development and sales resources to expand our market share, building on our existing customer base.

Research and Development Expense. Research and development expense consists primarily of personnel-related costs and third-party contractor costs. Because we incorporate our technology into our services as soon as technological feasibility is established, such costs are currently expensed as incurred. We expect our research and development expense to increase in the future in absolute terms, but decrease as a percentage of revenue. Consistent with our growth plans, we are hiring developers, analysts and project managers in an effort to streamline our operational processes and further develop our products.

General and Administrative Expense. General and administrative expenses consists primarily of personnel-related expense for administrative employees, including compensation, benefits, travel, occupancy and insurance, software license fees and outside professional fees. Our Pakistan office accounted for approximately 27% and 45% of general and administrative expenses in the three months ended March 31, 2015 and 2014, respectively. The Acquired Businesses represent 30% of the general and administrative expense for the three months ended March 31, 2015.

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Contingent Consideration. Contingent consideration represents the amount payable to the sellers of the Acquired Businesses based on the achievement of defined performance measures contained in the purchase agreements. Contingent consideration is re-measured at fair value at the end of each reporting period until the contingency is resolved, which is anticipated to occur by September 30, 2015. The Company recognizes changes in fair value in earnings each period. For the quarter ended March 31, 2015, the change in contingent consideration also includes a $133,000 gain resulting from CastleRock’s forfeiture at 53,797 shares of the Company’s common stock.

Depreciation and Amortization Expense. Depreciation expense is charged using the straight-line method over the estimated lives of the assets ranging from three to five years. Depreciation for computers is calculated over three years, while remaining assets (except leasehold improvements) are depreciated over five years. Leasehold improvements are depreciated over the lesser of the lease term or the economic life of those assets.

Amortization expense is charged on a straight-line basis over a period of three years for most intangible assets acquired in connection with acquisitions, including customer contracts and relationships and covenants not to compete, as well as purchased software. We concluded that three years reflects the period during which the economic benefits are expected to be realized, and that the straight-line method is appropriate as the majority of the cash flows are expected to be recognized ratably over that period without significant degradation.

The acquisitions of Omni, Practicare and CastleRock during 2014 added $9,150,000 of intangibles, resulting in amortization which was $847,000 higher for the first three months of 2015 compared to the first three months of 2014.

Interest and Other Income (Expense). Interest expense consists primarily of interest costs related to our working capital line of credit, term loans and notes issued in connection with acquisitions, offset by interest income and late fees from customers. Our other income (expense) results primarily from foreign currency transaction gains (losses), and amounted to $31,000 of other income and $203,000 of other expense in the first three months of 2015 and 2014, respectively.

Income Tax. In preparing our financial statements, we estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These differences result in deferred income tax assets and liabilities. Although the Company is forecasting a return to profitability, it incurred cumulative losses which make realization of a deferred tax asset difficult to support in accordance with ASC 740. Accordingly, a valuation allowance was recorded against all deferred tax assets as of December 31, 2014 and March 31, 2015.

Critical Accounting Policies and Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expense and related disclosures. We base our estimates, assumptions and judgments on historical experience, current trends and various other factors that we believe to be reasonable under the circumstances. On a regular basis, we review our accounting policies, estimates, assumptions and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

We believe that the accounting policies are those policies that involve the greatest degree of complexity and exercise of judgment by our management. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on our results of operations. For a more detailed discussion of our critical accounting policies, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015 and incorporated by reference in this prospectus.

The Company tests goodwill for impairment annually as of October 31st, referred to as the annual test date. The Company will also test for impairment between annual test dates if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is performed at the reporting-unit level. The Company has determined that its business consists of a single reporting unit.

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If the Company determines that it is more likely than not that the fair value of the business (using both a market value and a discounted cash flow approach) is less than the enterprise value (defined as long-term debt plus shareholders’ equity), then the Company compares the implied fair value of the business’s goodwill to the book value of the goodwill, and if the fair value is less than the book value, the book value is written down to the fair value. There was no goodwill impairment recorded through March 31, 2015.

As a result of the 2014 acquisitions, the Company adjusts the contingent consideration liability at the end of each reporting period based on fair value inputs representing both changes in the fair value of the Company’s common stock and the probability of an adjustment to the purchase price. The fair value of the contingent consideration is driven by the price of the Company’s common stock on the NASDAQ Capital Market, an estimate of revenue to be recognized by the Company from the Acquired Businesses during the first twelve months after acquisition compared to the trailing twelve months’ revenue from customers in good standing as of March 31, 2014 shown in the Company’s prospectus dated July 22, 2014, the passage of time and the associated discount rate. If revenue from an acquisition exceeds the trailing revenue shown in the Company’s prospectus, or the Company’s stock price exceeds the price on July 28, 2014, the date of the acquisitions, the consideration could exceed the original estimated contingent consideration. Discount rates are estimated by using government bond yields.

Results of Operations

The following table sets forth our consolidated results of operations as a percentage of total revenue for the periods shown.

	Year ended December 31,		Three months ended March 31,
	2014	2013	2015	2014
Net revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Direct operating costs	58.1%	40.8%	57.8%	44.8%
Selling and marketing	1.4%	2.4%	2.0%	2.7%
General and administrative	54.3%	45.3%	51.2%	50.0%
Research and development	2.9%	3.7%	2.7%	4.5%
Change in contingent consideration	(9.9)%	0.0%	(13.5)%	0.0%
Depreciation and amortization	15.3%	9.0%	18.9%	10.5%
Total operating expenses	122.1%	101.2%	119.1%	112.5%

Operating loss	(22.1)%	(1.2)%	(19.1)%	(12.5)%

Interest expense — net	0.9%	1.3%	0.6%	1.9%
LOSS BEFORE INCOME TAXES	(0.7)%	2.2%	0.8%	(7.8)%
Loss before income taxes	(23.7)%	(0.3)%	(18.9)%	(22.2)%
Income tax provision (benefit)	1.0%	1.4%	0.2%	(7.3)%
Net loss	(24.7)%	(1.7)%	(19.1)%	(14.9)%

Comparison of 2014 and 2013

	Year ended December 31,		Change
	2014	2013	Amount	Percent
Revenues	$18,303,264	$10,472,751	$7,830,513	75%

Revenue. Total revenue of $18.3 million for the year ended December 31, 2014 increased by $7.8 million or 75% from revenue of $10.5 million for the year ended December 31, 2013. Total revenue for the year ended December 31, 2014 included $8.2 million of revenue from customers we acquired on July 28, 2014. The customers from the Acquired Businesses were the primary source of new revenue during the year ended December 31, 2014.

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	Year ended December 31,		Change
	2014	2013	Amount	Percent
Direct operating costs	$10,636,851	$4,272,979	$6,363,872	149%
Selling and marketing	253,280	248,975	4,305	2%
General and administrative	9,942,600	4,743,673	5,198,927	110%
Research and development	531,676	386,109	145,567	38%
Change in contingent consideration	(1,811,362)	-	(1,811,362)	N/A
Depreciation	260,527	233,431	27,096	12%
Amortization	2,530,841	715,100	1,815,741	254%
Total operating expenses	$22,344,413	$10,600,267	$11,744,146	111%

Direct Operating Costs. Direct operating costs of $10.6 million for the year ended December 31, 2014, increased by $6.4 million or 149% from direct operating costs of $4.3 million for the year ended December 31, 2013. Salary cost in the U.S. increased by $4.3 million or 372% for the year ended December 31, 2014 due to the addition of 152 U.S. employees who are classified in direct operating costs, primarily from the Acquired Businesses. Salary cost included $164,000 of one time bonuses at the time of the IPO, as well as $253,000 of severance for employees whose positions were eliminated. Subcontractor costs were $923,000 for the year ended December 31, 2014, compared to $0 for the year ended December 31, 2013. These subcontractors were performing services for the Acquired Businesses before their acquisition, and were phased out in the first quarter of 2015.

Salary and other direct operating costs in Pakistan increased by $1.2 million or 51% for the year ended December 31, 2014 as a result of the addition of approximately 900 employees in Pakistan who were hired primarily to service customers of the Acquired Businesses to eliminate future utilization of subcontractors and reduce the dependence on U.S.-based employees by at least 70%.

Selling and Marketing Expense. Selling and marketing expense of $253,000 for the year ended December 31, 2014 increased by $4,300 or 2% from selling and marketing expense of $249,000 for the year ended December 31, 2013, respectively, as the Company focused its efforts on servicing the new customers from the Acquired Businesses.

General and Administrative Expense. General and administrative expense of $9.9 million, increased by $5.2 million or 110% from general and administrative expense of $4.7 million for the year ended December 31, 2013, with additional expenses resulting primarily from the Acquired Businesses, including payroll, facilities, costs of third-party software, etc. Salary expense in the U.S. increased by $1.7 million or 157% for the year ended December 31, 2014 compared to the year ended December 31, 2013. Salary expense in Pakistan increased by $462,000 or 56% for the year ended December 31, 2014, as a result of the addition of approximately 100 administrative and support employees in Pakistan. Facilities costs increased by $2.0 million or 668% for the year ended December 31, 2014, primarily due to the facilities cost of the Acquired Businesses. Legal and professional fees increased by $1.0 million or 193% for the year ended December 31, 2014, including $600,000 of acquisition costs and additional costs of being a public company during the year ended December 31, 2014.

Research and Development Expense. Research and development expense of $532,000 for the year ended December 31, 2014 increased by $146,000 or 38% from research and development expense of $386,000, as a result of adding additional technical employees in Pakistan and $32,000 of one-time bonuses at the time of the IPO. Research and development costs consist primarily of salaries and benefits related to personnel related costs. All such costs are expensed as incurred.

Contingent Consideration. The change of $1.8 million relates to the change in the fair value of the contingent consideration. This gain resulted from a decrease in the price of the Company’s common stock and a change in the probability of the payment based on the forecasted revenues of the Acquired Businesses.

Depreciation. Depreciation of $260,000 for the year ended December 31, 2014, increased by $27,000 or 12% from depreciation of $233,000 for the year ended December 31, 2013.

Amortization Expense. Amortization expense of $2.5 million for the year ended December 31, 2014, increased by $1.8 million or 254% from amortization expense of $715,000 for the year ended December 31, 2013. This increase resulted from the intangible assets acquired in connection with our acquisition of Metro Medical on June 30, 2013 and our acquisitions of Omni, Practicare and CastleRock on July 28, 2014, which are primarily being amortized over three years. The Acquired Businesses included $148,000 of acquired backlog, an intangible asset resulting from the treatment of revenue and expenses from July 28 through July 31, 2014, which was amortized in full by September 30, 2014, because virtually all the cash was received or disbursed over the first 60 days from the date of the acquisition.

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	Year ended December 31,		Change
	2014	2013	Amount	Percent
Interest income	$26,605	$23,929	$2,676	11%
Interest expense	(183,466)	(160,065)	(23,401)	15%
Other (expense) income - net	(134,715)	230,146	(364,861)	(159)%
Income tax provision	176,525	144,490	32,035	22%

Interest Income. Interest income of $27,000 for the year ended December 31, 2014, increased by $2,700 or 11% from interest income of $24,000 for the year ended December 31, 2013, due to increased late payment fees from customers.

Interest Expense. Interest expense of $183,000 for the year ended December 31, 2014, increased by $23,000 or 15% from interest expense of $160,000 for the year ended December 31, 2013. This increase was due to interest on borrowings under our line of credit, convertible note, the note from our CEO, as well as the note payable from the purchase of Metro Medical on June 30, 2013.

Other (Expense) Income - net. Other expense - net was $135,000 for the year ended December 31, 2014 compared to other income - net of $ 230,000 for the year ended December 31, 2013. An increase in the exchange rate of Pakistan rupees per U.S. dollar by 9% from January 1, 2013 to December 31, 2013 was followed by a decline of 5% from January 1, 2014 to December 31, 2014. The increase in exchange rates in 2013 caused an exchange gain of $200,000, and the decline in exchange rates in 2014 resulted in an exchange loss of $122,000.

Income Tax Provision. There was a $176,000 provision for income taxes for the year ended December 31, 2014, an increase of $32,000 or 22% compared to $144,000 for the year ended December 31, 2013. The pre-tax loss increased from $34,000 for the year ended December 31, 2013 to $4.3 million for the year ended December 31, 2014. Although the Company is forecasting a return to profitability, it incurred three years of cumulative losses which make realization of a deferred tax asset difficult to support in accordance with ASC 740. Accordingly, a valuation allowance has been recorded against all deferred tax assets of $1.9 million at December 31, 2014. At December 31, 2013, there was a valuation allowance against the State deferred tax assets of $82,000. The Company’s effective tax rate is (4.1%) and our statutory rate is 34%. The primary reason for this difference pertains to the net operating loss incurred in the current year whereby the Company recorded a full valuation allowance on its net deferred tax assets.

The Company will maintain a full valuation allowance on deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. While our plan is to be profitable and begin utilizing these deferred tax assets within the next 12 months, there is not sufficient evidence to allow us to avoid the full valuation allowance in 2014. Release of the valuation allowance would result in the recognition of certain deferred tax assets and an income tax benefit for the period the release is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the timing and level of profitability that we are able to actually achieve.

As of December 31, 2014, the Company has state NOL carry forwards of approximately $4.1 million which will expire at various dates from 2032 to 2034. The Company has a Federal NOL carry forward of approximately $3.6 million which will expire in 2034.

Comparison of the Three Months ended March 31, 2015 and 2014

	Three months ended March 31,		Change
	2015	2014	Amount	Percent
Revenues	$6,137,859	$2,573,477	$3,564,382	139%

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Revenue. Total revenue of $6.1 million for the three months ended March 31, 2015 increased by $3.6 million or 139% from revenue of $2.6 million for the three months ended March 31, 2014. Total revenue for the three months ended March 31, 2015 included $3.8 million of revenue from customers we acquired on July 28, 2014. The customers from the Acquired Businesses were the primary source of new revenue during the three months ended March 31, 2015.

	Three months ended March 31,		Change
	2015	2014	Amount	Percent
Direct operating costs	$3,546,456	$1,152,635	$2,393,821	208%
Selling and marketing	120,440	70,021	50,419	72%
General and administrative	3,142,411	1,286,276	1,856,135	144%
Research and development	164,934	116,428	48,506	42%
Change in contingent consideration	(828,762)	-	(828,762)
Depreciation	93,439	51,109	42,330	83%
Amortization	1,066,076	218,934	847,142	387%
Total operating expenses	$7,304,994	$2,895,403	$4,409,591	152%

Direct Operating Costs. Direct operating costs of $3.5 million for the three months ended March 31, 2015, increased by $2.4 million or 208% from direct operating costs of $1.2 million for the three months ended March 31, 2014. Salary cost in the U.S. increased by $1.2 million or 380% for the three months ended March 31, 2015 due to the addition of 64 U.S. employees who are classified in direct operating costs, primarily from the Acquired Businesses.

Salary costs in Pakistan increased by $647,000 or 136% for the three months ended March 31, 2015 as a result of the addition of approximately 850 employees in Pakistan who were hired primarily to service customers of the Acquired Businesses. As of March 31, 2015, we have eliminated utilization of subcontractors from the Acquired Businesses and reduced the dependence on U.S.-based employees by 68%, since the date of the acquisitions.

Selling and Marketing Expense. Selling and marketing expense of $120,000 for the three months ended March 31, 2015 increased by $50,000 or 72% from selling and marketing expense of $70,000 for the three months ended March 31, 2014. The Company had hired a Vice President of Sales in December 2014 and initiated additional sales efforts which resulted in higher selling and marketing expense for the three months ended March 31, 2015.

General and Administrative Expense. General and administrative expense of $3.1 million, increased by $1.9 million or 144% from general and administrative expense of $1.3 million for the three months ended March 31, 2014, with additional expenses resulting primarily from the Acquired Businesses, including payroll, facilities, and costs of third-party software. Salary expense in the U.S. increased by $732,000 or 261% for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Salary expense in Pakistan increased by $147,000 or 55% for the three months ended March 31, 2015, as a result of the addition of approximately 110 administrative and support employees in Pakistan. Facilities and other costs increased by $800,000 or 144% for the three months ended March 31, 2015, primarily due to the addition of the Acquired Businesses.

Research and Development Expense. Research and development expense of $165,000 for the three months ended March 31, 2015 increased by $49,000 or 42% from research and development expense of $116,000, as a result of adding additional technical employees in Pakistan. Research and development costs consist primarily of salaries and benefits related to personnel related costs. All such costs are expensed as incurred.

Contingent Consideration. The decrease in the contingent consideration liability of $829,000 for the three months ended March 31, 2015 includes both a $696,000 decrease in the value of the contingent consideration recorded as a liability and a gain of $133,000 related to CastleRock’s forfeiture of 53,797 shares of the Company’s common stock. The decrease in the liability primarily resulted from a decrease in the expected revenue that CastleRock will achieve and a decrease in the price of the Company’s common stock from December 31, 2014 to March 31, 2015.

Depreciation. Depreciation of $93,000 for the three months ended March 31, 2015, respectively, increased by $42,000 or 83% from depreciation of $51,000 for the three months ended March 31, 2014, as a result of the Company purchasing additional computer equipment.

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Amortization Expense. Amortization expense of $1.1 million for the three months ended March 31, 2015, increased by $847,000 or 387% from amortization expense of $219,000 for the three months ended March 31, 2014. This increase resulted from intangible assets arising from our acquisitions of Omni, Practicare and CastleRock on July 28, 2014, which are primarily being amortized over three years.

	Three months ended March 31,		Change
	2015	2014	Amount	Percent
Interest income	$6,914	$2,989	$3,925	131%
Interest expense	(42,186)	(52,713)	10,527	(20)%
Other income (expense) - net	46,121	(199,885)	246,006	(123)%
Income tax provision (benefit)	9,624	(187,863)	197,487	(105)%

Interest Income. Interest income of $7,000 for the three months ended March 31, 2015, increased by $4,000 or 131% from interest income of $3,000 for the three months ended March 31, 2014, due to increased late payment fees from customers.

Interest Expense. Interest expense of $42,000 for the three months ended March 31, 2015, decreased by $11,000 or 20% from interest expense of $53,000 for the three months ended March 31, 2014 due to lower average borrowings, primarily as a result of $500,000 of debt that was converted into common stock in July 2014 and a reduction in the amount outstanding on the note payable to the CEO.

Other Income (Expense) - net. Other income - net was $46,000 for the three months ended March 31, 2015 compared to other expense - net of $200,000 for the three months ended March 31, 2014. An increase in the exchange rate of Pakistan rupees per U.S. dollar in the first quarter of 2015 of approximately 0.4% caused a foreign exchange gain of $31,000 for the three months ended March 31, 2015. A decline in the exchange rate of Pakistan rupees per U.S. dollar by 8% from December 31, 2013 to March 31, 2014, caused a foreign exchange loss of $203,000 for the three months ended March 31, 2014.

Income Tax Provision (Benefit). There was a $9,600 provision for income taxes for the three months ended March 31, 2015, compared to an income tax benefit of $188,000 for the three months ended March 31, 2014. The pre-tax loss increased to $1.2 million for the three months ended March 31, 2015 from $572,000 for the three months ended March 31, 2014. Although the Company is forecasting a return to profitability, it incurred cumulative losses which make realization of a deferred tax asset difficult to support in accordance with ASC 740. Accordingly, a valuation allowance was recorded against all deferred tax assets as of December 31, 2014, and no tax benefit has been recorded against the $1.2 million pre-tax loss.

Liquidity and Capital Resources

The following table summarizes our cash flows for the years presented.

	Year ended		Three months ended March 31,
	2014	2013	2015	2014
Net cash (used in) provided by operating activities	$(2,700,189)	$928,968	$(1,297,314)	$704
Net cash used in investing activities	(12,652,830)	(706,291)	(83,588)	(53,569)
Net cash provided by (used in) financing activities	15,878,819	33,002	1,530,173	(155,388)
Effect of exchange rate changes on cash	24,916	(26,058)	(11,988)	16,813
Net increase (decrease) in cash	550,716	229,621	137,283	(191,440)

We completed our initial public offering in July 2014, which provided us with approximately $4.3 million in additional cash after giving effect to the underwriter’s discount, offering and acquisition expenses, and cash used to fund the purchase of the Acquired Businesses. In addition, we increased capital expenditures to $1.1 million during the year ended December 31, 2014 to increase the capacity of our facilities in Pakistan and increased expenses in Pakistan by $2.1 million during the year ended December 31, 2014 as we grew our team in Pakistan by approximately 1,000 employees, with the goal of reducing domestic expenses and spending on subcontractors from the Acquired Businesses as planned.

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With the cost reductions we have achieved from the Acquired Businesses and the additional expense reductions we expect to achieve, we believe our cash flow from operations will be sufficient to meet our working capital and capital expenditures requirements for at least the next 12 months. As of June 30, 2015, the Company had fully drawn the $3.0 million line and had a cash balance of approximately $607,000.

The Company generated positive cash flows from operations during each of the years 2008-2013, including $929,000 of positive cash flow from operations in 2013, although there were negative cash flows from operations of $2.7 million in 2014. Due to operating losses and a working capital deficiency in 2014, the Company relies on the line of credit. The line of credit renews annually, and currently matures in November 2015, and as of this date, the Company has not extended the line of credit, which raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, our independent registered public accounting firm included an explanatory paragraph that indicated there is substantial doubt about our ability to continue as a going concern in its audit report on our 2014 financial statements.

The Company has significantly reduced its operating expenses from the Acquired Businesses, however, in order for us to grow and successfully execute our business plan which includes future acquisitions, we may require additional financing, either from this offering or from alternative sources, which may not be available or may not be available on acceptable terms. If such financing is available in the form of equity, existing stockholders may see their percentage ownership diluted. Failure to obtain financing when needed may have a material adverse effect on our financial position. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support the operation or growth of our business could be significantly impaired and our operating results may be harmed.

Operating Activities

Cash used in operating activities was $2.7 million during the year ended December 31, 2014, compared to $929,000 cash provided by operating activities during the year ended December 31, 2013. The net loss increased by $4.5 million, of which $1.8 million was additional depreciation and amortization, $31,000 was additional provision for taxes and $259,000 was stock-based compensation, offset by a gain of $1.8 million from the change in the contingent consideration liability. Cash operating expenses grew $3.9 million faster than revenue during the year ended December 31, 2014. The direct expenses from the Acquired Businesses were approximately equal to the revenue from these businesses, but due to the growth of the team in Pakistan, there was approximately $2.1 million of incremental expenses in 2014 which will offset costs in the United States and subcontractors in future years. In addition, there was $863,000 of additional costs of being a public company, including audit fees, compensation for outside directors and increased premiums for liability insurance, transaction costs of $785,000 and $483,000 of one time bonuses to employees with at least one year of service at the time of the IPO.

Accounts receivable increased by $2.1 million for the year ended December 31, 2014, compared with an increase in accounts receivable of $22,000 for the year ended December 31, 2013, and accounts payable, accrued compensation and accrued expenses grew by $2.1 million for the year ended December 31, 2014, compared with an increase of $190,000 for the year ended December 31, 2013. Both of these increases result from the Acquired Businesses, since these were asset purchases, and accounts receivable, accounts payable, accrued expenses and other liabilities were not acquired.

Investing Activities

Cash used in investing activities during the year ended December 31, 2014 was $12.7 million, an increase of $11.9 million compared to $706,000 during the year ended December 31, 2013. We spent $11.5 million in cash for the purchase of the Acquired Businesses, compared to $275,000 for the initial cash portion of the purchase of Metro Medical during the year ended December 31, 2013. Capital expenditures during the year ended December 31, 2014 were $1.1 million, an increase of $830,000 compared to $286,000 during the year ended December 31, 2013, primarily to increase the capacity of our Pakistan facilities.

Financing Activities

Cash provided by financing activities during the year ended December 31, 2014 was $15.9 million, compared to $33,000 in the year ended December 31, 2013. During the year ended December 31, 2014, we completed our IPO, generating net cash of $4.3 million after paying offering expenses, acquisition expenses and paying the cash portion of the purchase price for the Acquired Businesses. We repaid $1.2 million of notes payable from acquisitions made in prior years as well as $266,000 borrowed from our CEO to fund IPO expenses. Average monthly borrowings from our revolving line of credit with TD Bank were $896,000 in the year ended December 31, 2014 compared to $427,000 in the year ended December 31, 2013.

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Our line of credit renews annually at the option of the lender, and currently matures on November 30, 2015. As of December 31, 2014, $1.2 million was drawn on the line. During March 2015, our line of credit was increased to $3.0 million with no change in lending terms.

Credit Facilities

Line of Credit

We obtained a $400,000 revolving line of credit from TD Bank in January 2011, which was increased to $750,000 in March 2012, $1,215,000 on September 30, 2013 and $3,000,000 on March 6, 2015. The line of credit bears interest at a variable rate equal to the Wall Street Journal prime rate from time to time in effect plus 1% (4.25% as of June 30, 2015). The line of credit is collateralized by all of our assets and is guaranteed by our founder and principal stockholder. The outstanding balance on the line of credit was $1.0 million as of December 31, 2013, $1.2 million as of December 31, 2014 and $3.0 million on March 31, 2015. The line of credit will terminate and amounts thereunder will become payable on November 29, 2015 unless it is further extended by the lender.

Founder Loan

In February 2013, our founder and principal stockholder advanced us a loan of $1,000,000, of which a portion was used to repay the outstanding balance on our revolving credit line with TD Bank. The loan was amended and restated on July 13, 2015. The loan bears interest at an annual rate of 7.0%. The outstanding principal of this loan, as of July 14, 2015 in the amount of approximately $605,000, together with accrued interest, is due in one installment on July 5, 2016.

Contractual Obligations and Commitments

We have contractual obligations under our line of credit, notes issued in connection with our pre-2014 acquisitions and contingent consideration in connection with the Acquired Businesses. We also maintain operating leases for property and certain office equipment.

As of March 31, 2015	Payments Due by Period
		Current			More than
	Total	Year	1-3 Years	4-5 Years	5 years
Borrowings under lines of credit	3,000,000	3,000,000
Notes payable - related party (1)	470,089	470,089	-	-	-
Notes payable - other (1)	124,612	76,347	42,455	5,810	-
Operating lease obligations - related party (2)	229,641	95,391	134,250	-	-
Operating lease obligations - other (2)	420,550	289,512	131,038	-	-
Acquisition promissory notes(1)	265,386	265,386	-	-	-
Total Contractual Obligations	4,510,278	4,196,725	307,743	5,810	-

(1)	The interest rates for the related party note, other notes payable and promissory notes were 7.0%, 5.0% and 5.0%, respectively, as of June 30, 2015 and the contractual interest expenses are not included in the table.
(2)	Represents minimum rent payments for operating leases under their current terms, excluding those which are cancellable with 90 days notice or less.

Off-Balance Sheet Arrangements

As of December 31, 2013, December 31, 2014 and March 31, 2015, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special-purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Other than our operating leases for office space, computer equipment and other property, we do not engage in off-balance sheet financing arrangements.

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JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we are irrevocably electing not to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

However, as an “emerging growth company”, we rely on exemptions available under the JOBS Act under which we will not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years from our IPO on July 23, 2014 or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures about Market Risk

Foreign currency exchange risk. Our results of operations and cash flows are subject to fluctuations due to changes in the Pakistan rupee. None of our consolidated revenues are earned outside the United States. In 2013, 2014 and the three months ended March 31, 2015, 48%, 32% and 35%, respectively, of our total expenses occurred in our subsidiary in Pakistan and were incurred in Pakistan rupees. Fluctuations in currency exchange rates could harm our business in the future. Because a significant portion of our expenses is incurred outside the United States but our revenue is denominated in U.S. dollars, a 10% adverse change in foreign exchange rates would have a 5% adverse impact on our costs, which would cause our margins to differ materially from expectations.

As our scale grows, our risks associated with fluctuation in currency rates will become greater, and we will continue to reassess our approach to managing this risk. To date, we have not entered into any foreign currency hedging contracts, and we have no immediate plans to do so in the near future.

Liquidity risk. As of December 31, 2014 we held approximately $563,000 of cash in a bank in Pakistan and we held approximately $898,000 of cash in this bank on March 31, 2015. The banking system in Pakistan does not provide deposit insurance coverage. We generally wire funds to Pakistan from the U.S. near the end of each month to be used for payroll and other operating expenses in the following month, with the payroll payments being made by our Pakistani subsidiary in the first week of such month.

We have a transfer pricing agreement with our Pakistani subsidiary, and our Pakistani subsidiary is required under applicable law to generate an arms-length profit. Accordingly, monthly payments due from us to our Pakistani subsidiary for the services it provides to us are in an amount sufficient for it to generate a profit. However, our actual payments to our Pakistani subsidiary for these services are in a lesser amount, which covers just the actual costs incurred by our subsidiary. The excess amount owed by us but not paid to our Pakistani subsidiary is treated as a dividend from the Pakistani subsidiary to us. Accordingly, we record a current tax liability on our financial statements to cover U.S. taxes on that dividend. We plan to repatriate all earnings and profits generated by our Pakistani subsidiary. Therefore, we recognize a deferred tax liability on the cumulative balance of earnings and profits, as reduced by the amount treated as a dividend, at the federal tax rate.

In 2015, MTBC started a subsidiary in Poland, MTBC-Europe Sp. z.o.o. Beginning in June 2015, MTBC began funding the expenses of this subsidiary, which serves as a back-up facility to the Pakistan operations and processes work for customers of one of the Acquired Businesses. Expenses are funded as incurred and accordingly, cash balances do not exceed $20,000 at any time. The Company is in process of drafting a transfer pricing agreement with the Poland subsidiary.

Impact of inflation. We do not believe that inflation has had a material effect on our business, financial condition or results of operations. To date, inflationary pressures experienced by our operations in Pakistan, which are funded by revenues we generate in the U.S., have been offset by declines in the Pakistan rupee to U.S. dollar exchange rate. However, if our costs were to become subject to significant inflationary pressures, we might not be able to offset these higher costs through price increases. Our inability or failure to do so could harm our business, operating results and financial condition.

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Related Party Transactions

We have engaged in a number of related party transactions. See the notes to our consolidated financial statements for the years ended December 31, 2013 and 2014, as well as our unaudited consolidated financial statements for the three months ended March 31, 2015, as well as “Certain Relationships and Related Party Transactions” in this prospectus.

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Business

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers practicing in ambulatory care settings. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. In addition to our experienced team in the United States,  we employ a highly educated workforce of more than 1,900 employees in Pakistan, where we believe labor costs are approximately one-half the cost of comparable India-based employees and one-tenth the cost of comparable U.S. employees, thus enabling us to deliver our solutions at competitive prices.

Our flagship offering, PracticePro, empowers healthcare practices with the core software and business services they need to address industry challenges, including the Patient Protection and Affordable Care Act (“Affordable Care Act”), on one unified SaaS platform. We deliver powerful, integrated and easy-to-use ‘big practice solutions’ to small and medium practices, which enable them to efficiently operate their businesses, manage clinical workflows and receive timely payment for their services. PracticePro includes:

•	Practice management solutions and related tools, which facilitate the day-to-day operation of a medical practice;
•	Electronic health records (or EHR), which is easy to use, highly ranked, and allows our customers to reduce paperwork and qualify for government incentives;
•	Revenue cycle management (or RCM) services, which include end-to-end medical billing, analytics, and related services; and
•	Mobile Health (or mHealth) solutions, including smartphone applications that assist patients and healthcare providers in the provision of healthcare services.

Several emerging trends, such as the shift to quality-based reimbursement, the emerging focus on improving the coordination of care, and the increased reporting requirements of both government entities and commercial insurers, are creating incentives for healthcare providers to implement technologies that help them meet the needs of the changing healthcare environment. Adoption of EHR solutions is accelerating as more providers realize the benefits of using technology solutions. Government initiatives and legislation have provided additional financial incentives and implementation support for healthcare providers to adopt EHR solutions. We believe that with our fully integrated, end-to-end solution and cost-effective offshore model, we are competitively positioned to penetrate the ambulatory healthcare IT market and to take advantage of these trends.

We believe that our ability to offer an integrated suite of SaaS solutions at attractive prices provides us with a significant competitive advantage, particularly in comparison to regional RCM companies who generally offer a limited range of services. For instance, in addition to our core offerings of practice management, EHR and RCM software, we also provide integrated clinical decision support tools, insurance eligibility verification, patient engagement and education materials as part of our base set of solutions, which our customers can utilize at no additional cost. We also offer coding, consulting and transcription as a separate set of billed services. We believe that our broad range of solutions increases our ability to attract and retain customers over the long term. For example, customers utilizing our practice management and RCM services together with our EHR solution renew their contracts with us at higher rates than customers who do not utilize our EHR solution.

As of March 31, 2015, we served approximately 910 practices representing approximately 2,000 providers (which we define as physicians, nurses, nurse practitioners, physician assistants and other clinical staff that render bills for their services), practicing in approximately 60 specialties and subspecialties, in 43 states. Approximately 98% of the practices we serve consist of one to ten providers, with the majority of the practices we serve being primary care providers. However, our solutions are scalable and are appropriate for larger healthcare practices across a wide range of specialty areas. In fact, our largest customer is a hospital-based group with approximately 120 providers. We have no significant customer concentration and no individual customer accounts for more than five percent of our revenue.

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Our growth strategy involves two approaches: acquiring smaller RCM companies and migrating the customers of those companies to our solutions, as well as partnering with EHR and other vendors that lack an integrated solution and integrating our solutions with their offerings. The RCM service industry is highly fragmented, with many local and regional RCM companies serving small medical practices. We believe that the industry is ripe for consolidation and that we can achieve significant growth through acquisitions. We estimate that there are more than 1,500 companies in the United States providing RCM services and that no one company has more than a 5% share of the market. We further believe that it is becoming increasingly difficult for traditional RCM companies to meet the growing technology and business service needs of healthcare providers without a significant investment in information technology infrastructure.

We believe we will also be able to accelerate organic growth by partnering with industry participants, utilizing them as channel partners to offer integrated solutions to their customers. We have recently entered into arrangements with industry participants from which we began to derive revenue starting in mid-2014, including emerging EHR providers and other healthcare vendors that lack a full suite of solutions. We are in the midst of developing application interfaces with two EHR systems.

Since 2006, we have acquired eleven RCM companies and entered into agreements with four additional RCM companies under which we service all of their customers. On July 28, 2014, concurrently with the consummation of our IPO, we acquired Omni, Practicare and CastleRock, through a series of asset purchase agreements. In aggregate, these companies served approximately 990 providers in 510 practices, representing $21.1 million of revenue. In the three months ended March 31, 2015, 76% of our revenues were generated from customers who were obtained through strategic transactions with regional RCM companies.

Structure of Acquisitions

Although each acquisition agreement contains different terms, every acquisition we have completed in the past was an “asset purchase,” not an acquisition of the seller’s company. We will generally acquire the customer contracts, goodwill and fixed assets of each acquired business, but not their working capital or debt.

At times we will enter into short term employee, office space and equipment lease agreements with the seller. These arrangements provide for us to utilize certain personnel as well as space and equipment located at the seller’s premises for a negotiated period of time.

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Revenue Share Arrangements

For smaller RCM companies (typically less than $1 or $2 million in revenue), we sometimes find that it is easier to execute a revenue sharing arrangement rather than acquiring the business. In these situations, we take over providing services to customers, and pay the RCM company a percentage of the revenue we collect. There may be a small referral fee paid up front (typically around 5% of the prior year’s revenue), in return for which we ask the seller to continue paying their staff and facilities cost for a month of transition. We then pay a percentage of our monthly collections (typically 30%) for 36 months, and possibly a final payment of 5% of the last year’s revenue from clients we transition to our platform.

We may hire one or two employees from the seller, but we generally transition all the work to our team offshore during the first month.

For an RCM company which is not profitable or is marginally profitable, this arrangement allows the seller to generate profits from their customer base for several years. The upfront cost to us is minimal.

Industry Overview

The American healthcare industry is in a state of transformation. According to a report issued by the Institute of Medicine in 2012, approximately $2.6 trillion was spent in the United States on healthcare in 2011, of which $750 billion was wasteful spending that does not improve the quality of care that patients receive. An April 2012 study cited by Health Affairs, a health policy journal, estimates that between $476 billion and $992 billion of healthcare spending in 2011 was wasted, with a third of that waste being funded by Medicare and Medicaid programs. Healthcare spending in the United States is widely viewed as growing at an unsustainable rate, and policymakers and payers are continuously seeking ways to reduce that growth.

Presently, there are more than 500,000 U.S. physicians practicing in ambulatory care settings and it is estimated that approximately 70% of these providers are practicing in groups with 10 or fewer physicians. For decades, the U.S. healthcare delivery system has been characterized by a vast cottage industry of small, independent practices functioning in a fee-for-service environment. However, as a result of both incentives and burdensome requirements placed on healthcare providers by government officials and commercial payers in response to increased healthcare spending and related waste, healthcare providers are beginning to consolidate their practices, better coordinate their services and reduce costs associated with redundancy.

The market for our products and services is competitive and characterized by rapidly evolving technology and product standards, user needs and the frequent introduction of new products and services. Some of our competitors are more established than us, benefit from greater name recognition and have substantially greater financial, technical, and marketing resources than us.

We compete with other providers of both integrated and stand-alone practice management, EHR and RCM solutions, including providers who utilize a Web-based platform and providers of locally installed software systems. Our competitors include larger healthcare IT companies such as athenahealth, Allscripts Healthcare Solutions, eClinical Works, Practice Fusion, Kareo, Amazing Charts, and Greenway Medical Technologies. We also compete with regional RCM companies.

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Our Strategy

Our objective is to become the leading provider of integrated, end-to-end software and business service solutions to healthcare providers practicing in an ambulatory setting. To achieve this objective, we employ the following strategies:

•	Provide comprehensive practice management, electronic health records, revenue cycle management and mobile health solutions to small and medium size healthcare practices.

•	Provide exceptional customer service.

•	Leverage significant cost advantages provided by our skilled offshore workforce.

•	Pursue strategic acquisitions.

•	Increase sales and marketing efforts.

•	Continuously develop new features and service offerings to meet the needs of our customers.

•	Leverage strategic partnerships.

Cost-Effective Workforce

The Pakistan operations allow MTBC to realize significant reductions in expenses of acquired companies, at approximately one tenth the cost of U.S. employees and half the cost of India-based labor.

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Customer Support

We offer a variety of customer support options to our healthcare providers. We devote over 65 employees to support our customers and their patients while leveraging our offshore team to provide billing and PHR support to patients, and account management and around the clock technical support services to our customers. Every MTBC account has an assigned manager who is responsible for maintaining our relationship with that provider and its staff. Through our web-based platform, email, phone, video and in-person meetings, we are in regular contact with our customers with the goal of proactively managing their practice management needs.

We offer providers, at no additional cost, a technical support hotline which is available 24 hours a day, 7 days a week. Members of our team are trained to resolve issues with our programs across all platforms that support our software and applications. Providers and their staff can also communicate securely and directly with our support center through our web-based platform. Our customers have the ability to categorize each message and log them as a compliment, routine or complaint. During regular business hours, a rapid response unit of our support team calls any practice that submits a complaint within 10 minutes of our receipt of the complaint.

In addition, our providers save time and money by directing patient calls regarding billing to our patient help desk. Our support team assists patients with their billing questions in both English and Spanish.

Technology, Development and Infrastructure

We employ over 200 employees in our technology department dedicated to developing, maintaining and upgrading our software products. We continuously update our software and the rules in our rules based system. Our innovative platform utilizes the latest web, mobile, and cloud computing technologies which include Microsoft .NET, Linux, Android and Apple iOS. Our web-based platform ensures that data flows in a seamless manner across web, mobile and remote environments to our integrated web-based EHR and PracticePro applications. Our innovative platform further facilitates integration of all clinical, financial and administrative data to promote real-time information sharing and quick user adoption through user-friendly and intuitive tools that optimize daily processes.

Since our founding, we have remained committed to staying at the forefront of technological trends and changes. We believe that our web-based platforms provide the access, security and scalability that our healthcare industry customers desire. By utilizing our cutting-edge, technology-based solutions, we believe that our customers are positioned well for the healthcare industry future.

We host all critical customer services at a secure third-party co-location site in the U.S. Additionally, our customers’ encrypted data reside on secure servers located at both our primary offshore offices in the Islamabad metropolitan area of Pakistan, and at our fully functional disaster recovery site located four hours away in Bagh, Pakistan. Both of our sites in Pakistan as well as in the United States utilize fail-over server redundancy, continuous data backups, uninterruptible power supplies and other security measures intended to prevent interruptions in the delivery of our products and services. Customer data is in an automated loopback system, providing data redundancy and ensuring successful data recovery in the event of a catastrophic loss.

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MTBC’s Solution

Our fully integrated suite of technology and business service solutions is designed to enable healthcare practices to thrive in the midst of a rapidly changing environment in which managing reimbursement, clinical workflows and day-to-day administrative tasks is becoming increasingly complex, costly and time-consuming. Our end-to-end solution, marketed as PracticePro, combines clinical and practice management software with critical business services and knowledge driven tools. We believe that our web-based platform provides a compelling and cost-effective solution to healthcare providers.

Web-based Practice Management Application

Our proprietary, web-based practice management application automates the labor-intensive workflow of a medical office in a unified and streamlined SaaS platform. The various functions of the platform collectively support the entire workflow of the day-to-day operations of a medical office in an intuitive and user-friendly format. A simple, individual and secure login to our web-based platform gives physicians, other healthcare providers and staff members access to a vast array of practice management data available at any time, which they can access at the office or from any other location where they can access the Internet. By adjusting the parameters of each user’s rights, a practice administrator can easily keep sensitive practice information confidential. Users can customize the “Practice Dashboard” to display only the most useful and relevant information needed to carry out their particular functions. We believe that this streamlined and centralized automated workflow allows providers to focus more of their time on delivering quality patient care rather than office administration.

Below is a screen shot of the Practice Management Dashboard that a typical healthcare provider or administrator would view after logging on to our Web-based platform, based on customized settings previously selected by the provider’s practice administrator.

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The newest of our Practice Management tools is iCheckin, an enhanced patient check-in app for iOS and Android-based tablet devices. By using iCheckIn, patients can do the following:

•	Quickly check-in on the day of the appointment

•	View and update demographic and insurance details

•	Capture and upload photos and insurance card images

•	Review and electronically pay co-insurance, co-payments and self-payment balances

•	Electronically sign consents and financial forms

ONC-ACB 2014 Edition Certified Web-based Electronic Health Records

Over the last several years, the government has enacted initiatives to drive the adoption of certified EHR solutions. Under the American Recovery and Reinvestment Act and HITECH Act, subject to sequestration adjustments and certain deadlines, an eligible provider that qualifies for incentives by demonstrating “meaningful use” of a certified EHR can receive up to an aggregate of $44,000 from Medicare or $63,750 from Medicaid, and eligible providers that do not demonstrate meaningful use will face a penalty in the form of a reduction in reimbursement beginning in 2015. The Office of the National Coordinator for Health Information Technology (ONC) oversees the functionality that an EHR solution must meet to be eligible for incentives under the HITECH Act, and recognizes a variety of Authorized Certification Bodies (ACBs) eligible to test for and designate EHRs as certified for “meaningful use” reporting. Our web-based EHR solution has achieved 2014 Edition Complete EHR Ambulatory ONC-ACB Health IT Certification, which designates the software as capable of supporting healthcare providers with Stage 1 and Stage 2 meaningful use measures required to qualify for funding under the American Recovery and Reinvestment Act. Furthermore, our web-based EHR solution was ranked fifth among all EHRs servicing healthcare providers practicing in the 1-10 provider practice space by KLAS, a leading independent industry assessor of healthcare information technology products.

Our iPad and web-based EHR solutions allow a provider to view all patient information in one online location, thus avoiding the need for numerous charts and records for each patient. Providers can track patients from their initial appointments; chart clinical data, history, and other personal information; enter and submit claims for medical services; and review and respond to queries for additional information regarding the billing process. Additionally, the EHR software delivers a robust document management system to enable providers to transition to paperless environments, including electronic connectivity between practitioners and patients, streamlining patient communications, and enables providers to determine how potential drugs that may be prescribed for a particular patient will interact with that patient’s allergies, other medication and pre-existing medical conditions.

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In addition, we offer meaningful use coaches as a value added service to our customers to help them qualify for the meaningful use incentives provided under the HITECH Act.

Mobile Health Solutions

The functionality of our cloud-based platform is extended to mobile devices through our integrated suite of mobile health applications.

We offer a family of mobile health applications including physician end-user tools that support, among other things, electronic prescribing, the capture of billing charges in ICD-9 and ICD-10 formats, and the creation and secure transfer of clinical audio notes that are converted into text and billing charges. We support both Apple iOS or Android devices.

Our Personal Health Record application allows patients of our healthcare providers to access their medical information, securely communicate with their doctors’ office, schedule appointments, request prescription refills, pay balances and check-in for office appointments.

One criteria of the government’s Meaningful Use incentive is the percentage of patients who utilize electronic technology to access their health records online. By offering easy-to-use access from mobile devices, and offering 24 x 7 ability to request prescription renewals and schedule appointments, we make it easier for our clients to qualify for Meaningful Use incentives.

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Management

Executive Officers and Directors

The following table sets forth information as of July 10, 2015 regarding our directors and executive officers.

Name	Age	Position(s)
Mahmud Haq	56	Chairman of the Board and Chief Executive Officer
Stephen A. Snyder	38	President and Director
Bill Korn	58	Chief Financial Officer
Amritpal Deol	30	General Counsel and Corporate Secretary
Anne M. Busquet	65	Director (2)
Howard L. Clark	71	Director (2) (3)
John N. Daly	77	Director (1) (2)
Cameron Munter	61	Director (1) (3)

(1)  Member of the compensation committee

(2)  Member of the audit committee

(3)  Member of the nominating and corporate governance committee

Mahmud Haq is our founder, and has served as our Chief Executive Officer and Chairman of the Board since our inception in 2001. Prior to founding MTBC, Mr. Haq served as the Chief Executive Officer and President of Compass International Services Corporation from 1997 to 1999. During that time, Mr. Haq also served on its board of directors. From 1985 to 1996, Mr. Haq held various senior executive positions at American Express, including Vice President — Risk Management of Global Collections for the Travel Related Services division (1994-1996). Mr. Haq received a Bachelor of Science in Aviation Management from Bridgewater State College and holds an M.B.A. from Clark University with a concentration in Finance.

Stephen A. Snyder is our President and has been a member of our board of directors since 2013. Mr. Snyder joined MTBC in August 2005 as Vice President, General Counsel and Secretary, and later served as Chief Operating Officer beginning January 2009, through his appointment as President in August 2011. Prior to joining MTBC, Mr. Snyder practiced law with a New Jersey law firm. Mr. Snyder is a member of the New Jersey and New York bars and his writings on healthcare law and policy have been published by the American Health Lawyers Association, American Bar Association and various industry publications. Mr. Snyder received his Bachelor of Arts in Political Science magna cum laude from Montclair State University and his Juris Doctor from Rutgers School of Law-Newark.

Bill Korn is our Chief Financial Officer. Mr. Korn joined MTBC in July 2013. Prior to joining MTBC, Mr. Korn served as the Chief Financial Officer for six other early-stage technology businesses. From January 2013 until he joined us, Mr. Korn served as the Chief Financial Officer of SnapOne, Inc., a developer of cloud-based applications for mobile devices, and from June 2012 until December 2012, Mr. Korn was doing private advisory work. Prior to that, from August 2002 to June 2012, Mr. Korn was the Chief Financial Officer of Antenna Software, Inc. Earlier in his career, Mr. Korn spent ten years with IBM, where he served on the senior management team that created IBM’s services strategy in the 1990s. Mr. Korn received his Bachelor of Arts in Economics magna cum laude from Harvard College and his Master of Business Administration from Harvard Business School.

Amritpal Deol is our General Counsel and Corporate Secretary. Ms. Deol joined MTBC in 2012 and subsequently served as Vice President of Client Relations since 2013. Ms. Deol was appointed our General Counsel and Corporate Secretary in April of 2015. Ms. Deol has supported MTBC’s client base through the use of her legal training by advising clients on medical reimbursement issues and implementing strategies to improve MTBC’s clients’ collections. Ms. Deol graduated magna cum laude from the University of Florida with a B.S. in Broadcast Journalism and received her Juris Doctorate degree from the Penn State Dickinson School of Law. While in law school she acted as senior editor of the Penn State Law Review. Ms. Deol is admitted to practice in the State of New Jersey.

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Anne M. Busquet joined MTBC’s board of directors in July 2014 and is a member of our Audit Committee. Ms. Busquet is presently the President of AMB Advisors, and has over three decades of executive business experience with American Express and Interactive Corp (IAC). She has led several successful businesses and served on various boards, including Blyth, Inc., and Meetic. Currently, Ms. Busquet serves on the Board of Pitney Bowes, Intercontinental Hotels Group (IHG), and Provista Diagnostics and is also a Trustee on the Board of Overseers for Columbia University, Business School, the Romanian American Foundation and the French Institute Alliance Francaise. Ms. Busquet graduated from Cornell University and received her MBA from Columbia University.

Howard L. Clark, Jr. has served as a member of our board of directors since October 2013 and is the Chairman of our Audit Committee. He retired as Vice Chairman, Investment Banking of Barclays Capital Inc. on June 30, 2011. He served as Vice Chairman of Lehman Brothers Inc. from February 1993 to September 2008. From February 1990 until February 1993, Mr. Clark served as Chairman and Chief Executive Officer of Shearson Lehman Brothers, Inc. Prior to joining Shearson Lehman, Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company.

Mr. Clark is a member of the board of directors of Green Waste Energy, Inc. He is a former member of the board of directors of Maytag Corporation, United Rentals and White Mountains Insurance Group. Additionally, he serves on the Board of Trustees of The Boys’ Club of New York. Mr. Clark is a former member of the Board of Overseers of Columbia University Graduate School of Business and is an Honorary Trustee of Boston University. Mr. Clark was Chairman of the Securities Industry Association in 1994 and Chairman of The Bond Club of New York in 1998. A 1967 graduate of Boston University, Mr. Clark received his Master of Business Administration degree from Columbia University Graduate School of Business in 1968. Mr. Clark resides in Greenwich, Connecticut.

John N. Daly has served as a member of our board of directors since December 2013, and is the Chairman of our Compensation Committee and a member of our Audit Committee. Since May 2007, Mr. Daly has served as the President of IMMS, LLC, a third party marketer of investment management firms. Previously, Mr. Daly held other management positions in the financial services industry, including during his 23 years at E.F. Hutton & Co. from 1960 to 1983, where at various times he ran the Syndicate Department, the Commodities Division and the Asset Management Division. He later joined Salomon Brothers, both at the New York and London offices, where he headed the Private Client Division and International Equity Capital Markets. Mr. Daly also served as the Senior Managed Accounts Specialist at Prudential Investments from 2002-2005. Mr. Daly graduated from Yale University and completed the Harvard Business School Advanced Management Program in 1979.

Cameron P. Munter has served as a member of our board of directors since June 2013, and is the Chairman of our Nominating and Governance Committee and a member of our Compensation Committee. Mr. Munter served as the U.S. Ambassador to Pakistan from October 2010 through July 2012. Prior to this appointment, Mr. Munter held a variety of high-profile diplomatic positions in Iraq and also served as U.S. Ambassador to Serbia from March 2007 to March 2009. Mr. Munter received his B.A., magna cum laude, from Cornell University and doctoral degree in Modern European History from the Johns Hopkins University. He is currently President and CEO of the EastWest Institute, an international, non-partisan organization with offices in New York, Brussels, Moscow and Washington.

Code of Business Conduct and Ethics

All Company employees and directors, including the CEO and the Chief Financial Officer, are required to abide by the Company’s Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

The full text of the Code of Conduct is published on the Company’s website at www.ir.mtbc.com, and is available in print to any shareholder upon request.

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Board Composition

Our board of directors consists of six directors, four of whom qualify as “independent” directors according to the rules and regulations of NASDAQ. Our amended and restated certificate of incorporation provides for a classified board of directors initially divided into three classes through April 2017 with members of each class of directors serving staggered three-year terms. After April 2017, the Board will be divided into two classes with members of each class of directors serving staggered two-year terms. As a result, a portion of our board of directors is elected each year. Mr. Daly has been designated a Class I directors whose term will expire at the 2018 annual meeting of stockholders. Mr. Clark, Mr. Snyder and Ms. Busquet have been designated Class II directors whose terms will expire at the 2016 annual meeting of stockholders, and Mr. Munter and Mr. Haq have been designated Class III directors whose terms will expire at the 2017 annual meeting of stockholders.

Our amended and restated certificate of incorporation also provides that the number of authorized directors will be determined from time to time by resolution of the board of directors and any vacancies in our Board and newly created directorships may be filled only by our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our amended and restated certificate of incorporation provides for the removal of a director only for cause and by the affirmative vote of the holders of 50.1% or more of the shares then entitled to vote at an election of our directors. These provisions and the classification of our board of directors may have the effect of delaying or preventing changes in the control of MTBC.

Director Independence

Our Board has considered the relationships of all directors with us and the independence of each director, and determined that Ms. Anne Busquet, and Messrs. Cameron Munter, Howard Clark and John Daly, do not have any relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each non-employee director qualifies as an independent director under the applicable rules of NASDAQ.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

The composition and functioning of our board of directors and all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act, and NASDAQ and SEC rules and regulations.

Name	Board	Compensation	Audit	Governance
Mahmud Haq	x*
Anne Busquet	x		x
Howard L. Clark, Jr.	x		x*	x
John N. Daly	x	x*	x
Cameron P. Munter	x	x		x*
Stephen A. Snyder	x

x  Member

*  Chairperson

Audit Committee

Our audit committee consists of Howard Clark, John Daly and Anne Busquet, with Mr. Clark chairing the audit committee. Our audit committee members meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Messrs. Clark and Daly and Ms. Busquet are “audit committee financial experts” as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Messrs. Clark and Daly and Ms. Busquet are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

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The audit committee’s responsibilities include:

•	Overseeing management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company;
•	Overseeing management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and assists with the oversight by the board of directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.;
•	Overseeing management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.
•	Overseeing the independence of the independent registered public accounting firm and the qualifications and effectiveness of the independent registered public accounting firm.;
•	Preparing the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations;
•	Appointing, retaining, and reviewing the performance of the independent registered public accounting firm.; and
•	Evaluating the Committee’s performance annually.

Compensation Committee

Our compensation committee consists of John Daly and Cameron Munter, with Mr. Daly chairing the compensation committee. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, NASDAQ and the Internal Revenue Code of 1986, as amended, or the Code. We expect to satisfy the member independence requirements for the compensation committee prior to the end of the transition period provided under current NASDAQ listing standards and SEC rules and regulations for companies completing their initial public offering. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

The compensation committee’s responsibilities include:

•	Making recommendations to the Board with respect to the structure of overall incentive compensation and equity-based plans applicable to executive officers or other employees and administers such plans;
•	Selecting and retaining outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary;
•	Preparing the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations; and
•	Evaluating the Committee’s performance annually.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Cameron Munter and Howard Clark, with Mr. Munter chairing the nominating and corporate governance committee. All members of our nominating and corporate governance committee are independent under the applicable rules and regulations of the SEC and NASDAQ. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

The nominating and corporate governance committee’s responsibilities include:

•	Monitoring compliance with the Company’s Global Code of Conduct and all applicable laws and regulations;
•	Notifying the Audit Committee of any matters regarding accounting, internal control, or audit matters of which the Committee has become aware as a result of monitoring the Company’s compliance efforts; and
•	Identifying qualified candidates to serve on the Board, including candidates recommended by shareholders, and reviews Board candidate qualifications, selection criteria, and any potential conflicts with the Company’s interests.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has at any time during the past fiscal year been an officer or employee of the company. None of our executive officers serve or in the past fiscal year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

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Director Compensation

The following table sets forth the compensation paid to the non-executive directors of the Company in fiscal year 2014. There was no compensation paid to non-executive directors in 2013:

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Total
Anne Busquet	$12,500	$172,350	$184,850
Howard L. Clark, Jr.	40,000	167,175	207,175
John N. Daly	30,000	167,175	197,175
Cameron P. Munter	30,000	167,175	197,175

(1)	The amounts included in the table above for the option awards and stock awards reflect the total amount of the grant date fair value for options and restricted stock grants computed in accordance with Financial Accounting Standards Board ASC Topic 718.
(2)	As of December 31, 2014, the aggregate number of shares of restricted stock outstanding for each director, as applicable, is as follows; Ms. Busquet, 45,000, Mr. Clark, 45,000, Mr. Daly, 45,000, and Mr. Munter, 45,000.

Summary Executive Compensation

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer, President and Chief Financial Officer during 2013 and 2014. These individuals are our named executive officers.

Name and Principal Position	Year	Salary (1)	Bonuses		Stock Awards (3)	All Other Compensation (4)(5)(6)	Total
Mahmud Haq	2014	$201,429	$5,337	(2)	-	$30,092	$236,858
Chief Executive Officer	2013	120,330	70,227	(2)	-	18,740	209,297

Stephen A. Snyder	2014	190,165	125,000	(2)	360,000	12,607	687,772
President	2013	120,330	65,000	(2)	-	7,492	192,822

Bill Korn (8)	2014	178,901	66,264	(7)	180,000	9,147	434,312
Chief Financial Officer	2013	62,967	62,967	(7)	-	2,822	128,756

(1)	Includes amounts contributed by the Named Executive Officers to our 401(k) plan.
(2)	Consists of discretionary bonuses.
(3)	The amounts included in the table above reflect the total grant date fair value and were determined in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in the footnotes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with SEC.
(4)	Does not include perquisites and other personal benefits, the aggregate amount of which with respect to each of the Named Executive Officers does not exceed $10,000 reported for the fiscal year presented.
(5)	Includes our matching contribution to the 401(k) plan equal to 100% match on the first 3% of the employee’s compensation plus 50% match on the next 2%, which is available to all employees who participate in the plan.
(6)	Excludes group life insurance, health care insurance, long-term disability insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the Named Executive Officers.
(7)	Prior to July 23, 2014, consists of regular bonus payments in the same amounts and at the same time as base salary is paid to Mr. Korn.
(8)	Commenced employment in July 2013.

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Executive Employment Arrangements

We are party to employment agreements with each of Messrs. Haq, Snyder and Korn (the “Employment Agreements”). Each of the Employment Agreements has a two-year term unless earlier terminated, and is automatically renewed at the end of the initial term and annually thereafter in each case, for a one year term, unless either party provides at least ninety days’ prior written notice of non-renewal.

Each Employment Agreement provides for the payment of base salary and bonus, as well as customary employee benefits. Under each of the Employment Agreements, if the executive’s employment is terminated by the Company without “cause” or by the executive if a “material demotion,” occurs (as such terms are defined in the applicable Employment Agreement) the executive shall receive salary continuation payments for the remainder of the contractual term, but in no event for less than twenty-four months with respect to Mr. Haq and twelve months for each of Messrs. Snyder and Korn. In addition to salary continuation payments, executive shall receive payment of “COBRA” premiums for the executive and his dependents as long as the executive does not become eligible for health coverage through another employer during this severance period. Each of the Employment Agreements also restricts the executive from engaging in a competitive business during his employment and for 12 months thereafter, or soliciting our employees and customers during his employment and for 12 months thereafter.

Our compensation committee, currently comprised of Messrs. Daly and Munter, are tasked with discharging the board of directors’ responsibilities related to oversight of compensation of named executive officers and ensuring that our executive compensation program meets our corporate objectives. The compensation committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our named executive officers, as well as evaluating their performance in light of those goals and objectives. Based on this review and evaluation, as well as on input from our Chief Executive Officer regarding the performance of our other named executive officers and his recommendations as to their compensation, the Committee determines and approves each named executive officer’s compensation annually. As a public company, our named executive officers do not play a role in their own compensation determinations.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table provides information on the current holdings of restricted stock units (RSU) by our named officers at December 31, 2014:

Stephen Snyder:	100,000 shares
Bill Korn:	50,000 shares

These RSUs provide for annual vesting based on continued employment over three years.

Employee Benefit Plans

2014 Equity Incentive Plan. The purpose of the 2014 Equity Incentive Plan (the “2014 Plan”) is to promote our success by linking the personal interests of our employees, officers, directors and consultants to those of our shareholders, and by providing participants with an incentive for outstanding performance. The 2014 Plan authorizes the grant of awards in any of the following forms:

•	Options to purchase shares of common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code (the “Code”). The exercise price of an option granted under the 2014 Plan may not be less than the fair market value of our common stock on the date of grant. Stock options granted under the 2014 Plan have a term of ten years.

•	Stock appreciation rights, or SARs, which give the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the stock appreciation right. The base price of a SAR may not be less than the fair market value of our common stock on the date of grant. SARs granted under the 2014 Plan have a term of ten years.

•	Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee.

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•	Restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property) in the future, based upon the attainment of stated vesting or performance goals set by the Compensation Committee.

•	Performance stock and cash settled awards, which represent the right to receive shares of common stock or cash, as applicable, in the future upon the attainment of certain stated performance goals.

•	Other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants.

All awards are evidenced by a written award certificate between MTBC and the participant, which include such provisions as may be specified by the Compensation Committee. Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Awards to Non-Employee Directors. Awards granted under the 2014 Plan to non-employee directors may be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. The Committee may not make discretionary grants under the 2014 Plan to non-employee directors.

Shares Available for Awards; Adjustments. Subject to adjustment as provided in the 2014 Plan, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2014 Plan is 1,351,000. In the event of a nonreciprocal transaction between MTBC and its shareholders that causes the per share value of the common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2014 Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the 2014 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Administration. The 2014 Plan is administered by the Compensation Committee. The Committee has the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2014 Plan; and make all other decisions and determinations that may be required under the 2014 Plan. The board of directors may at any time administer the 2014 Plan. If it does so, it will have all the powers of the Compensation Committee under the 2014 Plan. In addition, the Board may expressly delegate to a special committee some or all of the Compensation Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not executive officers.

Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value) where the Compensation Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Participant’s Death or Disability. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	all of that participant’s outstanding options and SARs will become exercisable to the extent the participant was entitled to exercise such option or SAR, but only within the period ending on the earlier of (i) twelve (12) months with respect to a termination due to disability and eighteen (18) months with respect to a termination due to death, and (ii) the term of the option or SAR;

•	shares of common stock and outstanding awards which have not vested at the time of the termination of service may be forfeited; and

•	the payout opportunities attainable under all of that participant’s outstanding performance-based awards may be forfeited and the awards may payout on a pro rata basis, based on the time elapsed prior to the date of termination.

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Treatment of Awards upon a Change in Control. Unless subject to additional acceleration of vesting and exercisability as may be provided in an award certificate or any special plan document governing an award, outstanding awards will be subject to one year acceleration of vesting as provided in the Plan upon a change in control.

Termination and Amendment. The 2014 Plan will terminate on April 3, 2024. The Board or the Compensation Committee may, at any time and from time to time, terminate or amend the 2014 Plan, but if an amendment to the 2014 Plan would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the 2014 Plan may adversely affect any award previously granted under the 2014 Plan without the written consent of the participant. Without the prior approval of our shareholders, the 2014 Plan may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Internal Revenue Code limits. We match 100% of contributions made by employees on the first 3% of their salary contributed to our 401(k) plan, and we match 50% of the next 2% of their salary contributed to our 401(k) plan. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to our 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our 401(k) plan.

Limitation on Liability and Indemnification Agreements

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, executive officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

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Securities Ownership of Management and Principal Stockholders

The following table sets forth information, as of June 30, 2015, concerning:

•	Each person or group of persons known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, based on information provided by the beneficial owner in public filings made with the Securities and Exchange Commission (“SEC”).

•	Each person who has been a director or executive officer of the Company since the beginning of the last fiscal year.

•	Each nominee for the board of directors.

•	Each associate of any of the foregoing persons.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of June 30, 2015 (including shares subject to restrictions that lapse within 60 days) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The percentages are based on 11,009,503 shares of common stock outstanding. An asterisk indicates beneficial ownership of less than 1% of the common stock outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Five Percent Shareholders
Mahmud Haq, CEO and Chairman of the Board	4,801,070	43.6%
Omni Medical Billing Services, LLC	1,048,650	9.5%
Adage Capital Management, L.P.	1,000,000	9.1%
Directors and Named Executive Officers
Anne Busquet	14,350	*
Howard L. Clark, Jr.	8,500	*
John N. Daly	7,500	*
Bill Korn	19,667	*
Cameron P. Munter	7,500	*
Stephen A. Snyder	26,000	*
All current directors and executive officers as a group (7 persons)	4,884,587	44.4%

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Certain Relationships and Related Party Transactions

The following includes a summary of transactions since January 1, 2014 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described in the section entitled “Executive Compensation.”

Somerset, New Jersey Executive Office Lease

In October 2012, we entered into a five year lease agreement for our Somerset, New Jersey headquarters with Mahmud Haq, our Chairman and Chief Executive Officer. We paid $67,000 and $70,000 for the years ended December 31, 2013 and 2014 respectively, and $18,000 for the three months ended March 31, 2015, for the lease of this office. The approximate dollar value of the transaction for the period beginning October 2012 and ending September 2017 is $360,000. Prior to entering into the 2012 lease, we leased these offices from Mr. Haq pursuant to predecessor lease agreements whose terms have expired. We believe that the payments we make under this lease are comparable to those that we would have paid under a similar lease with an unrelated third party.

South Brunswick, New Jersey Property Lease

In November 2009, we entered into a three-year lease agreement commencing December 1, 2009 with Mahmud Haq for property located in South Brunswick, New Jersey. This property is primarily used to temporarily house foreign employees visiting our corporate headquarters. The lease renews on a month to month basis, and can be terminated by either party on 30 days’ notice. We paid $45,000 and $47,000 for the years ended December 31, 2013 and 2014 respectively, and $12,300 for the three months ended March 31, 2015, for the lease of this property. The approximate dollar value of the transaction for the period beginning December 1, 2009 and ending December 31, 2014 is $216,000. We believe that the payments we make under this lease are comparable to those that we would have paid under a similar lease with an unrelated third party.

Bagh, Pakistan Office Lease

In May 2008, we entered into a three year lease agreement for our facilities located in Bagh, Pakistan with Mahmud Haq. The lease has been amended so that the current term of the lease will expire on December 31, 2015. We paid $42,000 for each of the years ended December 31, 2013 and 2014, and $10,500 for the three months ended March 31, 2015, for the lease of this office. The approximate dollar value of the transaction, which is denominated in Pakistan rupees, for the period beginning January 2009 and ending December 31, 2015 is approximately $245,000 based on current exchange rates. We believe that the payments we make under this lease are comparable to those that we would have paid under a similar lease with an unrelated third party.

Aircraft Lease

In December 2009, we entered into a nonexclusive aircraft dry lease agreement with Kashmir Air, Inc., an entity owned by Mahmud Haq. The lease, which was subsequently amended and restated, currently provides for our non-exclusive use of a Cessna Citation 501 aircraft for rental payments in the amount of $10,000 per month, and further provides that we are responsible for routine repairs and maintenance of the aircraft. The original term of the lease was for a one year period ending December 23, 2010. The lease is subject to extension for additional one-year periods with the mutual consent of the parties, with the current term of the lease expiring on December 23, 2015. We expensed $128,000 for each of the years ended December 31, 2013, and 2014 respectively, and $32,000 for the three months ended March 31, 2015, for the lease of the aircraft. The approximate dollar value of the payments made by us for the aircraft lease for the period beginning December 2009 and ending December 2015 is $781,000. In addition, since December 2009, we have paid third parties approximately $152,000 for repairs and maintenance of the aircraft, and $111,000 for the use of hangar space in Trenton, New Jersey for the aircraft. We believe that the payments we make under this lease are comparable to those that we would have paid under a similar lease with an unrelated third party.

Founder Loans and Advances

In February 2013, Mahmud Haq advanced us a loan of $1,000,000, of which a portion was used to repay the outstanding balance on our revolving credit line with TD Bank. The loan was amended and restated on July 13, 2015. The loan bears interest at an annual rate of 7.0%. The outstanding principal of this loan, which as of March 31, 2015 was $470,000, plus accrued interest, was due in one installment on July 5, 2015. In June 2015, the maturity date was extended to July 5, 2016, and the amount advanced under the loan was increased to a total of $605,000.

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From time to time since our formation, we have made loans directly to Mahmud Haq and payments on his behalf, which we collectively characterize as “advances.” Mr. Haq in turn repays these advances to us from time to time. During the years ended December 31, 2013 and 2014 we made $382,000 and $2,500 in the aggregate of advances to Mahmud Haq, respectively. In October 2013, all advances made by us to Mr. Haq were repaid or applied to offset amounts owed by us to Mr. Haq under the loan he made to us in February 2013. On January 14, 2014 we transferred $1,000 to the PayPal account of Haq Investments Group, a company owned by Mr. Haq, which we reported as an advance. The same day, the error was rectified and $1,000 was transferred back into our account. Accordingly, there are no amounts currently due to us from Mr. Haq. In addition, during the year ended December 31, 2014 the Company advanced $1,494 to a contractor in Pakistan, on behalf of the CEO, and it was repaid during the year.

In connection with the set-up of our offices in Pakistan, Mahmud Haq incurred certain expenses on our behalf in the amount of $56,000, which we previously carried on our balance sheet as a note payable to Mr. Haq with no stated interest rate or maturity date. In December 2011, Mr. Haq contributed the amounts outstanding in respect of this payable to our capital.

Loan Guarantees and Repayments

In January 2007, Mahmud Haq guaranteed our loan from Sovereign Bank. Amounts outstanding under this loan were $12,000 on December 31, 2013. We made net repayments of this loan in the amounts of $40,000 and $12,000, respectively, in the twelve months ended December 31, 2013 and 2014.

In January 2011, Mr. Haq guaranteed our loan from TD Bank, which was fully repaid during 2012. Mr. Haq also guaranteed our existing line of credit with TD Bank. Amounts outstanding under this line of credit were $1,015,000, $1,215,000 and $3,000,000, respectively, on December 31, 2013 and 2014 and March 31, 2015. This line of credit had an original maximum amount of $400,000, which was increased in three steps to $3,000,000 by March 2015.

Customer Relationship

Mr. Haq’s wife is a physician who is a customer of ours. Revenues from this customer were approximately $17,000 and $19,000 for the years ended December 31, 2013 and 2014. On December 31, 2013 and 2014, the receivable balance due from this customer was $1,700 and $1,100, respectively.

Policies and Procedures for Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this responsibility, a related person is defined as a director, executive officer, nominee for director, or stockholders who owns greater than 5% of our outstanding common stock and their affiliates, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. We have adopted formal standards, responsibilities and procedures governing the review and approval of related-party transactions by our audit committee.

Our policy provides that if advance approval of a related-party transaction is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee takes into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than the terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related party transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers a transaction.

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Description of Our Capital Stock

General

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, and amended and restated bylaws, copies of which have been incorporated by reference or filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of our capital stock, you should refer to our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, and amended and restated bylaws, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 19,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share, of which 690,000 have been designated Series A Preferred Stock.

As of June 30, 2015, there were 11,009,503 shares of our common stock outstanding, and there were an additional 1,286,833 shares reserved for issuance under the 2014 Equity Plan. There were no shares of preferred stock outstanding. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of NASDAQ and any applicable securities laws, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of common stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. The directors will be elected by a plurality of the outstanding shares entitled to vote on the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes until the third annual stockholder meeting following the date of our IPO, when the board of directors will be divided into two classes, with staggered two year terms, as set forth in more detail under the subsection titled “Classified Board” below.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

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Exclusive Jurisdiction

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to the us or the our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, or our amended and restated bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine, in each such case, subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Anti-Takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an “interested stockholder,” did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•	Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board is initially classified into three classes of directors through the third annual meeting of the stockholders following the date of our IPO. The initial term of the Class I directors expired on June 10, 2015, the date of our first annual stockholder meeting, at which time the director standing for reelection was elected for a three year term. The initial term of the Class II directors will expire on the second annual stockholders meeting following the date of our IPO, at which time the successors of the Class II directors will be elected for a three year term. The initial term of the Class III directors will expire on the third annual stockholders meeting following the date of our IPO, at which point the Class III directors will be divided as equally as possible into two groups, with one group being assigned to Class I and the other group being assigned to Class II. From that date forward, the Board will be classified into two classes of directors with staggered two year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled “Management—Board of Directors” for additional information.

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•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provides for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting. The directors shall be elected by a plurality of the outstanding shares entitled to vote on the election of directors.

•	Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause and with the affirmative vote of 50.1% of the outstanding shares entitled to cast their vote for the election of directors.

•	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. Our Series A Preferred Stock is being issued under this authority. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 77 Spruce Street, Suite 201, Cedarhurst, NY 11516.

Listing

Our common stock trades on the NASDAQ Capital Market under the symbol “MTBC.”

We have applied for the listing of our Series A Preferred Stock on the NASDAQ Capital Market under the symbol “MTBC.PRA.”

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Description of the Series A Preferred Stock

The description of certain terms of the Series A Preferred Stock in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our amended and restated certificate of incorporation, the certificate of designations establishing the terms of our Series A Preferred Stock, our amended and restated bylaws and Delaware corporate law. Copies of our certificate of incorporation, certificate of designations and our amended and restated bylaws are available from us upon request.

General

Pursuant to our amended and restated certificate of incorporation, we are currently authorized to designate and issue up to 1,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series and, subject to the limitations prescribed by our amended and restated certificate of incorporation and Delaware corporate law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our shareholders. As of June 30, 2015, we had no shares of the Series A Preferred Stock issued and outstanding. In connection with this offering, our board of directors will designate 690,000 shares of our authorized preferred stock as 11% Series A Preferred Stock, having the rights and privileges described in this prospectus, by adopting and filing the certificate of designations with the State of Delaware. Assuming all of the shares of Series A Preferred Stock offered hereunder (including shares subject to the underwriters’ option) are issued, we will have available for issuance 310,000 authorized but unissued shares of preferred stock. Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Series A Preferred Stock will require approval of the holders of Series A Preferred Stock, as described below in “Voting Rights.”

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock is VStock Transfer, LLC. The principal business address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, NY 11598.

Listing

We anticipate that our Series A Preferred Stock will trade on the Nasdaq Capital Market under the symbol “MTBC.PRA.”

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)	on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)	junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “Voting Rights” below); and

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(4)	effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries.

Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 11% of the $25.00 per share liquidation preference per annum (equivalent to $2.75 per annum per share). Dividends on the Series A Preferred Stock shall be payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls. As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—We may not be able to pay dividends on the Series A Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series A Preferred Stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up).

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When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series A Preferred Stock is not redeemable by us prior to ________, 2020, except as described below under “—Special Optional Redemption.”

Optional Redemption. On and after ________, 2020, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act (other than Mahmud Haq, the chairman of our board of directors and our principal shareholder, any member of his immediate family, and any “person” or “group” under Section 13(d)(3) of the Exchange Act, that is controlled by Mr. Haq or any member of his immediate family, any beneficiary of the estate of Mr. Haq, or any trust, partnership, corporate or other entity controlled by any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Redemption Procedures. In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

•	the redemption date;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”; and

•	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

If less than all of the Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

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Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire may be retired and re- classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote. In instances described below where holders of Series A Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.

Whenever dividends on any shares of Series A Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “preferred stock directors”) at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two preferred stock directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any preferred stock directors elected by holders of the Series A Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of Series A Preferred Stock be entitled under these voting rights to elect a preferred stock director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of preferred stock directors elected by holders of the Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) under these voting rights exceed two.

If a special meeting is not called by us within 30 days after request from the holders of Series A Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense.

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If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a preferred stock director shall occur, then such vacancy may be filled only by a written consent of the remaining preferred stock director, or if none remains in office, by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of the preferred stock directors. Any preferred stock director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series A Preferred Stock in the election of the preferred stock directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of the common stock.

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter, repeal or replace our amended and restated certificate of incorporation, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”). An increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed an Event and will not require us to obtain two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the certificate of designations or as may be required by applicable law, the Series A Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

No Conversion Rights

The Series A Preferred Stock is not convertible into our common stock or any of our other securities.

No Preemptive Rights

No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

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Change of Control

Provisions in our amended and restated certificate of incorporation and bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the board of directors. See “Risk Factors - Provisions of Delaware law, of our amended and restated charter and amended and restated bylaws may make a takeover more difficult, which could cause our stock price to decline.”

Book-Entry Procedures

DTC acts as securities depository for our outstanding common stock and will also act as securities depository for the Series A Preferred Stock offered hereunder. With respect to the Series A Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series A Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our amended and restated certificate of incorporation (including the certificate of designations designating the Series A Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

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Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

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Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax considerations that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Series A Preferred Stock offered by this prospectus. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series A Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series A Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass- through entity or an investor in a pass- through entity, a tax- exempt entity, pension or other employee benefit plans, financial institutions or broker- dealers, persons holding the Series A Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens or former long- term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or any other tax laws.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series A Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of Series A Preferred Stock and you are for U.S. federal income tax purposes;

-	an individual citizen or resident of the United States;

-	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
-	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
-	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General. If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder's tax basis in the Series A Preferred Stock on a share- by-share basis, and the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Considerations- U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.”

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Under current law, dividends received by individual holders of the Series A Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to Series A Preferred Stock that is held for 60 days or less during the 121- day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex- dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series A Preferred Stock that is held for 90 days or less during the 181- day period beginning on the date which is 90 days before the date on which the Series A Preferred Stock becomes ex- dividend). Also, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual shareholder on a subsequent disposition of the stock will be treated as long- term capital loss to the extent of such “extraordinary dividend,” irrespective of such shareholder's holding period for the stock. In addition, dividends recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate shareholders generally will be eligible for the dividends- received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex- dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex- dividend date of the stock. Corporate shareholders of the Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends- received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its basis in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends- received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder's basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of the Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Code Section 1059 to any dividends it may receive on the Series A Preferred Stock.

Constructive Distributions on Series A Preferred Stock. A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock. The constructive distribution of property equal to the redemption premium would accrue without regard to the holder's method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) pursuant to Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series A Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Material U.S. Federal Income Tax Considerations- U.S. Holders: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A Preferred Stock is uncertain.

We have the right to call the Series A Preferred Stock for redemption on or after _________, 2020 (the “call option”), and are required to redeem the Series A Preferred Stock upon any Change of Control (the “contingent call obligation”). The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call obligation is equal to the liquidation preference of the Series A Preferred Stock (i.e., $25.00, plus accrued and unpaid dividends) and is payable in cash.

If the redemption price of the Series A Preferred Stock exceeds the issue price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call obligation, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A Preferred Stock. The redemption price for the Series A Preferred Stock should be the liquidation preference of the Series A Preferred Stock. Assuming that the issue price of the Series A Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series A Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series A Preferred Stock is sold.

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A redemption premium for the Series A Preferred Stock should not result in constructive distributions to U.S. holders of the Series A Preferred Stock if the redemption premium is less than a de-minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A Preferred Stock should be considered de-minimis if such premium is less than .0025 of the Series A Preferred Stock's liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A Preferred Stock is unclear, the remainder of this discussion assumes that the Series A Preferred Stock is issued with a redemption premium greater than a de-minimis amount.

The call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer's right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID Rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer's right to redeem is more likely than not to occur and the issuer's right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test. Accordingly, no U.S. holder of the Series A Preferred Stock should be required to recognize constructive distributions of the redemption premium because of our call option.

Also, under Treasury regulations, a constructive distribution would be required if we are obligated to redeem the Series A Preferred Stock at a “specified time” unless such obligation is subject to a contingency that is beyond the legal or practical control of the holder or holders as a group and that, based on all of the facts and circumstances as of the issue date, renders remote the likelihood of redemption. Our contingent call obligation to redeem the Series A Preferred Stock upon a Change of Control may be treated as a mandatory redemption of the stock at a specified time under the Treasury regulations, although the matter is uncertain. However, we believe that such a contingency is beyond the legal or practical control of the holder or holders of the Series A Preferred Stock. In this regard, a Change of Control occurs upon the date of an acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided, that following the closing of any such acquisition, neither we nor the acquiring or surviving entity has a class of Series A preferred securities (or American depositary receipts representing such securities) listed on a national exchange. The Series A Preferred Stock generally does not possess voting rights except in limited instances including those in which we have failed to pay in full cash dividends on the Series A Preferred Stock for a total of any eighteen consecutive or non-consecutive monthly dividend periods. In those limited instances, the Series A Preferred Stock holders would have the right to appoint two directors to our board of directors. We do not believe that the holders of the Series A Preferred Stock by reason of holding such stock possess the power or authority to require a Change of Control. Prospective purchasers of the Series A Preferred Stock should consult their own tax advisors regarding the potential implications of these rules.

Disposition of Series A Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Series A Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long- term capital gain or loss if the U.S. holder's holding period for the Series A Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, gains recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder will recognize capital gain or loss (which will be long- term capital gain or loss, if the U.S. holder's holding period for such Series A Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which will be subject to the rules discussed above in “Material U.S. Federal Income Tax Considerations- U.S. Holders: Distributions in General.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

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•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder's stock interest in the company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series A Preferred Stock and the common stock that the U.S. Holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder's aggregate stock interest in the company, which will depend on the U.S. holder's particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Considerations- U.S. Holders: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Series A Preferred Stock generally will not qualify for this exception because the voting rights are limited as provided in the “Description of Series A Preferred Stock-Voting Rights.” For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and has been interpreted under case law to include the termination of a business or line of business. Each U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or a payment in exchange for the Series A Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Considerations- U.S. Holders: Distributions in General” apply. Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series A Preferred Stock is treated as a distribution with respect to such holder's Series A Preferred Stock, but not as a dividend, such amount will be allocated to all shares of the Series A Preferred Stock held by such holder immediately before the redemption on a pro- rata basis. The amount applied to each share will reduce such holder's adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such holder has different bases in shares of the Series A Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder's aggregate adjusted tax basis in all shares of the Series A Preferred Stock held exceeds the aggregate amount of such distribution.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series A Preferred Stock to the holder's remaining, unredeemed Series A Preferred stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.

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Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by certain “Non-U.S. holders.” You are a “Non-U.S. holder” if you are a beneficial owner of the Series A Preferred Stock and you are not a “U.S. holder.”

Distributions on the Series A Preferred Stock. If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder's basis in the Series A Preferred Stock and, to the extent such portion exceeds the Non-U.S. holder's basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Considerations- Non-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Material U.S. Federal Income Tax Considerations- Non-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions”), with a credit generally allowed against the Non-U.S. holder's U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. holder of the Series A Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W- 8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. holder of the Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W- 8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. A Non-U.S. holder of the Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

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Disposition of Series A Preferred Stock, Including Redemptions. Any gain realized by a Non-U.S. holder on the disposition of the Series A Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States); the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned directly or pursuant to attribution rules at any time during the five- year period ending on the date of disposition more than 5% of the Series A Preferred Stock. This assumes that the Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code. If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder's adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long- term capital gain or loss if the Non-U.S. holder's holding period for the Series A Preferred Stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and Non-corporate taxpayers. If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. holder generally will recognize long- term capital gain or loss, if the Non-U.S. holder's holding period for such Series A Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder's adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “Material U.S. Federal Income Tax Considerations- Non-U.S. Holders: Distributions on the Series A Preferred Stock.” A payment made in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under “Material U.S. Federal Income Tax Considerations- U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.” Each Non-U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

Information reporting and backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty. A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption. Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series A Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), generally impose a 30% withholding tax on dividends on Series A Preferred Stock paid on or after July 1, 2014 and the gross proceeds of a sale or other disposition of Series A Preferred Stock paid on or after January 1, 2017 to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such an entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of FATCA to them and whether it may be relevant to their purchase, ownership and disposition of Series A Preferred Stock.

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Underwriting

Ladenburg Thalmann & Co. Inc. (“Ladenburg”) is acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of Series A Preferred Stock set forth opposite its name below.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of ___ per share. After the initial offering of our shares, the public offering price, concession or any other term of the offering may be changed by the representatives. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have agreed to pay to the underwriter a fee equal to 8.5% of the aggregate sales price of the shares sold in this offering, which fee is to be paid by means of a discount from the offering price to purchasers in the offering. In addition, we have (i) agreed to reimburse Ladenburg for all of its agreed-upon, actual and out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with the offering, whether or not the offering is completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses up to a maximum of $25,000 for all expenses if this offering is not completed, subject to reimbursement as required by FINRA Rule 5110 (f)(2)(D,) and up to a total of $125,000 if this offering is completed. We estimate that expenses payable by us in connection with this offering (including those which have already been paid), other than the underwriting discounts and commissions referred to above, will be approximately $600,000.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise by the underwriters of their option to purchase additional shares.

	Per Share	Total
Public offering price	$25.00	$15,000,000
Underwriting discount	2.125	1,275,000
Proceeds, before expenses, to us	$22.875	$13,725,000

Option to Purchase Additional Preferred Shares

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 90,000 additional shares of preferred stock at the public offering prices, less the underwriting discount and commissions shown on the cover page of this prospectus. The underwriters may exercise this option, in whole or in part, solely to cover over-allotments, if any, made in connection with this offering. The underwriters are not required to exercise the over-allotment option.

90

Other Relationships with the Underwriters

From time to time in the ordinary course of their respective businesses, the underwriters or their respective affiliates may in the future engage in investment banking and/or other services with us and our affiliates for which it may in the future receive customary fees and expenses. We have not compensated any underwriter within the 180 days prior to the date of this prospectus, and do not have any arrangements to compensate any underwriter within 90 days after the date of this prospectus.

We have also granted the representative a tail fee for six months following the closing or termination of this offering if any of the investors in this offering provide additional funds to us during such period. We have also agreed to provide the representative with a right of first refusal for a period of fourteen months from the completion of this offering to provide us with investment banking services, on market terms.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. In connection with this offering, the underwriters may engage in passive market making transactions in the shares of common stock in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions.

The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

This prospectus and the documents incorporated herein and therein by reference in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares of Series A Preferred Stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

Other than this prospectus and the documents incorporated herein and therein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus, the documents incorporated herein and therein by reference or registration statement of which the prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

91

Stock Exchange Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “MTBC.” There is no established trading market for the Series A Preferred Stock offered hereby, but we have applied for a listing of the preferred stock on the NASDAQ Capital Market under the symbol “MTBC.PRA.”

92

LEGAL MATTERS

The validity of the Series A Preferred Stock being offered hereby and other certain legal matters will be passed upon for us by Roetzel & Andress, LPA, Fort Lauderdale, FL. Certain legal matters will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

Experts

The consolidated financial statements of Medical Transcription Billing, Corp. and subsidiary as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, included and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included and incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the Company's ability to continue as a going concern). Such consolidated financial statements have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of each of the Acquired Businesses as of December 31, 2013 and 2012, and for the years then ended, appearing in this registration statement have been audited by Rosenberg Rich Baker Berman and Company, independent auditor, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1- 800- SEC- 0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We maintain an Internet website at www.mtbc.com. All of our reports filed with the SEC (including Annual Reports on Form 10- K, Quarterly Reports on Form 10- Q, Current Reports on Form 8- K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

93

Medical Transcription Billing, Corp., Condensed Consolidated Financial Statements as of March 31, 2015 and for the periods ended March 31, 2015 and 2014
Condensed Consolidated Balance Sheets (unaudited)	F-32
Condensed Consolidated Statements of Operations (unaudited)	F-33
Condensed Consolidated Statements of Comprehensive Loss (unaudited)	F-34
Consolidated Statements of Shareholders’ Equity	F-35
Condensed Consolidated Statements of Cash Flows (unaudited)	F-36
Notes to Condensed Consolidated Financial Statements (unaudited)	F-37

Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc., Combined Financial Statements as of and for the years ended December 30, 2013 and 2012

Independent Auditor’s Report	F-83
Combined Balance Sheets	F-84
Combined Statements of Operations and Retained Earnings (Deficit)	F-85
Combined Statements of Cash Flows	F-86
Notes to the Combined Financial Statements	F-87

Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc. , Condensed Financial Statements as of June 30, 2014 and for the periods ended June 30, 2014 and 2013

Combined Balance Sheet (unaudited)	F-92
Combined Statements of Operations and Retained Earnings (unaudited)	F-93
Combined Statements of Cash Flows (unaudited)	F-94
Notes to the Combined Financial Statements (unaudited)	F-95

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Medical Transcription Billing, Corp.

Somerset, New Jersey

We have audited the accompanying consolidated balance sheets of Medical Transcription Billing, Corp. and subsidiary (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Medical Transcription Billing, Corp. and subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, due to the operating losses and negative cash flows from operations in 2014 and a working capital deficiency the Company relies on a line of credit which expires in November 2015. As of this date, the Company has not extended the line of credit, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 31, 2015

F-3

MEDICAL TRANSCRIPTION BILLING, CORP.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2014 and 2013

	2014	2013
ASSETS
CURRENT ASSETS:
Cash	$1,048,660	$497,944
Accounts receivable - net of allowance for doubtful accounts of $165,000 and $58,183 at December 31, 2014 and 2013, respectively	3,007,314	1,009,416
Current assets - related party	24,284	23,840
Prepaid expenses	315,901	49,660
Other current assets	188,541	165,018
Deferred income taxes	-	41,829
Total current assets	4,584,700	1,787,707

PROPERTY AND EQUIPMENT - Net	1,444,334	505,344
INTANGIBLE ASSETS - Net	8,377,837	1,534,780
GOODWILL	8,560,336	344,000
OTHER ASSETS	140,053	1,600,783
TOTAL ASSETS	$23,107,260	$5,772,614
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,082,342	$200,469
Accrued compensation	836,525	262,523
Accrued expenses	1,113,108	422,373
Accrued IPO costs	-	430,125
Deferred rent	12,683	11,667
Deferred revenue	37,508	56,686
Accrued liability to related party	153,931	93,596
Borrowings under line of credit	1,215,000	1,015,000
Note payable - related party (current portion)	470,089	-
Notes payable - other (current portion)	596,616	916,104
Contingent consideration	2,626,323	-
Total current liabilities	8,144,125	3,408,543
NOTES PAYABLE
Note payable - related party	-	735,680
Notes payable - other	48,564	425,587
Note payable - convertible note	-	472,429
	48,564	1,633,696
OTHER LONG-TERM LIABILITIES	-	38,142
DEFERRED RENT	551,343	519,000
DEFERRED REVENUE	42,631	54,736
Total liabilities	8,786,663	5,654,117
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDERS' EQUITY:
Preferred stock, par value $0.001 per share; authorized 1,000,000 shares; issued and outstanding none at December 31, 2014	-	-
Common stock, $0.001 par value - authorized, 19,000,000 shares; issued and outstanding, 9,711,604 shares at December 31, 2014 and 5,101,770 shares at December 31, 2013	9,712	5,102
Additional paid-in capital	18,979,976	251,628
(Accumulated deficit) retained earnings	(4,460,129)	49,121
Accumulated other comprehensive loss	(208,962)	(187,354)
Total shareholders' equity	14,320,597	118,497
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,107,260	$5,772,614

See notes to consolidated financial statements.

F-4

MEDICAL TRANSCRIPTION BILLING, CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2014 and 2013

	2014	2013
NET REVENUE	$18,303,264	$10,472,751
OPERATING EXPENSES:
Direct operating costs	10,636,851	4,272,979
Selling and marketing	253,280	248,975
General and administrative	9,942,600	4,743,673
Research and development	531,676	386,109
Change in contingent consideration	(1,811,362)	-
Depreciation and amortization	2,791,368	948,531
Total operating expenses	22,344,413	10,600,267
Operating loss	(4,041,149)	(127,516)
OTHER:
Interest income	26,605	23,929
Interest expense	(183,466)	(160,065)
Other (expense) income - net	(134,715)	230,146
LOSS BEFORE INCOME TAXES	(4,332,725)	(33,506)
INCOME TAX PROVISION	176,525	144,490
NET LOSS	$(4,509,250)	$(177,996)
NET LOSS PER SHARE
Basic and diluted loss per share	$(0.64)	$(0.03)
Weighted-average basic and diluted shares outstanding	7,084,630	5,101,770

See notes to consolidated financial statements.

F-5

MEDICAL TRANSCRIPTION BILLING, CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2014 and 2013

	2014	2013
NET LOSS	$(4,509,250)	$(177,996)
OTHER COMPREHENSIVE LOSS, NET OF TAX
Foreign currency translation adjustment (a)	(21,608)	(109,584)
COMPREHENSIVE LOSS	$(4,530,858)	$(287,580)

(a) Net of taxes of $141,945 and $64,213 for the years ended December 31, 2014 and December 31, 2013, respectively.

See notes to consolidated financial statements.

F-6

MEDICAL TRANSCRIPTION BILLING, CORP.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014 and 2013

	Common Stock		Additional Paid-	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Total Shareholders'
	Shares	Amount	in Capital	Deficit)	Loss	Equity
Balance- January 1, 2013	5,101,770	$5,102	$251,628	$227,117	$(77,770)	$406,077
Net loss	-	-	-	(177,996)	-	(177,996)
Foreign currency translation adjustment, net of tax	-	-	-	-	(109,584)	(109,584)
Balance- December 31, 2013	5,101,770	$5,102	$251,628	$49,121	$(187,354)	$118,497
Net loss	-	-	-	(4,509,250)	-	(4,509,250)
Foreign currency translation adjustment	-	-	-	-	120,337	120,337
Effect of valuation allowance against deferred tax asset related to foreign currency translation adjustment	-	-	-	-	(141,945)	(141,945)
Issuance of common stock, net of fees and expenses of issuance	4,080,000	4,080	16,280,488	-	-	16,284,568
Shares issued on conversion of note	117,567	118	587,717	-	-	587,835
Shares issued to acquired businesses	412,267	412	1,601,265	-	-	1,601,677
Stock-based compensation expense	-	-	258,878	-	-	258,878
Balance- December 31, 2014	9,711,604	$9,712	$18,979,976	$(4,460,129)	$(208,962)	$14,320,597

See notes to consolidated financial statements.

F-7

MEDICAL TRANSCRIPTION BILLING, CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014 and 2013

	2014	2013
OPERATING ACTIVITIES:
Net loss	$(4,509,250)	$(177,996)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,791,368	948,531
Deferred rent	9,088	28,735
Deferred revenue	(31,283)	(9,174)
Deferred income taxes	153,364	106,988
Provision for (recovery of) doubtful accounts	169,299	(32,824)
Foreign exchange loss (gain)	123,210	(196,582)
Forgiveness of advance to shareholder	-	69,208
Gain from reduction in referral fee	(105,523)	-
Gain on disposal of assets	(286)	(13,001)
Interest accretion and other costs on convertible promissory note	77,263	-
Stock-based compensation expense	258,878	-
Change in contingent consideration	(1,811,362)	-
Other	(13,234)	10,571
Changes in operating assets and liabilities:
Accounts receivable	(2,167,193)	(22,164)
Other assets	72,235	26,698
Accounts payable and other liabilities	2,283,237	189,978
Net cash (used in) provided by operating activities	(2,700,189)	928,968
INVESTING ACTIVITIES:
Capital expenditures	(1,116,192)	(286,505)
Advances to related party	(2,494)	(381,721)
Repayment of advances to related party	2,494	227,721
Acquisitions	(11,536,638)	(275,000)
Proceeds from sale of assets	-	9,214
Net cash used in investing activities	(12,652,830)	(706,291)
FINANCING ACTIVITIES:
Proceeds from IPO of common stock, net of costs in 2014 and 2013	17,167,294	-
Proceeds from note payable to related party	165,000	1,000,000
Repayments of note payable to related party	(430,591)	(115,319)
Repayments of notes payable - other	(1,222,884)	(912,642)
Proceeds from line of credit	5,725,446	4,907,985
Repayments of line of credit	(5,525,446)	(4,464,297)
Proceeds from notes payable - convertible note	-	500,000
IPO-related costs	-	(882,725)
Net cash provided by financing activities	15,878,819	33,002
EFFECT OF EXCHANGE RATE CHANGES ON CASH	24,916	(26,058)
NET INCREASE IN CASH	550,716	229,621
CASH - Beginning of the year	497,944	268,323
CASH - End of the year	$1,048,660	$497,944
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition through issuance of promissory note	$-	$1,225,000
Contingent consideration resulting from acquisitions	$4,437,685	$-
Equity resulting from acquisitions	$1,601,677	$-
Conversion of note to common stock	$587,835	$-
Financed assets	$78,421	$6,419
Purchase of insurance through issuance of note	$486,858	$-
Accrued IPO-related costs	$-	$430,125
SUPPLEMENTAL INFORMATION - Cash paid during the year for:
Income taxes	$5,230	$22,000
Interest	$147,192	$155,433

See notes to consolidated financial statements.

F-8

MEDICAL TRANSCRIPTION BILLING, CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1.	Organization and Business

General – Medical Transcription Billing, Corp. (“MTBC” or the “Company”) is a healthcare information technology company that offers proprietary electronic health records and practice management solutions, together with related business services, to healthcare providers. The Company’s integrated services are designed to help customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. The Company’s services include full-scale revenue cycle management, electronic health records, and other technology-driven practice management services to private and hospital-employed healthcare providers. MTBC has its corporate offices in Somerset, New Jersey, its main operating facilities in Islamabad, Pakistan and Bagh, Pakistan, as well as 13 small offices in the U.S.

MTBC was founded in 1999 and incorporated under the laws of the State of Delaware in 2001. MTBC Private Limited (or “MTBC Pvt. Ltd.”) is a majority-owned subsidiary of MTBC and was founded in 2004. MTBC owns 99.99% of the authorized outstanding shares of MTBC Pvt. Ltd. and the remaining 0.01% of the shares of MTBC Pvt. Ltd. is owned by the founder and chief executive officer of MTBC.

On April 4, 2014, the Company split its stock 8.65 shares for one. All share data and per-share amounts presented within the consolidated financial statements gives effect to the stock split.

On July 23, 2014, the Company completed its initial public offering (“IPO”) of common stock. The Company sold 4,080,000 shares of common stock at a price to the public of $5.00 per share, generating net proceeds of $16.3 million. The common stock began trading on the NASDAQ Capital Market under the ticker symbol “MTBC.” Of the net proceeds received from the IPO on July 28, 2014, $11.4 million was used to fund the cash portion of the purchase price of three revenue cycle management companies, Omni Medical Billing Services, LLC, (“Omni”), Practicare Medical Management, Inc. (“Practicare”) and CastleRock Solutions, Inc., “(CastleRock”), collectively the (“Acquired Businesses”) and pay for approximately $600,000 of acquisition costs. See Note 4 for additional information.

2.	Liquidity

For the year ended December 31, 2014, the Company incurred an operating loss of $4,041,149 and had a working capital deficiency at year-end of $3,559,425, of which $2,626,323 represents a liability that will be settled with existing shares. MTBC’s ability to meet its contractual obligations and remit payment under its arrangements with its vendors depends on its ability to generate positive cash flow in the future, or securing additional financing. MTBC's management has discussed options to raise additional capital through debt and equity issuances, which would allow the Company to fund future growth as well as provide additional liquidity. While the Company has received several non-binding term sheets from debt funds, it has not signed any agreement that would provide for additional financing. This condition, along with certain other factors, raises substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The current year operating loss was primarily a result of expenses in two categories: post-acquisition transition costs and non-recurring expenses. The Company had $2.1 million of incremental costs related to the increased staff in Pakistan in advance of decreasing costs of subcontractors and U.S. employees of the Acquired Businesses, which will enable further reductions in the U.S. staff and the use of subcontractors in 2015. The Company also incurred expenses related to the IPO and acquisition of the Acquired Businesses, including one-time bonuses at the time of the IPO of $483,000, and integration and transaction costs of $1.1 million.

The working capital deficiency is in part the result of the indebtedness incurred in connection with the acquisitions entered into during 2013 and 2014. The Company has a line of credit with TD Bank that had a fully-utilized borrowing limit of $1.2 million as of December 31, 2014. In March 2015, such limit was increased to $3.0 million under the same lending terms, which has been fully drawn down as of the date of this filing. The line of credit renews annually, subject to TD Bank’s approval and currently expires in November 2015. The Company relies on the line of credit for working capital purposes and it has been renewed annually for the past seven years. The Company’s ability to continue as a going concern is dependent on its ability to generate sufficient cash from operations to meet its future operational cash needs and reduce the cost of U.S.-based employees of the Acquired Businesses, subcontractors and certain general and administrative expenses.

F-9

The Company has not received any indications from TD Bank that the line of credit would not be further renewed; however, if the terms of the renewal were not acceptable to the Company or the line of credit was not renewed, the Company would need to obtain additional financing. The Company has spoken with banks and debt funds about replacement or additional debt capital. As a public company, additional equity capital is available through the public markets, either through a follow-on round of equity financing via a public offering, from a private investor (a “PIPE”), or through a rights offering. The Company believes there are several viable financing options available, although there can be no guarantee that the execution of such options would not be dilutive to existing shareholders. Management believes that MTBC will be successful in obtaining adequate sources of cash to fund its anticipated level of operations through the end of 2015, but there can be no assurance that management will be successful in raising sufficient additional equity and/or debt (including extension of the maturity dates of existing borrowings). If additional financing is not available, and MTBC is unable to generate positive cash flow from operations, the Company will be compelled to reduce the scope of its business activities, including, but not limited to, the following:

•	Reducing the number of employees;
•	Reducing the number of locations that service customers;
•	Curtailing R&D or sales and marketing efforts; and/or
•	Reducing general and administrative expenses.

3.	Significant Accounting Policies

Principles of Consolidation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company and its majority-owned subsidiary MTBC Pvt. Ltd. The non-controlling interest is inconsequential to the consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

Segment Reporting — The Company views its operations as comprising one operating segment. The Chief Operating Decision Maker, which is the Company’s Chief Executive Officer, monitors and reviews financial information at a consolidated level for assessing operating results and the allocation of resources.

Use of Estimates — The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include, but are not limited to: (1) revenue recognition; (2) asset impairments; (3) depreciable lives of assets; (4) allowance for doubtful accounts; and (5) fair value of identifiable purchased tangible and intangible assets, including determination of expected customer life. Actual results could significantly differ from those estimates.

Revenue Recognition — The Company recognizes revenue when there is evidence of an arrangement, the service has been provided to the customer, the collection of the fees is reasonably assured, and the amount of fees to be paid by the customer is fixed or determinable.

Since the Company’s customers do not run its software on their own hardware or that of a third party, and do not have the right to take possession of the software at any time, the two criteria required for an offering to be considered to include a software element as required by Accounting Standards Codification (“ASC”) 985-605, Software - Revenue Recognition, are not met. As a result, the Company recognizes revenue as a service for all of its offerings in accordance with service revenue guidance at ASC 605-20, Revenue Recognition – Services.

F-10

The Company bills its customers on a monthly basis, in arrears. Approximately 64% and 90% of revenue came from its comprehensive PracticePro product suite for the years ended December 31, 2014 and 2013, respectively, which includes revenue cycle management, practice management services and electronic health records. The fees charged to customers for the services provided under the PracticePro service suite are normally based upon a percentage of collections posted during the month. Fees charged to customers for the services provided under the PracticePro service suite are typically based on a percentage of net collections on the Company’s clients’ accounts receivable. The Company does not recognize revenue for PracticePro service fees until the Company has received notification that a claim has been accepted and the amount which the physician will collect is determined, as the fees are not fixed and determinable until such time. As a result of the 2014 acquisitions (see Note 4), approximately 36% of 2014 revenue was derived from the systems previously used by the acquired entities.

As it relates to fees charged to PracticePro customers at the outset of an arrangement, the Company charges a set fee which includes account set up, creating a website for the customer, establishing credentials, and training the customer’s office staff. This service does not have stand-alone value separate from the ongoing revenue cycle management, electronic health records and practice management services. The fees are deferred and recognized as revenue over the estimated customer relationship period (currently estimated to be five years).

The Company also generates revenue from a variety of ancillary services, including transcription services, patient statement services, coding services, platform usage fees for clients using third-party platforms, rebates received from third-party platforms, and consulting fees. Ancillary services are charged at a fixed fee per unit of work, such as per line transcribed or per patient statement prepared, and the Company recognizes revenue monthly as it performs the services.

The Company’s revenue arrangements generally do not include a general right of return for services provided.

Direct Operating Costs — Direct operating costs consist primarily of salaries and benefits related to personnel who provide services to clients, claims processing costs, and other direct costs related to the Company’s services. Costs associated with the implementation of new clients are expensed as incurred. The reported amounts of direct operating costs include allocated amounts for rent and overhead costs. Depreciation and amortization have not been allocated and are presented separately in the consolidated statements of operations.

Research and Development Expenses — Research and development expenses consist primarily of personnel-related costs. All such costs are expensed as incurred.

Advertising Costs — The Company expenses advertising costs as incurred. The Company incurred $103,624 and $61,536 of advertising costs for the years ended December 31, 2014 and 2013, respectively, which are included in selling and marketing expenses in the consolidated statements of operations.

Accounts Receivable — Accounts receivable are stated at their net realizable value. Accounts receivable are presented on the consolidated balance sheet net of an allowance for doubtful accounts, which is established based on reviews of receivable balances, an assessment of the customers’ current creditworthiness and the probability of collection.

The movement in the allowances for doubtful accounts for the years ended December 31, 2014 and 2013 was as follows:

	2014	2013
Beginning balance	$58,183	$250,520
Provision (reversal)	169,299	(32,824)
Write offs	(62,482)	(159,513)
Ending balance	$165,000	$58,183

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line basis over the estimated lives of the assets ranging from three to five years. Ordinary maintenance and repairs are charged to expense as incurred.

F-11

Depreciation for computers is calculated over three years, while remaining assets (except leasehold improvements) are depreciated over five years.

The Company amortizes leasehold improvements over the lesser of the lease term or the economic life of those assets. Generally, the lease term is the base lease term plus certain renewal option periods for which renewal is reasonably assured and for which failure to exercise the renewal option would result in an economic penalty to the Company.

Intangible Assets — Intangible assets include customer contracts and relationships and covenants not-to-compete acquired in connection with acquisitions, as well as software purchase and development costs. These intangible assets are amortized on a straight-line basis over three years, which reflects the pattern in which economic benefits are expected to be realized. The Company concluded that use of the straight-line method was appropriate as the majority of the cash flows are expected to be recognized ratably over the estimated useful lives, without a significant degradation of the cash flows over time. The customer relationships and associated contracts represent the most significant portion of the value of the purchase price for every acquisition.

The Company reviews its intangible assets for impairment whenever changes in circumstances indicate that the carrying value amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss based on the fair value of the asset.

There was no impairment of intangibles or long-lived assets during the years ended December 31, 2014 and 2013.

Goodwill — The Company tests goodwill for impairment annually as of October 31st, referred to as the annual test date. The Company will also test for impairment between annual test dates if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is performed at the reporting-unit level. The Company has determined that its business unit consists of a single operating unit.

If the Company determines that it is more likely than not that the fair value of the business (using both a market value and a discounted cash flow approach) is less than the enterprise value (defined as long-term debt plus shareholders’ equity), then the Company compares the implied fair value of the business’s goodwill to the book value of the goodwill, and if the fair value is less than the book value, the book value is written down to the fair value.

Software Development Costs — Software development expenses for the years ended December 31, 2014 and 2013 were $531,676 and $386,109, respectively. Software development expenses are disclosed as a separate line item in the consolidated statements of operations as research and development costs. There were no software costs capitalized for the years ended December 31, 2014 and 2013, respectively.

Stock-Based Compensation — We recognize compensation expense for all share-based payments granted and amended based on the grant date fair value. Compensation expense is generally recognized on a straight-line basis over the employee’s requisite service period based on the award’s estimated lives for fixed awards with ratable vesting provisions.

Business Combinations — The Company accounts for business combinations under the provisions of ASC 805-10, Business Combinations, which requires that the acquisition method of accounting be used for all business combinations. The Company has concluded that each of the businesses whose assets were acquired or are to be acquired constitute a business in accordance with ASC 805-10-55.

Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date with changes in the fair value after the acquisition date affecting earnings if recorded as a liability and affecting equity if recorded as an equity instrument. Changes in deferred tax asset valuation allowances and income tax uncertainties after the measurement period will affect income tax expense.

F-12

Income Taxes — The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent that these assets will more likely than not be realized. All available positive and negative evidence is considered in making such a determination, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. A valuation allowance would be recorded to reduce deferred income tax assets when it is determined that it is more likely than not that the Company would not be able to realize its deferred income tax assets in the future in excess of their net recorded amount.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. At December 31, 2014 and 2013, the Company did not have any uncertain tax positions that required recognition. Interest and penalties related to uncertain tax positions are recognized in income tax expense. For the years ended December 31, 2014 and 2013, the Company did not recognize any penalties or interest related to unrecognized tax benefits in its consolidated financial statements.

Deferred Rent — Deferred rent consists of rent escalation payment terms related to the Company’s operating leases for its facilities. Deferred rent represents the difference between actual operating lease payments due and straight-line rent expense, which is recorded by the Company over the term of the lease, including any construction period. The excess of the difference between actual operating lease payments due and straight-line rent expense is recorded as a deferred credit in the early periods of the lease when cash payments are generally lower than straight-line rent expense, and is reduced in the later periods of the lease when payments begin to exceed the straight-line expense.

Deferred Revenue — Deferred revenue primarily consists of payments received in advance of the revenue recognition criteria being met. Deferred revenue includes certain deferred implementation services fees that are recognized as revenue ratably over the longer of the life of the agreement or the estimated expected customer life, which is currently estimated to be five years. Deferred revenue that will be recognized during the succeeding 12-month period is recorded as current deferred revenue and the remaining portion is recorded as non-current. At the time of customer termination, any unrecognized service fees associated with implementation services are recognized as revenue.

Fair Value Measurements — ASC 825, Financial Instruments, requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The Company follows a fair value measurement hierarchy to measure financial instruments. The fair value of the Company’s financial instruments is measured using inputs from the three levels of the fair value hierarchy as follows:

Level 1 — Inputs are unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 — Inputs are directly or indirectly observable, which include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

F-13

Level 3 — Inputs are unobservable inputs that are used to measure fair value to the extent observable inputs are not available.

On September 23, 2013, the Company issued a convertible note that included a contingent convertible feature that was measured at fair value on a recurring basis. The note was converted to common stock in connection with the Company’s IPO. The Company’s contingent consideration is a Level 3 liability and is measured at fair value at the end of each reporting period. The Company has certain financial instruments that are not measured at fair value on a recurring basis. These financial instruments are subject to fair value adjustments only in certain circumstances and include cash, notes receivable from shareholder, receivables, accounts payable and accrued expenses, borrowings under term loans and line of credit, and notes payable (see Note 17).

Foreign Currency Translation — The financial statements of the Company’s subsidiary, located in Pakistan, are translated from rupees, its functional currency, into U.S. dollars, the Company’s functional currency. All foreign currency assets and liabilities are translated at the period-end exchange rate, and all revenue and expenses are translated at the average exchange rate for the period. The effects of translating the financial statements of the foreign subsidiary into U.S. dollars are reported as a cumulative translation adjustment, a separate component of accumulated other comprehensive loss in the consolidated statements of shareholders’ equity, except for transactions related to the intercompany receivable for which transaction adjustments are recorded in the consolidated statements of operations as they are not deemed to be permanently reinvested. Foreign currency transaction gains/losses are reported as a component of other (expense) income – net in the consolidated statements of operations and amounted to losses of $122,163 and gains of $199,919 for the years ended December 31, 2014 and 2013, respectively.

Initial Public Offering Costs — Initial public offering costs consist principally of professional fees, primarily legal and accounting, and other costs such as printing and registration costs incurred in connection with the initial public offering of the Company’s common stock. As of December 31, 2013, the Company incurred $1,312,850 of costs directly attributable to its IPO, which had been deferred and recorded in other assets in the consolidated balance sheet, including $430,125 which had been accrued and presented as a liability at December 31, 2013. During the year 2014, the Company incurred an additional $1,170,582 of costs directly attributable to its IPO. On July 23, 2014, the Company completed its IPO. The Company sold 4,080,000 shares of common stock at a price to the public of $5.00 per share, generating net proceeds of $16.3 million. As a result of IPO, additional paid-in-capital was reduced by $2,483,432 of such deferred costs. During the years ended December 31, 2014 and 2013, the Company incurred $862,886 and $281,048, respectively of professional fees related to the acquisitions discussed in Note 4, which are included in general and administrative expenses in the consolidated statement of operations.

Recent Accounting Pronouncements — From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) and are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently adopted and recently issued accounting pronouncements will not have a material impact on our consolidated financial position, results of operations, and cash flows.

In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The new standard requires an entity to provide information about the amounts reclassified out of Accumulated Other Comprehensive Income (Loss) by component. The adoption of this guidance had no impact on the Company's consolidated financial statements, but may have an effect on the required disclosures for future reporting periods.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers which is authoritative guidance that implements a common revenue model that will enhance comparability across industries and requires enhanced disclosures. The new revenue recognition standard eliminates the transaction and industry specific revenue recognition guidance under the current rules and replaces it with a principle-based approach for determining revenue recognition. The new standard introduces a five-step principles based process to determine the timing and amount of revenue ultimately expected to be received from the customer. The core principle of the revenue recognition standard is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This amendment will be effective for the Company’s interim and annual consolidated financial statements for fiscal year 2017 with either retrospective or modified retrospective treatment applied. The Company is currently evaluating the impact that this may have on the consolidated financial statements upon implementation.

F-14

In June 2014, the FASB issued guidance on stock compensation.  The amendment requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards.  Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered.  The amendment is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2015.  Earlier adoption is permitted.  Management does not believe that the adoption of this guidance will have any material impact on the Company's consolidated financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard requires that in connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate and disclose in the notes to the financial statements whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued).

If applicable, the Company will be required to disclose (i) the principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans), (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and (iii) either management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern or management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

This standard is effective for the Company’s interim and annual consolidated financial statements for fiscal year 2017, with earlier adoption permitted. The Company is currently evaluating the impact of this new standard.

4.	ACQUISITIONS

On July 28, 2014, the Company completed the acquisition of three revenue cycle management companies, Omni, Practicare and CastleRock. The Company expects that these acquisitions will add a significant number of clients to the Company’s customer base and, similar to other acquisitions, will broaden the Company’s presence in the healthcare information technology industry through geographic expansion of its customer base and by increasing available customer relationship resources and specialized trained staff.

Subsequent to the acquisition, the Company agreed to accept 10% of the cash collected related to July 2014 revenue and pay 10% of the July 2014 expenses for two of the Acquired Businesses and to forego any collections related to July 2014 revenue and pay no expenses related to July 2014 for the remaining Acquired Business.

The aggregate purchase price for the Acquired Businesses amounted to approximately $17.4 million, based on the common stock price of $3.89 per share, consisting of cash in the amount of approximately $11.4 million, which was funded from the net proceeds from the Company’s IPO and 1,699,796 shares of common stock with a fair value of approximately $6.0 million based on the common stock price, subject to certain adjustments. Included in the consideration paid is $590,302 of cash and 1,699,796 shares of common stock with a value of approximately $6.6 million that the Company deposited into escrow under the purchase agreements, less a fair value adjustment of $571,000 which reflects the estimated value of shares in escrow which might be forfeited by the Acquired Businesses based on changes in revenue during the 12 months after the acquisitions. The cash escrow was released 120 days after the acquisitions were completed. After six months, 254,970 shares were scheduled to be released to the sellers; however, only 198,818 shares were released in February 2015. The balance of 53,797 shares, initially issued to CastleRock, were released from escrow to MTBC and cancelled on February 19, 2015, pursuant to a settlement agreement between CastleRock and MTBC, described further in Note 19. Of the remaining escrow, 157,298 shares are scheduled to be released after nine months, and the remaining shares are scheduled to be released after 12 months, subject to adjustments for changes in revenue.

F-15

With respect to Omni, following the closing date an upward purchase price adjustment was made to the cash consideration payable to Omni to pay for the annualized revenue from new customers who executed one-year contracts prior to the closing, instead of the trailing 12 months’ revenue. This resulted in additional consideration of $100,582 and 15,700 shares, which are included in the amounts above.

The difference between the Acquired Businesses’ operating results for the period July 28 through 31, 2014 and the amount of net funds received by the Company from the previous owners for that period was accounted for as additional purchase price (“Acquired Backlog”). This intangible (approximately $148,000) was fully amortized from the date of acquisition to December 31, 2014. This amortization is included in depreciation and amortization in the consolidated statements of operations for the year ended December 31, 2014.

Under each purchase agreement, the Company may be required to issue or entitled to cancel shares issued to the Acquired Businesses in the event acquired customer revenues for the 12 months following the close are above or below a specified threshold. In the case of Practicare, the Company may also be required to make an additional cash payment, in the event post-closing revenues from customers acquired exceed a specified threshold.

The adjustments to the consideration for each of the Acquired Businesses will be based on the revenues generated from the acquired customers in the 12 months following the closing, as compared to the revenues generated by each of the Acquired Businesses in the four quarters ended March 31, 2014.

For each of Omni and Practicare, no adjustment will be made unless the variance is greater than 10% and 5%, respectively. Pursuant to a settlement agreement between CastleRock and MTBC, there is no longer a minimum threshold for adjustment for CastleRock.

For each of the Acquired Businesses, the number of shares to be cancelled or issued as applicable will be calculated using a pre-determined formula in each of the purchase agreements.

As of the acquisition date, the Company recorded $4.4 million as the fair value of the contingent consideration liability as additional purchase price. During the year ended December 31, 2014, the Company recorded a fair value reduction of $1.8 million to the contingent consideration primarily due to a decrease in the Company’s stock price. Subsequent adjustments to the fair value of the contingent consideration liability will continue to be recorded in the Company’s results of operations. The portion of the purchase price to be paid with the Company’s stock that is not contingent upon achieving specified revenue targets has been recorded as equity.

If the performance measures required by the 2014 purchase agreements are not achieved, the Company may pay less than the recorded amount, depending on the terms of the agreement. If the price of the Company’s common stock increases, the Company may pay more than the recorded amount. Settlement will be in the form of Company’s common stock.

As part of the acquisitions, the Company entered into short-term employee, office space and equipment customer lease agreements with each of the respective Acquired Businesses. These arrangements allowed the Company to utilize certain personnel from the Acquired Businesses, as well as certain space and equipment located at the Acquired Businesses’ premises for a negotiated period of time. During the latter half of 2014 and early 2015, the Company entered into six leases for office space. Five of the leases have a one-year term and one lease has an 18 month term.

The following table summarizes the final purchase price consideration and the allocation of the purchase price to the net assets acquired:

F-16

					Contingent
	Common Stock			Acquired	Consideration	Total
	Shares	Value	Cash	Backlog	Adjustment	Consideration
	(in thousands)
Omni	1,049	$4,079	$6,655	$103	$(329)	$10,508
Practicare	293	1,137	2,394	17	(242)	3,306
CastleRock	359	1,395	2,339	28	-	3,762
Total	1,701	$6,611	$11,388	$148	$(571)	$17,576

We engaged a third-party valuation specialist to assist the Company in valuing the assets from our acquisition of the Acquired Businesses. The results of the valuation analysis are presented below:

Customer contracts and relationships	$8,225,000
Non-compete agreements	925,000
Tangible assets	61,256
Acquired backlog	148,408
Goodwill	8,216,336
Total purchase consideration	$17,576,000

The weighted average amortization period of the intangible assets is three years.

The fair value of the customer relationships was established using a form of the income approach known as the excess earnings method. Under the excess earnings method, value is estimated as the present value of the benefits anticipated from ownership of the subject intangible asset in excess of the returns required on the investment in the contributory assets necessary to realize those benefits. The fair value of the non-compete agreements were determined based on the difference in the expected cash flows for the business with the non-compete agreement in place and without the non-compete agreement in place.

The goodwill is deductible ratably for income tax purposes over 15 years and represents the Company’s ability to have a local presence in several markets throughout the United States and the further ability to expand in those markets.

The revenue from former customers of Acquired Businesses whose contracts were acquired has been included in the Company’s consolidated statement of operations since the date of acquisition. Revenues of approximately $8.2 million related to the Acquired Businesses are included in the consolidated statement of operations for the year ended December 31, 2014.

Transaction-related costs associated with the acquisitions of the Acquired Businesses of $704,638 and $81,175 were incurred during the years ended December 31, 2014 and 2013, respectively, and were expensed as incurred, and included in general and administrative expenses in the consolidated statements of operations.

Metro Medical Management Services Acquisition

Effective at the close of business on June 30, 2013, the Company executed an Asset Purchase Agreement (the “Agreement”) to acquire Metro Medical Management Services, Inc. (“Metro Medical”). Metro Medical is a New York-based company that offers full-scale revenue cycle management services to small-to-medium sized healthcare practices. Metro Medical broadened the Company’s presence in the healthcare information technology industry through geographic expansion of its customer base and by increasing available marketing resources and specialized trained staff. Under the terms of the Agreement, the Company paid cash consideration of $275,000 at closing and issued a promissory note to Metro Medical for $1,225,000. The principal amount of the promissory note is payable in monthly installments over a twenty-four month period from September 2013, and bears interest at the rate of 5% per year.

F-17

Cash paid on date of acquisition	$275,000
Promissory note payable to Metro Medical	1,225,000
Total purchase consideration	$1,500,000

Under purchase price accounting, we recognize the assets and liabilities acquired at their fair value on the acquisition date, with any excess in purchase price over these values being allocated to goodwill.

We engaged a third-party valuation specialist to assist the Company in valuing the assets from our acquisition of Metro Medical. The results of the valuation are presented below:

Customer contracts and relationships	$904,000
Non-compete agreement	252,000
Goodwill	344,000
$1,500,000

The revenue from former customers of Metro Medical whose contracts were acquired has been included in the Company’s statement of operations for each reporting period since the date of acquisition. Revenues of approximately $2,170,920 and $1,537,324 related to Metro Medical are included in the consolidated statements of operations for the year ended December 31, 2014 and 2013, respectively.

Transaction-related costs associated with the acquisition of Metro Medical of approximately $50,000 during the year ended December 31, 2013, were expensed as incurred, and included in general and administrative expenses in the consolidated statement of operations.

The pro forma information below represents condensed consolidated results of operations as if the acquisition of the Acquired Businesses occurred on January 1, 2013 and Metro Medical occurred on January 1, 2012. The pro forma information has been included for comparative purposes and is not indicative of results of operations of the Company had the acquisitions occurred on the above respective dates, nor is it necessarily indicative of future results. For Metro Medical and each of the Acquired Businesses, we have identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is excluded from the pro forma information below, since MTBC did not pay for these customers and will not generate revenues from those customers. The 2014 pro forma net loss was adjusted to exclude $134,000 of acquisition-related costs incurred during the year ended December 31, 2014. The 2013 pro forma net loss for the year ended December 31, 2013 was adjusted to include these charges. The pro forma net loss for the year ended December 31, 2014 includes the effect of the change in the contingent consideration of $1,811,000.

	For the year ended December 31,
	2014	2013
Total revenue	$29,215,097	$28,423,215
Net loss	$(6,853,392)	$(5,660,681)
Net loss per share	$(0.97)	$(1.11)

F-18

5.	Intangible Assets – NET

Below is a summary of intangible asset activity for the years ended December 31, 2014 and 2013:

	Customer	Non-Compete	Other Intangible
	Relationships	Agreements	Assets	Total
COST
Balance, January 1, 2014	$2,939,988	$281,272	$85,588	$3,306,848
Acquired backlog from acquisitions	-	-	148,408	148,408
Purchase of other intangible assets	-	-	75,490	75,490
Acquisition of Acquired Businesses	8,225,000	925,000	-	9,150,000
Balance, December 31, 2014	$11,164,988	$1,206,272	$309,486	$12,680,746
Useful lives	3 Years	3 Years	3 Years
ACCUMULATED AMORTIZATION
Balance, January 1, 2014	$1,626,776	$65,723	$79,569	$1,772,068
Amortization expense	2,127,468	247,924	155,449	2,530,841
Balance, December 31, 2014	3,754,244	313,647	235,018	4,302,909
Net book value	$7,410,744	$892,625	$74,468	$8,377,837

COST
Balance, January 1, 2013	$2,035,988	$29,272	$76,693	$2,141,953
Purchase of other intangible assets	-	-	8,895	8,895
Acquisition of Metro Medical	904,000	252,000	-	1,156,000
Balance, December 31, 2013	$2,939,988	$281,272	$85,588	$3,306,848
Useful lives	3 Years	3 Years	3 Years
ACCUMULATED AMORTIZATION
Balance, January 1, 2013	$979,731	$6,966	$70,271	$1,056,968
Amortization expense	647,045	58,757	9,298	715,100
Balance, December 31, 2013	1,626,776	65,723	79,569	1,772,068
Net book value	$1,313,212	$215,549	$6,019	$1,534,780

Amortization expense was $2,530,841 and $715,100 for the years ended December 31, 2014 and 2013, respectively. The weighted-average amortization period is three years.

As of December 31, 2014, future amortization expense scheduled to be expensed is as follows:

Years Ending
December 31
2015	$3,594,370
2016	3,236,524
2017	1,546,943

F-19

6.	Property and Equipment

Property and equipment as of December 31, 2014 and 2013 consisted of the following:

	December 31,	December 31,
	2014	2013
Computers	$1,102,200	$701,917
Office furniture and equipment	959,110	510,524
Transportation equipment	431,554	346,331
Leasehold improvements	337,248	276,399
Construction-in-progress	324,533	74,291
Total property and equipment	3,154,645	1,909,462
Less accumulated depreciation	(1,710,311)	(1,404,118)
Property and equipment – net	$1,444,334	$505,344

Depreciation expense was $260,527 and $233,431 for the years ended December 31, 2014 and 2013, respectively.

7.	GOODwill

Goodwill consists of the excess of the purchase price over the fair value of identifiable net assets of businesses acquired. Goodwill is not amortized and is evaluated for impairment annually, or whenever events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. Conditions that could trigger a more frequent impairment assessment include, but are not limited to, a significant adverse change to the Company in certain agreements, significant underperformance relative to historical or projected future operating results, loss of customer relationships, an economic downturn in customers' industries, or increased competition.

The first step of the goodwill impairment test is a comparison of the fair value of a reporting unit with its carrying amount, including goodwill. The estimate of the fair value of the reporting unit is based upon information available regarding prices of similar groups of assets, or other valuation techniques including present value techniques based upon estimates of future cash flows. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and the second step is unnecessary. If the carrying value of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment by comparing the carrying amount of the goodwill to the implied fair value of the goodwill. If the carrying amount of the goodwill is greater than the implied value, an impairment loss is recognized for the difference. The implied value of goodwill is determined by performing a hypothetical purchase price allocation, as if the reporting unit had been acquired in a business combination. The fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.

The Company has one reporting unit with goodwill of $8,560,336 and $344,000 at December 31, 2014 and 2013, respectively, recognized as a result of the acquisition of Omni, CastleRock, Practicare, and Metro (see Note 4). An annual impairment test was performed as of October 31, 2014, the Company’s date for annual impairment testing. No goodwill impairment charges were recorded during the years ended December 31, 2014 and 2013.

The following is the summary of the changes to the carrying amount of goodwill for the years ended December 31, 2014 and December 31, 2013.

F-20

	December 31,	December 31,
	2014	2013
Beginning gross balance	$344,000	$-
Acquisitions	8,216,336	344,000
Ending gross balance	$8,560,336	$344,000

8.	Concentrations

Financial Risks — As of December 31, 2014 and December 31, 2013, the Company held Pakistani rupees of 56,507,436 (approximately USD $562,823) and Pakistani rupees of 46,232,463 (approximately USD $440,309), respectively, in the name of its subsidiary at a bank in Pakistan. Funds are wired to Pakistan near the end of each month to cover payroll at the beginning of the next month and operating expenses throughout the month. The banking system in Pakistan does not provide deposit insurance coverage. Additionally, from time to time, the Company maintains cash balances at financial institutions in the United States of America in excess of Federal insurance limits. The Company has not experienced any losses on such accounts.

Concentrations of credit risk with respect to trade accounts receivable are managed by periodic credit evaluations of customers. The Company does not require collateral for outstanding trade accounts receivable. No one customer accounts for a significant portion of the Company’s trade accounts receivable portfolio as of December 31, 2014 and 2013 and write-offs have been minimal. During the years ended December 31, 2014 and December 31, 2013, there were no customers with sales in excess of 3% and 5% of the total, respectively.

Geographical Risks — The Company’s offices in Islamabad and Bagh, Pakistan, conduct significant back-office operations for the Company. The Company has no revenue earned outside of the United States of America. The office in Bagh is located in a different territory of Pakistan from the Islamabad office. The Bagh office was opened in 2009 for the purpose of providing operational support and operating as a backup to the Islamabad office. The Company’s operations in Pakistan are subject to special considerations and significant risks not typically associated with companies in the United States. The Company’s business, financial condition and results of operations may be influenced by the political, economic, and legal environment in Pakistan and by the general state of Pakistan’s economy. The Company’s results may be adversely affected by, among other things, changes in governmental policies with respect to laws and regulations, changes in Pakistan’s telecommunications industry, regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

Carrying amounts of net assets located in Pakistan were $796,609 and $114,997 as of December 31, 2014 and December 31, 2013, respectively. These balances exclude intercompany receivables of $2,681,937 and $2,552,280 as of December 31, 2014 and December 31, 2013, respectively. The following is a summary of the net assets located in Pakistan as of December 31, 2014 and 2013:

	December 31,	December 31,
	2014	2013
Current assets	$698,174	$529,260
Non-current assets	1,355,333	448,397
Total assets	2,053,507	977,657
Current liabilities	(1,233,618)	(859,062)
Non-current liabilities	(23,280)	(3,598)
Total liabilities	$796,609	$114,997

F-21

9.	NET LOSS PER SHARE

The following table reconciles the weighted-average shares outstanding for basic and diluted net loss per share for the years ended December 31, 2014 and 2013:

	December 31,
	2014	2013
Basic:
Net loss	$(4,509,250)	$(177,996)
Weighted-average shares used in computing basic loss per share	7,084,630	5,101,770
Net loss per share - Basic	$(0.64)	$(0.03)
Diluted:
Net loss	$(4,509,250)	$(177,996)
Weighted-average shares used in computing diluted loss per share	7,084,630	5,101,770
Net loss per share - Diluted	$(0.64)	$(0.03)

During the year ended December 31, 2014, the 482,250 restricted stock units granted, which is net of 31,250 of forfeitures, have been excluded from the above calculation as they were anti-dilutive.

The net loss per share-Basic excludes 1,287,529 of contingently issued shares. The net loss per share-Diluted does not include any contingently issued shares as the effect would be anti-dilutive and no shares would be released based on the revenue to date generated by the Acquired Businesses.

10.	Debt

Revolving Line of Credit — As of December 31, 2014, the Company had an agreement with TD Bank for a revolving line of credit maturing on November 30, 2015 for up to $1,215,000. During March 2015, this line was increased to $3 million under the same lending terms. The line of credit has a variable rate of interest per annum at the Wall Street Journal prime rate plus 1% (4.25% as of both December 31, 2014 and December 31, 2013). The line of credit is collateralized by all of the Company’s assets and is guaranteed by the CEO of the Company. The outstanding balance as of December 31, 2014 and December 31, 2013 was $1,215,000 and $1,015,000, respectively. At December 31, 2014, the Company was not in compliance with a covenant required under the revolving line of credit to maintain a specified debt service ratio, which was waived by TD Bank. The Company is prohibited from paying any dividends without the prior written consent of TD Bank.

Santander Bank (formerly Sovereign Bank) Loan Agreement — The Company had a term loan, originally established to provide the Company revolving advances up to $100,000, with an interest rate of 7.74% per annum. The term loan was repaid during the year ended December 31, 2014. The amount outstanding under this term loan was $11,667 as of December 31, 2013.

Convertible Note — On September 23, 2013, the Company issued a convertible promissory note in the amount of $500,000 to an accredited investor, AAMD LLC, with a maturity date of March 23, 2016, and bearing interest at the rate of 7.0% per annum. Pursuant to the terms of the note, the principal and interest outstanding thereunder automatically converted into 117,567 shares of common stock upon the closing of the IPO at a conversion price equal to 90% of the per-share issuance price of the common stock in the IPO. This conversion resulted in additional common stock and paid-in capital amounts of $118 and $587,717, respectively, at the conversion date. Interest and other expense of $11,767 and $77,263 were recorded in connection with this convertible note for the year ended December 31, 2013 and 2014, respectively, and are included in interest expense and other income (expense)-net in the consolidated statement of operations.

As of December 31, 2013, the carrying value of the convertible note payable was $472,429, including $11,767 of accrued interest.

The Company accounted for the automatic conversion feature as a derivative liability to be recorded at fair value at each reporting period. The fair value of the automatic conversion feature at December 31, 2013 was estimated to be $38,142 and is included in other long-term liabilities on the consolidated balance sheet at that date.

F-22

Maturities of notes payable as of December 31, 2014 are as follows:

Year Ending December 31	Liability Against Assets Subject to Finance Lease	Metro Medical	Loan from CEO	Bank Direct Capital Finance	Honda Financial Services	Total
2015	$12,348	$421,989	$470,089	$156,894	$5,385	$1,066,705
2016	11,334	-	-	-	6,192	17,526
2017	11,947	-	-	-	6,469	18,416
Thereafter	-	-	-	-	12,622	12,622
Total	$35,629	$421,989	$470,089	$156,894	$30,668	$1,115,269

11.	Commitments and Contingencies

Legal Proceedings — The Company is subject to legal proceedings and claims which have arisen in the ordinary course of business and have not been fully adjudicated. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse effect upon the consolidated financial position, results of operations, or cash flows of the Company.

At December 31, 2013, the Company had accrued a liability of $161,137 for a referral fee payable to a former owner of Sonix Medical Technologies, Inc. During the year ended December 31, 2014, the Company settled the liability for $55,614 and reversed an accrued expense of $105,523, which reduced general and administrative expenses in the consolidated statements of operations.

Leases — The Company leases certain office space and other facilities under operating leases expiring through 2021.

Future minimum lease payments under non-cancelable operating leases with related parties and for office space as of December 31, 2014 are as follows (certain leases with non-related parties are cancellable):

Years Ending
December 31	Total
2015	$166,735
2016	75,750
2017	58,500
Total	$300,985

Total rental expense, included in direct operating costs and general and administrative expense in the consolidated statements of operations, including amounts for related party leases described in Note 12, amounted to $886,393 and $418,637 for the years ended December 31, 2014 and 2013, respectively.

Acquisitions—In connection with the acquisition of the Acquired Businesses, contingent consideration is payable in the form of common stock during the third quarter of 2015. If the performance measures are not achieved, the Company may pay less than the recorded amount, depending on the terms of the agreement. If the price of the Company’s common stock increases, the Company may pay more than the recorded amount.

12.	Related PARTIES

In February 2013, the CEO advanced a loan of $1,000,000 to the Company, of which a portion was used to repay the outstanding balance on the revolving credit line with TD Bank; the amounts outstanding on this loan were $470,089 and $735,680 as of December 31, 2014 and December 31, 2013, respectively. The loan bears an annual interest rate of 7.0%. The total principal and outstanding interest are due upon maturity of the loan on July 5, 2015. The Company recorded interest expense on the loan from the CEO of $45,029 and $55,806 for the year ended December 31, 2014 and 2013, respectively. During the year ended December 31, 2014, the Company paid the principal amount of $265,591 and accrued interest of $55,806.

F-23

During the year ended December 31, 2014, the CEO advanced the Company $165,000 toward IPO expenses, all of which was repaid during the same period.

The Company had sales to a related party, a physician who is related to the CEO. Revenue from this customer was $19,195 and $17,312 for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and December 31, 2013, the receivable balance due from this customer was $1,128 and $1,746, respectively.

The Company is a party to a nonexclusive aircraft dry lease agreement with Kashmir Air, Inc. (“KAI”), which is owned by the CEO. The Company recorded expenses of $128,400 for both the year ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, the Company had a liability outstanding to KAI of $108,902 and $37,789, respectively.

The Company leases its corporate offices in New Jersey and its backup operations center in Bagh, Pakistan, from the CEO. The related party rent expense for the year ended December 31, 2014 and 2013 was $170,964 and $166,763, respectively, and is included in direct operating costs and general and administrative expense in the consolidated statements of operations. Current assets-related party on the consolidated balance sheets includes security deposits related to the leases of the Company’s corporate offices in the amount of $13,200 as of December 31, 2014 and December 31, 2013, respectively. Other assets include prepaid rent that has been paid to the CEO in the amount of $11,084 and $10,640 as of December 31, 2014 and 2013, respectively.

The CEO of the Company guaranteed the Company’s existing line of credit with the TD Bank and the loan with Santander Bank (see Note 10) and has also committed to contribute up to $400,000 in additional capital to the Company, if necessary.

The Company advanced $1,000 and $381,721 to the CEO during the year ended December 31, 2014 and 2013, respectively. The CEO repaid $1,000 and $227,721 during the year ended December 31, 2014 and 2013, respectively. In addition, during the year ended December 31, 2014, the Company advanced $1,494 to a contractor in Pakistan, on behalf of the CEO, and it was repaid during the year.

13.	Employee Benefit PlanS

The Company has a qualified 401(k) plan covering all U.S. employees who have completed three months of service. The plan provides for matching contributions by the Company equal to 100% of the first 3% of the qualified compensation, plus 50% of the next 2%. Employer contributions to the plan for the years ended December 31, 2014 and 2013 were $131,168 and $18,673, respectively.

Additionally, the Company has a defined contribution retirement plan covering all employees located in Pakistan who have completed 90 days of service. The plan provides for monthly contributions by the Company which are the lower of 10% of qualified employees’ basic monthly compensation or 750 Pakistani rupees. The Company’s contributions for the years ended December 31, 2014 and 2013 were $92,236 and $77,702, respectively.

14.	STOCK-BASED COMPENSATION

In April 2014, the Company adopted the Medical Transcription Billing, Corp. 2014 Equity Incentive Plan (the “2014 Plan,”), reserving a total of 1,351,000 shares of common stock for grants to employees, officers, directors and consultants. Permissible awards include incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and cash settled awards and other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants.

F-24

During September 2014, the Company awarded 171,000 restricted stock units (“RSUs”) in the aggregate under the 2014 Plan to its four independent directors, two named officers and six employees. During April 2014, the Company awarded 217,500 RSUs in the aggregate under the 2014 Plan to two named executive officers and three of its independent directors. One third of these RSUs will vest annually over three years as long as the employee or executive continues to be employed by the Company on the applicable vesting date or the director remains a member of the Company’s Board of Directors. As a result, the Company recognized stock-based compensation cost beginning in April 2014. The Company’s policy election for these graded-vesting RSUs is to recognize compensation expense on a straight-line basis over the total requisite service period for the entire award.

Effective September 15, 2014 and November 10, 2014, the Compensation Committee of the Board of Directors authorized an additional 125,000 and 10,000 RSUs, respectively, in the aggregate to certain employees that vested ratably beginning in the fourth quarter of 2014 through the third quarter of 2015 based on whether certain performance measures are attained in each of those quarters. Shares that do not vest in any quarter because the performance measures were not attained are forfeited. The performance based RSUs authorized on November 10, 2014 were not issued. None of the performance-based RSUs authorized on September 15, 2014 vested in the fourth quarter of 2014.

The RSUs, other than the performance-based RSUs, contain a provision in which the units shall immediately vest and become converted into the right to receive a cash payment payable on the original vesting date after a change in control as defined in the award agreement. In the fourth quarter of 2014, $121,328 of expense was recorded related to RSUs, none of which was related to the performance-based RSUs.

The market price of our common stock on the date of grant for the RSUs awarded in September 2014 was $3.83 and was used in recording the fair value of the award. We engaged a third-party valuation specialist to assist us in valuing the RSUs granted in April 2014, who determined the fair value of the RSUs was $3.60 per share at the time of grant. The aggregate compensation cost for RSUs recorded under the 2014 Plan was $258,878 for the year ended December 31, 2014 and recorded as follows:

Stock-based compensation included in the Consolidated Statement of Operations:
Direct operating costs	$5,090
General and administrative	253,788
Total stock-based compensation expense	$258,878

No stock-based compensation expense was recorded for the year ended December 31, 2013.

The basic and diluted loss per share are computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. For the periods where there are losses, all potentially dilutive common shares comprised of RSUs are anti-dilutive.

Restricted Stock Units

The following summarizes the RSU transactions under the 2014 Plan for the year ended December 31, 2014:

Shares
RSUs outstanding and unvested at January 1, 2014	-
RSUs granted	513,500
RSUs vested	-
RSUs forfeited	(31,250)
RSUs outstanding and unvested at December 31, 2014	482,250

As of December 31, 2014, there was $1,538,114 of total unrecognized compensation cost related to the restricted stock awards. This cost is expected to be recognized over a weighted-average period of approximately 2 years.

F-25

The following summarizes the RSU activity during 2014 and the amount available for grant at December 31, 2014:

Shares
Amount authorized under the 2014 Plan	1,351,000
RSUs issued on April 4, 2014	(217,500)
RSUs issued on September 15, 2014	(171,000)
RSUs issued during the fourth quarter, 2014 - performance based	(125,000)
RSUs forfeited during year	31,250
Amount available for grant at December 31, 2014	868,750

15.	INCOME TAXES

For the year ended December 31 2014, the Company estimated its income tax provision based upon the annual pre-tax loss. Although the Company is forecasting a return to profitability, it incurred cumulative losses which make realization of a deferred tax asset difficult to support in accordance with ASC 740. Accordingly, a valuation allowance has been recorded against all federal deferred tax assets as of December 31, 2014. This resulted in a deferred Federal tax provision of $153,364 for the year ended December 31, 2014.

The Company’s plan to repatriate earnings in Pakistan to the United States requires that U.S. Federal taxes be provided on the Company’s earnings in Pakistan. For state tax purposes, the Company’s Pakistan earnings generally are not taxed due to a subtraction modification available in most states. As a result, through December 31, 2013, the Company reported cumulative losses at the state level for the last three years, and determined that it was more likely than not that it will not be able to utilize its state deferred tax assets. A valuation allowance was recorded against all state deferred tax assets as of December 31, 2013 and the Company continued to record a valuation allowance against its state deferred tax assets through December 31, 2014. The activity in the deferred tax valuation allowance was as follows for the years ended December 31, 2014 and 2013:

	2014	2013
Beginning balance	$82,052	$-
Provision	1,819,971	82,052
Adjustments	-	-
Ending balance	$1,902,023	$82,052

Income (loss) before tax for financial reporting purposes during the years ended December 31, 2014 and 2013 consisted of the following:

	2014	2013
United States	$(5,029,199)	$(926,698)
Foreign	696,474	893,192
	$(4,332,725)	$(33,506)

F-26

The provision for income taxes for the years ended December 31, 2014 and 2013 consisted of the following:

	2014	2013
Current:
Federal	$7,310	$18,739
State	12,006	9,722
Foreign	3,845	9,041
	23,161	37,502
Deferred:
Federal	153,364	(70,814)
State	-	177,802
	153,364	106,988
Total income tax provision	$176,525	$144,490

The components of the Company’s deferred income taxes as of December 31, 2014 and 2013 are as follows:

	2014	2013
Deferred tax assets:
Allowance for doubtful accounts	$49,775	$22,142
Deferred revenue	16,070	42,403
Deferred rent	3,781	3,105
Property and intangible assets	552,373	397,242
State net operating loss ("NOL") carryforwards	114,190	17,449
Federal net operating loss ("NOL") carryforward	1,242,278	-
Cumulative translation adjustment	78,768	115,124
Other	110,137	-
Valuation allowance	(1,902,023)	(82,052)
Total deferred tax assets	265,349	515,413
Deferred tax liabilities:
Earnings and profits of the Pakistani subsidiary	(265,349)	(220,103)
Net deferred tax assets	$-	$295,310

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate of 34% for the years ended December 31, 2014 and 2013 is as follows:

	2014	2013
Federal tax (benefit)	$(1,473,127)	$(11,392)
Increase (decrease) in income taxes resulting from:
State tax expense, net of federal benefit	(108,105)	41,714
Non-deductible items	21,407	12,198
Undistributed earnings from foreign subsidiaries	3,845	5,967
Deferred true-up	(87,500)	12,210
Valuation allowance	1,819,971	82,052
Other	34	1,741
Total provision	$176,525	$144,490

At December 31, 2014 and 2013, the Company did not have any uncertain tax positions that required recognition. The Company is subject to taxation in the United States, various states and Pakistan. As of December 31, 2014, tax years 2011 through 2013 remain open to examination by major taxing jurisdictions in which the Company is subject to tax. The Pakistan Federal Board of Revenue issued a tax holiday, which precludes the Pakistan subsidiary from being subject to income taxes through June 2016.

F-27

For state tax purposes, the Company’s Pakistan earnings generally are not taxed due to a subtraction modification. In 2012, the Company utilized a blended effective rate in determining the net state benefit, which included the Subpart F deduction. This resulted in the Company recording a net benefit of approximately $40,000. In 2013, when the Company filed its state tax returns and finalized its Subpart F computations, the Company determined that the State of New Jersey does not allow this subtraction modification as a deduction in computing a net operating loss. Rather, the State of New Jersey only allows this subtraction modification to reduce net operating profits. As such, in 2013 the Company recorded a state tax adjustment of approximately $40,000 to reverse the net benefit recorded in 2012.

The Pakistan tax holiday does not have a significant impact on the Company’s effective tax rate as all of its earnings in Pakistan are fully provided for at the U.S. Federal tax rate of 34%. The Pakistan corporate tax rate is 33%. The Company’s income taxes would not have been significantly higher as a result of the holiday.

The Company has state NOL carryforwards of approximately $4.1 million which will expire at various dates from 2032 to 2034. The Company has a Federal NOL carryforward of approximately $3.6 million which will expire in 2034.

16.	OTHER INCOME (EXPENSE) – NET

Other (expense) income net for the years ended December 31, 2014 and 2013 consisted of the following:

	December 31,
	2014	2013
Foreign exchange (loss) gain	$(122,163)	$199,919
Other	(12,552)	30,227
Other (expense) income - net	$(134,715)	$230,146

Foreign currency transaction gains (losses) result from transactions related to the intercompany receivable for which transaction adjustments are recorded in the consolidated statements of operations as they are not deemed to be permanently reinvested. A decline in the exchange rate by approximately 5% from December 31, 2013 to December 31, 2014 caused a foreign exchange loss of $122,163 for the year ended December 31, 2014. An increase in the exchange rate of Pakistan rupees per U.S. dollar by 9% from December 31, 2012 to December 31, 2013, caused a foreign exchange gain of $199,919.

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2014 and December 31, 2013, the carrying amounts of cash, receivables, accounts payable and accrued expenses approximated their estimated fair values because of the short term nature of these financial instruments.

The following table summarizes the Company’s financial instruments that are not measured at fair value on a recurring basis by fair value hierarchy as of December 31, 2014 and December 31, 2013:

F-28

	Carrying Value at	Fair Value as of December 31, 2014, using,
	December 31, 2014	Level 1	Level 2	Level 3	Total
Financial Assets
Cash	$1,048,660	$1,048,660	$-	$-	$1,048,660
Financial Liabilities
Borrowings under line of credit	1,215,000	-	1,215,000	-	1,215,000
Notes payable - Other(1)	645,180	-	-	644,974	644,974

	Carrying Value at	Fair Value as of December 31, 2013, using,
	December 31, 2013	Level 1	Level 2	Level 3	Total
Financial Assets
Cash	$497,944	$497,944	$-	$-	$497,944
Financial Liabilities
Borrowings under line of credit	1,015,000	-	1,015,000	-	1,015,000
Notes payable - Other(1)	1,341,691	-	-	1,349,308	1,349,308
Convertible note	472,429	-	-	473,042	473,042

(1) Excludes note payable to the CEO.

Note Payable-Related Party – The CEO advanced a loan of $1,000,000 to the Company, of which $470,089 and $735,680 was outstanding as of December 31, 2014 and December 31, 2013, respectively. The loan bears an annual interest rate of 7.0%. The total principal and cumulative interest are due upon maturity of the loan on July 5, 2015. The fair value of related party transactions, including note payable to the CEO, cannot be determined based upon the related party nature of the transaction.

Borrowings under Revolving Line of Credit – The Company’s outstanding borrowings under the line of credit with TD Bank had a carrying value of $1,215,000 and $1,015,000 as of December 31, 2014 and December 31, 2013, respectively. The fair value of the outstanding borrowings under the line of credit with TD Bank approximated the carrying value at December 31, 2014 and December 31, 2013, respectively, as these borrowings bear interest based on prevailing variable market rates currently available. As a result, the Company categorizes these borrowings as Level 2 in the fair value hierarchy.

Notes Payable-Other – Notes payable-other consists of fixed rate term loans from TD Bank, Santander Bank, Bank Direct Capital Finance, auto loans and promissory notes from prior acquisitions.

The fixed interest-bearing term loans had an aggregate carrying value of $156,894 (Bank Direct Capital Finance) and $11,667 (Santander Bank) as of December 31, 2014 and December 31, 2013, respectively. Collectively, the fair value of these term loans was approximately $158,435 (Bank Direct Capital Finance) and $11,801 (Santander Bank) at December 31, 2014 and December 31, 2013, respectively, and is categorized as Level 3 in the fair value hierarchy. The fair value of the term loans was determined based on internally-developed valuations that use current interest rates in developing a present value of these term loans. The outstanding fixed interest bearing auto loans had a carrying value of $66,297 and $13,279 as of December 31, 2014 and December 31, 2013, respectively. The fair value of these auto loans was approximately $63,371 and $12,485 at December 31, 2014 and December 31, 2013, respectively, and is categorized as Level 3 in the fair value hierarchy. The fair value of the auto loans was determined based on internally-developed valuations that use current interest rates in developing a present value of these notes payable.

The Company issued fixed interest-bearing notes payable to the former owners of UPMS, GNet, MM, Metro Medical and Sonix Medical Technologies, Inc. The aggregate carrying value of these notes payable was $421,989 and $1,316,746 at December 31, 2014 and December 31, 2013, respectively. Collectively, the fair value of these notes payable was approximately $423,168 and $1,325,022 at December 31, 2014 and December 31, 2013, respectively, and is categorized as Level 3 in the fair value hierarchy. The fair value of the notes payable to the former owners of businesses acquired was determined based on internally-developed valuations that use current interest rates in developing a present value of these notes payable.

F-29

Convertible Note – The Company issued a fixed interest bearing convertible promissory note to an accredited investor on September 23, 2013. The carrying value of the convertible promissory note was $472,429 at December 31, 2013. The fair value of the convertible promissory note was approximately $473,042 at December, 31, 2013, and is categorized as Level 3 in the fair value hierarchy. The fair value was determined based on internally-developed valuations that use current interest rates in developing a present value of the convertible note. Pursuant to the terms of the note, the principal and interest outstanding thereunder automatically converted into 117,567 shares of common stock upon the closing of the IPO at a conversion price equal to 90% of the per-share issuance price of the common stock in the IPO. This conversion resulted in additional common stock and paid-in capital amounts of $118 and $587,717, respectively, at the conversion date.

There were no transfers into or out of Level 3 of the fair value hierarchy during the years ended December 31, 2014 and 2013. The following table presents the change in the estimated fair value of Company’s liability under notes payable – other, measured using significant unobservable inputs (Level 3) for the years ended December 31, 2014 and 2013:

	2014	2013
Fair value measurement at beginning of year	1,349,308	$1,038,431
Promissory notes issued during the year	565,280	1,225,000
Repayment of notes payable	(1,217,886)	(889,262)
Changes in fair values	(51,728)	(24,861)
Fair value measurement at end of year	$644,974	$1,349,308

Financial instruments measured at fair value on a recurring basis:

The automatic conversion feature for the convertible promissory note was measured at fair value on a recurring basis. The fair value of the automatic conversion feature had been estimated at $38,142 at December 31, 2013, with the decrease in value recorded in the consolidated statement of operations as other expense. The fair value of the automatic conversion feature of the promissory note was measured using Level 3 inputs based on internally-developed valuations that use current interest rates and assumptions about the timing of the Company’s IPO. At the date of the IPO, this promissory note was converted into 117,567 shares of the Company's common stock.

Contingent Consideration

The Company's potential contingent consideration of $2,626,323 as of December 31, 2014 relating to the 2014 acquisitions are Level 3 liabilities. The fair value of the liabilities determined by this analysis is primarily driven by the price of Company’s common stock on the NASDAQ Capital Market, an estimate of revenue to be recognized by the Company from the Acquired Businesses during the first twelve months after acquisition compared to the trailing twelve months’ revenue from customers in good standing shown in the Company’s prospectus dated July 22, 2014, the passage of time and the associated discount rate. If revenue from an acquisition exceeds the trailing revenue shown in the Company’s prospectus, or the Company’s stock price exceeds the price on July 28, 2014, the date of the acquisitions, the consideration could exceed the original estimated contingent consideration. Discount rates are estimated by using the bond yields.

The following table provides a reconciliation of the beginning and ending balances for the contingent consideration measured at fair value using significant unobservable inputs (Level 3):

F-30

Fair Value Measurement at Reporting Date Using Significant Unobservable Outputs, Level 3
Balance at December 31, 2013	$-
Contingent consideration from 2014 acquisitions	4,437,685
Change in fair value	(1,811,362)
Balance at December 31, 2014	$2,626,323

There was no impairment charges recorded during the years ended December 31, 2014 or 2013.

18.	Accumulated OTHER COMPREHENSIVE LOSS

The components of changes in accumulated other comprehensive loss for the years ended December 31, 2014 and 2013 are as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Loss
Balance - January 1, 2013	$(77,770)	$(77,770)
Other comprehensive loss during the year	(109,584)	(109,584)
Balance - December 31, 2013	$(187,354)	$(187,354)
Other comprehensive loss during the year	(21,608)	(21,608)
Balance - December 31, 2014	$(208,962)	$(208,962)

19.	Subsequent events

On February 19, 2015, the Company entered into settlement agreements with certain parties that the Company believed had violated (or tortiously interfered with) an agreement restricting them from directly or indirectly soliciting customers of the Company pursuant to the acquisition agreement between the Company and CastleRock.

In accordance with the settlement agreements, the Company has agreed to release its claims in consideration for (i) the forfeiture of 53,797 shares of Company stock that were otherwise issuable to CastleRock in connection with the acquisition of the CastleRock businesses, (ii) the removal of a provision limiting the reduction of the CastleRock purchase price should revenues generated by the CastleRock businesses for the twelve (12) months after the acquisition be less than the twelve (12) months’ revenue immediately preceding the acquisition, (iii) terminating the consulting agreement between the Company and CastleRock, and (iv) an agreement between the Company, EA Health Corporation, Inc. (“EA Health”) and a former CastleRock employee prohibiting EA Health and that former employee from soliciting or creating business relationships with any additional current or former customers of the Company for a period of six (6) months ending June 17, 2015. The obligations of the Company and CastleRock contained in the acquisition agreement remain intact aside from the modifications contained in the settlement agreements. The effect of this settlement will change the outstanding number of shares by 53,797 and the amount of the contingent consideration by the fair value of those shares, which was determined to be $133,000 in the first quarter of 2015. There was no change to the amount of the Goodwill, intangible assets, number of outstanding shares and contingent consideration at December 31, 2014.

During March 2015, the Company’s line of credit with TD Bank was increased from $1.215 million to $3.0 million under the same terms. Also during March 2015, the Company formed a wholly-owned subsidiary in Poland, MTBC-Europe Sp. z.o.o. The Poland subsidiary will provide operational support and serve as a back-up facility.

F-31

MEDICAL TRANSCRIPTION BILLING, CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash	$1,185,943	$1,048,660
Accounts receivable - net of allowance for doubtful accounts of $193,239 and $165,000 at March 31, 2015 and December 31, 2014, respectively	2,933,072	3,007,314
Current assets - related party	24,284	24,284
Prepaid expenses	320,211	315,901
Other current assets	267,492	188,541
Total current assets	4,731,002	4,584,700
PROPERTY AND EQUIPMENT - Net	1,427,424	1,444,334
INTANGIBLE ASSETS - Net	7,315,899	8,377,837
GOODWILL	8,560,336	8,560,336
OTHER ASSETS	162,597	140,053
TOTAL ASSETS	$22,197,258	$23,107,260
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$694,376	$1,082,342
Accrued compensation	597,078	836,525
Accrued expenses	1,257,981	1,113,108
Deferred rent	18,371	12,683
Deferred revenue	25,700	37,508
Accrued liability to related party	134,794	153,931
Borrowings under line of credit	3,000,000	1,215,000
Note payable - related party	470,089	470,089
Notes payable - other (current portion)	346,898	596,616
Contingent consideration	1,930,440	2,626,323
Total current liabilities	8,475,727	8,144,125
Notes payable - other	43,100	48,564
DEFERRED RENT	536,866	551,343
DEFERRED REVENUE	41,344	42,631
Total liabilities	9,097,037	8,786,663
COMMITMENT AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY:
Preferred stock, par value $0.001 per share; authorized 1,000,000 shares; issued and outstanding none at March 31, 2015 and December 31, 2014	-	-
Common stock, $0.001 par value - authorized, 19,000,000 shares; issued and outstanding, 9,657,807 and 9,711,604 shares at March 31, 2015 and December 31, 2014, respectively	9,659	9,712
Additional paid-in capital	18,966,352	18,979,976
Accumulated deficit	(5,626,039)	(4,460,129)
Accumulated other comprehensive loss	(249,751)	(208,962)
Total shareholders' equity	13,100,221	14,320,597
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$22,197,258	$23,107,260

See notes to condensed consolidated financial statements.

F-32

MEDICAL TRANSCRIPTION BILLING, CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014
NET REVENUE	$6,137,859	$2,573,477
OPERATING EXPENSES:
Direct operating costs	3,546,456	1,152,635
Selling and marketing	120,440	70,021
General and administrative	3,142,411	1,286,276
Research and development	164,934	116,428
Change in contingent consideration	(828,762)	-
Depreciation and amortization	1,159,515	270,043
Total operating expenses	7,304,994	2,895,403
Operating loss	(1,167,135)	(321,926)
OTHER:
Interest income	6,914	2,989
Interest expense	(42,186)	(52,713)
Other income (expense) - net	46,121	(199,885)
LOSS BEFORE INCOME TAXES	(1,156,286)	(571,535)
INCOME TAX PROVISION (BENEFIT)	9,624	(187,863)
NET LOSS	$(1,165,910)	$(383,672)
NET LOSS PER SHARE:
Basic and diluted loss per share	$(0.12)	$(0.08)
Weighted-average basic and diluted shares outstanding	9,687,097	5,101,770

See notes to condensed consolidated financial statements.

F-33

MEDICAL TRANSCRIPTION BILLING, CORP.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014
NET LOSS	$(1,165,910)	$(383,672)
OTHER COMPREHENSIVE LOSS, NET OF TAX
Foreign currency translation adjustment (a)	(40,789)	130,829
COMPREHENSIVE LOSS	$(1,206,699)	$(252,843)

(a) Net of taxes of $67,395 for the three months ended March 31, 2014. No tax effect has been recorded in 2015 as the Company recorded a valuation allowance against the tax benefit from its foreign currency translation adjustment.

See notes to condensed consolidated financial statements.

F-34

MEDICAL TRANSCRIPTION BILLING, CORP.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2015

	Common Stock		Additional Paid-	Accumulated	Accumulated Other Comprehensive	Total Shareholders'
	Shares	Amount	in Capital	Deficit	Loss	Equity
Balance- January 1, 2015	9,711,604	$9,712	$18,979,976	$(4,460,129)	$(208,962)	$14,320,597
Net loss	-	-	-	(1,165,910)	-	(1,165,910)
Foreign currency translation adjustment	-	-	-	-	(40,789)	(40,789)
Forfeiture of shares issued to acquired businesses	(53,797)	(53)	(132,826)	-	-	(132,879)
Stock-based compensation expense	-	-	119,202	-	-	119,202
Balance- March 31, 2015	9,657,807	$9,659	$18,966,352	$(5,626,039)	$(249,751)	$13,100,221

See notes to condensed consolidated financial statements.

F-35

MEDICAL TRANSCRIPTION BILLING, CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (UNAUDITED)

	2015	2014
OPERATING ACTIVITIES:
Net loss	$(1,165,910)	$(383,672)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,159,515	270,043
Deferred rent	(2,816)	2,139
Deferred revenue	(13,095)	(10,682)
Deferred income taxes	-	(187,863)
Provision for doubtful accounts	28,239	28,348
Foreign exchange (gain) loss	(28,689)	210,006
Gain from reduction in referral fee	-	(105,523)
Interest accretion on convertible promissory note	-	11,767
Stock-based compensation expense	126,849	-
Change in contingent consideration	(828,762)	-
CastleRock settlement payment	(110,000)	-
Other	-	955
Changes in operating assets and liabilities:
Accounts receivable	46,006	38,826
Other assets	(108,219)	(18,520)
Accounts payable and other liabilities	(400,432)	144,880
Net cash (used in) provided by operating activities	(1,297,314)	704
INVESTING ACTIVITIES:
Capital expenditures	(83,588)	(53,569)
Advances to majority shareholder	-	(1,000)
Repayment of advances to majority shareholder	-	1,000
Net cash used in investing activities	(83,588)	(53,569)
FINANCING ACTIVITIES:
Repayments of notes payable - other	(254,827)	(340,880)
Proceeds from line of credit	3,435,000	1,485,000
Repayments of line of credit	(1,650,000)	(1,285,000)
IPO-related costs	-	(14,508)
Net cash provided by (used in) financing activities	1,530,173	(155,388)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(11,988)	16,813
NET INCREASE (DECREASE) IN CASH	137,283	(191,440)
CASH - Beginning of the period	1,048,660	497,944
CASH - End of period	$1,185,943	$306,504
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of prepaid insurance through assumption of note	$-	$36,640
Accrued IPO-related costs	$-	$227,750
SUPPLEMENTAL INFORMATION - Cash paid during the period for:
Income taxes	$9,759	$5,230
Interest	$75,576	$82,600

See notes to condensed consolidated financial statements.

F-36

Medical Transcription Billing, Corp.

Notes to CONDENSED Consolidated Financial Statements

AS OF AND FOR THE THREE MONTHS ENDED March 31, 2015 and 2014 (UnaUDITED)

1.	Organization and Business

General – Medical Transcription Billing, Corp. (“MTBC” or the “Company”) is a healthcare information technology company that offers proprietary electronic health records and practice management solutions, together with related business services, to healthcare providers. The Company’s integrated services are designed to help customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. The Company’s services include full-scale revenue cycle management, electronic health records, and other technology-driven practice management services to private and hospital-employed healthcare providers. MTBC has its corporate offices in Somerset, New Jersey and its main operating facilities in Islamabad, Pakistan and Bagh, Pakistan. The Company also has a wholly-owned subsidiary in Poland.

MTBC was founded in 1999 and incorporated under the laws of the State of Delaware in 2001. MTBC Private Limited (or “MTBC Pvt. Ltd.”) is a majority-owned subsidiary of MTBC and was founded in 2004. MTBC owns 99.99% of the authorized outstanding shares of MTBC Pvt. Ltd. and the remaining 0.01% of the shares of MTBC Pvt. Ltd. is owned by the founder and chief executive officer of MTBC.

2.	BASIS OF PRESENTATION

The Company has prepared its unaudited condensed consolidated financial statements under the assumption that it is a going concern. The Company’s ability to meet its contractual obligations and remit payment under its arrangements with its vendors depends on its ability to generate positive cash flow from operations in the future, and/or securing additional financing. The Company’s management has discussed options to raise additional capital through debt and equity issuances, which would allow the Company to fund future growth as well as provide additional liquidity. While the Company has received several non-binding term sheets from debt funds, it has not signed any agreement that would provide for additional financing. This condition, along with certain other factors, raises substantial doubt about the Company's ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The Company has a line of credit with TD Bank that had a fully-utilized borrowing limit of $3.0 million as of March 31, 2015. The line of credit renews annually, subject to TD Bank’s approval, and currently expires in November 2015. The Company relies on the line of credit for working capital purposes and it has been renewed annually for the past seven years. The Company’s ability to continue as a going concern is dependent on its ability to generate sufficient cash from operations to meet its future operational cash needs and reduce the cost of U.S.-based employees, subcontractors and certain general and administrative expenses.

The Company has not received any indications from TD Bank that the line of credit would not be further renewed; however, if the terms of the renewal were not acceptable to the Company or the line of credit was not renewed, the Company would need to obtain additional financing. The Company has spoken with banks and debt funds about replacement or additional debt capital. As a public company, additional equity capital is available through the public markets, either through a follow-on round of equity financing via a public offering, from a private investor (a “PIPE”), or through other types of issuances. The Company believes there are several viable financing options available, although there can be no guarantee that the execution of such options would not be dilutive to existing shareholders. Management believes that MTBC will be successful in obtaining adequate sources of cash to fund its anticipated level of operations through the end of March 2016, but there can be no assurance that management will be successful in raising sufficient additional equity and/or debt (including extension of the maturity dates of existing borrowings). If additional financing is not available and MTBC is unable to generate positive cash flow from operations, the Company will be compelled to reduce the scope of its business activities, including, but not limited to, the following:

F-37

•	Reducing the number of employees;
•	Reducing the number of locations that service customers;
•	Curtailing research and development or sales and marketing efforts; and/or
•	Reducing general and administrative expenses.

The accompanying unaudited condensed consolidated financial statements have been prepared by MTBC in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and as required by Regulation S-X, Rule 10-01. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of items of a normal and recurring nature) necessary to present fairly the Company’s financial position as of March 31, 2015, the results of operations and cash flows for the three months ended March 31, 2015 and 2014. The results of operations for the three months ended March 31, 2015 and 2014 are not necessarily indicative of the results to be expected for the full year. When preparing financial statements in conformity with GAAP, we must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The condensed consolidated balance sheet as of December 31, 2014 was derived from our audited consolidated financial statements. The accompanying unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2014, which are included in the Company’s Annual Report on Form 10-K, filed with Securities Exchange Commission (“SEC”) on March 31, 2015.

Recent Accounting Pronouncements — From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) and are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently adopted and recently issued accounting pronouncements will not have a material impact on our consolidated financial position, results of operations, and cash flows.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which is authoritative guidance that implements a common revenue model that will enhance comparability across industries and requires enhanced disclosures. The new revenue recognition standard eliminates the transaction and industry-specific revenue recognition guidance under the current rules and replaces it with a principle-based approach for determining revenue recognition. The new standard introduces a five-step principles based process to determine the timing and amount of revenue ultimately expected to be received from the customer. The core principle of the revenue recognition standard is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This amendment will be effective for the Company’s interim and annual consolidated financial statements for fiscal year 2017 with either retrospective or modified retrospective treatment applied. The Company is currently evaluating the impact that this may have on the consolidated financial statements upon implementation.

In June 2014, the FASB issued guidance on stock compensation.  The amendment requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards.  Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered.  The amendment is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2015.  Earlier adoption is permitted.  Management does not believe that the adoption of this guidance will have any material impact on the Company's condensed consolidated financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard requires that in connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate and disclose in the notes to the financial statements whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued.

F-38

If applicable, the Company will be required to disclose (i) the principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans), (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and (iii) either management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern or management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

This standard is effective for the Company’s interim and annual consolidated financial statements for fiscal year 2017, with earlier adoption permitted. The Company is currently evaluating the impact of this new standard on its financial statements.

In April 2015, the FASB issued an accounting standard that requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset. Application of the standard, which is required to be applied retrospectively, is effective for fiscal years beginning on or after December 31, 2015 and for interim periods within that year. We are currently evaluating the impact of adopting this new guidance on our consolidated financial statements.

3.	ACQUISITIONS

On July 28, 2014, the Company completed the acquisition of three revenue cycle management companies, Omni Medical Billing Services, LLC (“Omni”), Practicare Medical Management, Inc. (“Practicare”) and CastleRock Solutions, Inc. (“CastleRock”), collectively the (“Acquired Businesses”). The Company expects that these acquisitions will add a significant number of clients to the Company’s customer base and, similar to other acquisitions, will broaden the Company’s presence in the healthcare information technology industry through geographic expansion of its customer base and by increasing available customer relationship resources and specialized trained staff.

Subsequent to the acquisition, the Company agreed to accept 10% of the cash collected related to July 2014 revenue and pay 10% of the July 2014 expenses for two of the Acquired Businesses and to forego any collections related to July 2014 revenue and pay no expenses related to July 2014 for the remaining Acquired Business.

The aggregate purchase price for the Acquired Businesses amounted to approximately $17.4 million, based on the common stock price of $3.89 per share, consisting of cash in the amount of approximately $11.4 million, which was funded from the net proceeds from the Company’s IPO, and 1,699,796 shares of common stock with a fair value of approximately $6.0 million based on the common stock price, subject to certain adjustments. Included in the consideration paid is $590,302 of cash and 1,699,796 shares of common stock with a value of approximately $6.6 million that the Company deposited into escrow under the purchase agreements, less a fair value adjustment of $571,000, which reflects the estimated value of shares in escrow which might be forfeited by the Acquired Businesses based on changes in revenue during the 12 months after the acquisitions. The cash escrow was released 120 days after the acquisitions were completed. After six months, 254,970 shares were scheduled to be released to the sellers; however, only the 201,173 shares for Omni and Practicare were released in February 2015. The balance of 53,797 shares, initially issued to CastleRock, were released from escrow to MTBC and cancelled on February 19, 2015, pursuant to the settlement agreements discussed below between CastleRock and MTBC. Of the remaining shares in escrow, 157,298 shares are scheduled to be released after nine months, and the remaining shares are scheduled to be released after 12 months, subject to adjustments for changes in revenue.

With respect to Omni, following the closing date an upward purchase price adjustment was made to the cash consideration payable to Omni to pay for the annualized revenue from new customers who executed one-year contracts prior to the closing, instead of the trailing 12 months’ revenue. This resulted in additional consideration of $100,582 and 15,700 shares, which are included in the amounts above.

The difference between the Acquired Businesses’ operating results for the period July 28 through 31, 2014 and the amount of net funds received by the Company from the previous owners for that period was accounted for as additional purchase price (“Acquired Backlog”). This intangible (approximately $148,000) was fully amortized from the date of acquisition to December 31, 2014. This amortization is included in depreciation and amortization in the condensed consolidated statements of operations for the year ended December 31, 2014.

F-39

On February 19, 2015, the Company entered into settlement agreements with certain parties that the Company believed had violated (or tortuously interfered with) an agreement restricting them from directly or indirectly soliciting customers of the Company pursuant to the acquisition agreement between the Company and CastleRock.

In accordance with the settlement agreements, the Company paid $110,000 which had been accrued at December 31, 2014 and has agreed to release its claims in consideration for (i) the forfeiture of 53,797 shares of Company stock that were otherwise issuable to CastleRock in connection with the acquisition of the CastleRock businesses, (ii) changing the provision which governs the reduction of the CastleRock purchase price to exclude revenues from customers not in good standing when calculating the number of shares to be issued as discussed below, (iii) terminating the consulting agreement between the Company and CastleRock, and (iv) an agreement between the Company, EA Health Corporation, Inc. (“EA Health”) and a former CastleRock employee prohibiting EA Health and that former employee from soliciting or creating business relationships with any additional current or former customers of the Company for a period of six (6) months ending June 17, 2015. The obligations of the Company and CastleRock contained in the acquisition agreement remain intact aside from the modifications contained in the settlement agreements. The effect of this settlement reduced the outstanding number of shares by 53,797 and resulted in a settlement gain for the fair value of those shares, which was determined to be $133,000. The settlement gain is recorded within the change in contingent consideration in the condensed consolidated statement of operations.

Under each purchase agreement, the Company may be required to issue or entitled to cancel shares issued to the Acquired Businesses in the event acquired customer revenues for the 12 months following the close are above or below a specified threshold. In the case of Practicare, the Company may also be required to make additional cash payment, in the event post-closing revenues from customers acquired exceed a specified threshold.

The adjustments to the consideration for each of the Acquired Businesses will be based on the revenues generated from the acquired customers in the 12 months following the closing, as compared to the revenues generated by each of the Acquired Businesses in the four quarters ended March 31, 2014.

For each of Omni and Practicare, no adjustment will be made unless the variance is greater than 10% and 5%, respectively. Pursuant to the above settlement agreement between CastleRock and MTBC, there is no longer a minimum threshold for adjustment for CastleRock.

For each of the Acquired Businesses, the number of shares to be cancelled or issued as applicable will be calculated using a pre-determined formula in each of the purchase agreements.

As of the acquisition date, the Company recorded $4.4 million as the fair value of the contingent consideration liability as additional purchase price. During the three months ended March 31, 2015, the Company recorded an $828,672 change to the contingent consideration. This amount consists of a $695,883 reduction to the liability primarily due to both a decrease in the expected revenues that CastleRock will achieve and a decrease in the Company’s stock price and a $132,879 gain due to CastleRock’s forfeiture of 53,797 shares of the Company’s common stock. Subsequent adjustments to the fair value of the contingent consideration liability will continue to be recorded in the Company’s results of operations. The portion of the purchase price to be paid with the Company’s stock that is not contingent upon achieving specified revenue targets has been recorded as equity.

If the performance measures required by the 2014 purchase agreements are not achieved, the Company may pay less than the recorded amount, depending on the terms of the agreement. If the price of the Company’s common stock increases, the Company may pay more than the recorded amount. Settlement will be in the form of Company’s common stock.

As part of the acquisitions, the Company entered into short-term employee, office space and equipment lease agreements with each of the respective Acquired Businesses. These arrangements allowed the Company to utilize certain personnel from the Acquired Businesses, as well as certain space and equipment located at the Acquired Businesses’ premises for a negotiated period of time. During the latter half of 2014 and early 2015, the Company entered into six leases for office space. Five of the leases have a one-year term and one lease has an 18-month term.

F-40

The following table summarizes the final purchase price consideration and the allocation of the purchase price to the net assets acquired:

					Contingent
	Common Stock			Acquired	Consideration	Total
	Shares	Value	Cash	Backlog	Adjustment	Consideration
	(in thousands)
Omni	1,049	$4,079	$6,655	$103	$(329)	$10,508
Practicare	293	1,137	2,394	17	(242)	3,306
CastleRock	359	1,395	2,339	28	-	3,762
Total	1,701	$6,611	$11,388	$148	$(571)	$17,576

We engaged a third-party valuation specialist to assist the Company in valuing the assets from our acquisition of the Acquired Businesses. The results of the valuation analysis are presented below:

Customer contracts and relationships	$8,225,000
Non-compete agreements	925,000
Tangible assets	61,256
Acquired backlog	148,408
Goodwill	8,216,336
Total purchase consideration	$17,576,000

The weighted-average amortization period of the acquired intangible assets is 3 years.

The fair value of the customer relationships was established using a form of the income approach known as the excess earnings method. Under the excess earnings method, value is estimated as the present value of the benefits anticipated from ownership of the subject intangible asset in excess of the returns required on the investment in the contributory assets necessary to realize those benefits. The fair value of the non-compete agreements were determined based on the difference in the expected cash flows for the business with the non-compete agreement in place and without the non-compete agreement in place.

The goodwill is deductible ratably for income tax purposes over 15 years and represents the Company’s ability to have a local presence in several markets throughout the United States and the further ability to expand in those markets.

The revenue from former customers of Acquired Businesses whose contracts were acquired has been included in the Company’s condensed consolidated statement of operations since the date of acquisition. Revenues of $3,807,098 related to Acquired Businesses are included in the condensed consolidated statements of operations for the three months ended March 31, 2015.

Transaction-related costs associated with the acquisitions of the Acquired Businesses of $36,668 during the three months ended March 31 2014 were expensed, and included in general and administrative expenses in the condensed consolidated statement of operations.

The pro forma information below represents condensed consolidated results of operations as if the acquisition of the Acquired Businesses occurred on January 1, 2014. The pro forma information has been included for comparative purposes and is not indicative of results of operations of the Company had the acquisitions occurred on the above date, nor is it necessarily indicative of future results. For each of the Acquired Businesses, we have identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is excluded from the pro forma information below, since MTBC did not pay for these customers and will not generate revenues from those customers. The March 31, 2014 pro forma net loss was adjusted to exclude $30,000 of acquisition-related costs incurred during the quarter then ended.

F-41

For the quarter ended March 31, 2014

Total revenue	$7,174,440
Net loss	$(1,659,542)
Net loss per share	$(0.33)

4.	Intangible Assets – NET

Intangible assets-net as of March 31, 2015 and December 31, 2014 consist of following:

	March 31,	December 31,
	2015	2014
Contracts and relationships acquired	$11,164,988	$11,164,988
Non-compete agreements	1,206,272	1,206,272
Other Intangible assets	316,134	309,486
Total intangible assets	12,687,394	12,680,746
Less: Accumulated amortization	(5,371,495)	(4,302,909)

Intangible assets - net	$7,315,899	$8,377,837

Amortization expense was $1,066,745 and $218,934 for the three months ended March 31, 2015 and March 31, 2014, respectively. The weighted-average amortization period is three years.

As of March 31, 2015, future amortization expense scheduled to be expensed is as follows:

Years Ending
December 31
2015 (nine months)	$2,655,911
2016	3,153,443
2017	1,506,196
2018	349
Total	$7,315,899

5.	Concentrations

Financial Risks — As of March 31, 2015 and December 31, 2014, the Company held Pakistani rupees of 91,203,453 (US $898,556) and Pakistani rupees of 56,507,436 (US $562,823), respectively, in the name of its subsidiary at a bank in Pakistan. Funds are wired to Pakistan near the end of each month to cover payroll at the beginning of the next month and operating expenses throughout the month. The banking system in Pakistan does not provide deposit insurance coverage. Additionally, from time to time, the Company maintains cash balances at financial institutions in the United States of America in excess of federal insurance limits. The Company has not experienced any losses on such accounts.

Concentrations of credit risk with respect to trade accounts receivable are managed by periodic credit evaluations of customers. The Company does not require collateral for outstanding trade accounts receivable. No one customer accounts for a significant portion of the Company’s trade accounts receivable portfolio and write-offs have been minimal. During the three months ended March 31, 2015 and 2014, respectively, there were no customers with sales of 4% or more of the total.

Geographical Risks — The Company’s offices in Islamabad and Bagh, Pakistan, conduct significant back-office operations for the Company. The Company has no revenue earned outside of the United States of America. The office in Bagh is located in a different territory of Pakistan from the Islamabad office. The Bagh office was opened in 2009 for the purpose of providing operational support and operating as a backup to the Islamabad office. The Company’s operations in Pakistan are subject to special considerations and significant risks not typically associated with companies in the United States. The Company’s business, financial condition and results of operations may be influenced by the political, economic, and legal environment in Pakistan and by the general state of Pakistan’s economy. The Company’s results may be adversely affected by, among other things, changes in governmental policies with respect to laws and regulations, changes in Pakistan’s telecommunications industry, regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

F-42

The carrying amounts of net assets located in Pakistan were $1,132,395 and $796,609 as of March 31, 2015 and December 31, 2014, respectively. These balances exclude intercompany receivables of $2,621,305 and $2,681,937 as of March 31, 2015 and December 31, 2014, respectively. The following is a summary of the net assets located in Pakistan as of March 31, 2015 and December 31, 2014:

	March 31,	December 31,
	2015	2014
Current assets	$1,086,946	$698,174
Non-current assets	1,333,520	1,355,333
	2,420,466	2,053,507
Current liabilities	(1,268,687)	(1,233,618)
Non-current liabilities	(19,384)	(23,280)
	$1,132,395	$796,609

6.	NET LOss per share

The following table reconciles the weighted-average shares outstanding for basic and diluted net loss per share for the three months ended March 31, 2015 and 2014:

	Three Months Ended
	March 31,
	2015	2014
Basic:
Net loss	$(1,165,910)	$(383,672)
Weighted average shares used in computing basic loss per share	9,687,097	5,101,770
Net loss per share - Basic	$(0.12)	$(0.08)

Diluted:
Net loss	$(1,165,910)	$(383,672)
Weighted average shares used in computing diluted loss per share	9,687,097	5,101,770
Net loss per share - Diluted	$(0.12)	$(0.08)

Restricted share units (“RSUs”) of 457,500, which are net of forfeitures, have been excluded from the above calculation as they were anti-dilutive. The net loss per share - basic excludes 1,287,529 of contingently-issued shares. The net loss per share - diluted does not include any contingently issuable shares as the effect would be anti-dilutive and no shares would be released based on the revenue to date generated by the Acquired Businesses.

7.	Debt

Revolving Line of Credit — The Company has an agreement with TD Bank for a revolving line of credit maturing on November 30, 2015 for up to $3 million. The line of credit has a variable rate of interest per annum at the Wall Street Journal prime rate plus 1% (4.25% as of March 31, 2015 and December 31, 2014). The line of credit is collateralized by all of the Company’s assets and is guaranteed by the CEO of the Company. The outstanding balance as of March 31, 2015 and December 31, 2014 was $3,000,000 and $1,215,000, respectively. The Company is prohibited from paying any dividends without the prior written consent of TD Bank.

F-43

Convertible Note — On September 23, 2013, the Company issued a convertible promissory note in the amount of $500,000 to an accredited investor, AAMD LLC, with a maturity date of March 23, 2016, and bearing interest at the rate of 7.0% per annum. Pursuant to the terms of the note, the principal and interest outstanding thereunder automatically converted into 117,567 shares of common stock upon the closing of the IPO at a conversion price equal to 90% of the per-share issuance price of the common stock in the IPO. Interest and other expense of $12,722 was recorded in connection with this convertible note for the three months ended March 31, 2014 and was included in interest expense and other income (expense)-net in the condensed consolidated statement of operations.

Maturities of notes payable as of March 31, 2015 are as follows:

Years Ending December 31	Liability Against Assets Subject to Finance Lease	Metro Medical	Loan from CEO	Bank Direct Capital Finance	Honda Financial Services	Total
2015 (nine months)	$8,967	$265,386	$470,089	$63,399	$3,981	$811,822
2016	11,875	-	-	-	6,194	18,069
2017	11,152	-	-	-	6,471	17,623
Thereafter	-	-	-	-	12,573	12,573
Total	$31,994	$265,386	$470,089	$63,399	$29,219	$860,087

8.	Commitments and Contingencies

Legal Proceedings — The Company is subject to legal proceedings and claims which have arisen in the ordinary course of business and have not been fully adjudicated. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse effect upon the condensed consolidated financial position, results of operations, or cash flows of the Company.

At December 31, 2013, the Company had accrued a liability of $161,137 for a referral fee payable to a former owner of Sonix Medical Technologies, Inc. The Company settled the liability for $55,614 and reversed an accrued expense of $105,523, which reduced general and administrative expenses in the condensed consolidated statements of operations during the three months ended March 31, 2014.

Leases — The Company leases certain office space and other facilities under operating leases expiring through 2021.

Future minimum lease payments under non-cancelable operating leases with related parties and for office space as of March 31, 2015 are as follows (certain leases with non-related parties are cancellable):

Years Ending
December 31	Total
2015 (nine months)	$121,788
2016	75,750
2017	58,500
Total	$256,038

Total rental expense, included in direct operating costs and general and administrative expense in the condensed consolidated statements of operations, including amounts for related party leases described in Note 9, amounted to $246,904 and $105,150 for the three months ended March 31, 2015 and 2014, respectively.

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Acquisitions — In connection with the acquisition of the Acquired Businesses, contingent consideration is payable in the form of common stock during the third quarter of 2015. If the performance measures are not achieved, the Company may pay less than the recorded amount, depending on the terms of the arrangement. If the price of the Company’s common stock increases, the Company may pay more than the recorded amount.

9.	Related PARTIES

In February 2013, the CEO advanced a loan of $1,000,000 to the Company, of which a portion was used to repay the outstanding balance on the revolving credit line with TD Bank; $470,089 was outstanding on this loan as of March 31, 2015 and December 31, 2014. The loan bears an annual interest rate of 7.0%. The total principal and outstanding interest are due upon maturity of the loan on July 5, 2015. The Company recorded interest expense on the loan from the CEO of $8,114 and $12,698 for the three months ended March 31, 2015 and 2014, respectively. During the three months ended March 31, 2015, the Company paid accrued interest of $45,029 to the CEO.

The Company had sales to a related party, a physician who is related to the CEO. Revenue from this customer was approximately $4,354 and $4,736 for the three months ended March 31, 2015 and 2014, respectively. As of March 31, 2015 and December 31, 2014, the receivable balance due from this customer was $1,555 and $1,128, respectively. During April 2015, the Company began initial testing of a new service called Same Day Funding with the physician related to the CEO. The Audit Committee of the Board of Directors approved advancing funds of no more than $20,000 through May 31, 2015. If the initial testing is successful, this service will be tested with other practices.

The Company is a party to a nonexclusive aircraft dry lease agreement with Kashmir Air, Inc. (“KAI”), which is owned by the CEO. The Company recorded expense of $32,100 during both the three months ended March 31, 2015 and 2014. As of March 31, 2015 and December 31, 2014, the Company had a liability outstanding to KAI of $126,681 and $108,902, respectively.

The Company leases its corporate offices in New Jersey and its backup operations center in Bagh, Pakistan, from the CEO. The related party rent expense was $43,798 and $42,231 for the three months ended March 31, 2015 and 2014, respectively, and is included in direct operating costs and general and administrative expense in the condensed consolidated statement of operations. Current assets-related party on the condensed consolidated balance sheets includes security deposits related to the leases of the Company’s corporate offices in the amount of $13,200 as of both March 31, 2015 and December 31, 2014. Other assets includes prepaid rent that has been paid to the CEO in the amount of $11,084 as of both March 31, 2015 and December 31, 2014.

The Company advanced $1,000 to the CEO during the three months ended March 31, 2014, which was repaid during the same period.

The CEO of the Company guaranteed the Company’s existing line of credit with the TD Bank and has also committed to contribute up to $400,000 in additional capital to the Company, if necessary.

10.	Employee Benefit PlanS

The Company has a qualified 401(k) plan covering all U.S. employees who have completed three months of service. The plan provides for matching contributions by the Company equal to 100% of the first 3% of the qualified compensation, plus 50% of the next 2%. Employer contributions to the plan were $23,562 and $15,080 for the three months ended March 31, 2015 and 2014, respectively.

Additionally, the Company has a defined contribution retirement plan covering all employees located in Pakistan who have completed 90 days of service. The plan provides for monthly contributions by the Company which are the lower of 10% of qualified employees’ basic monthly compensation or 750 Pakistani rupees. The Company’s contributions were $37,980 and $20,331 for the three months ended March 31, 2015 and 2014, respectively.

F-45

11.	STOCK-BASED COMPENSATION

In April 2014, the Company adopted the Medical Transcription Billing, Corp. 2014 Equity Incentive Plan (the “2014 Plan,”), reserving a total of 1,351,000 shares of common stock for grants to employees, officers, directors and consultants. Permissible awards include incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and cash-settled awards and other stock-based awards in the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), including unrestricted stock grants.

During April 2014, the Compensation Committee authorized and the Company awarded 217,500 restricted stock awards (“RSUs”) in the aggregate under the 2014 Plan to two named executive officers and three of its independent directors. During September 2014, the Compensation Committee authorized and the Company awarded 171,000 RSUs in the aggregate under the 2014 Plan to its four independent directors, two named officers and six employees. On March 25, 2015, the Compensation Committee authorized and the Company awarded 20,000 RSUs to two named employees. One third of these RSUs vest annually over three years as long as the employee or executive continues to be employed by the Company on the applicable vesting date or the director remains a member of the Company’s Board of Directors. As a result, the Company recognized stock-based compensation cost beginning in April 2014. The Company’s policy election for these graded-vesting RSUs is to recognize compensation expense on a straight-line basis over the total requisite service period for the entire award. The RSUs, other than the cash-settled and performance-based RSUs, contain a provision in which the units shall immediately vest and become converted into the right to receive a cash payment payable on the original vesting date after a change in control as defined in the award agreement.

Effective September 15, 2014 and November 10, 2014, the Compensation Committee authorized an additional 125,000 and 10,000 RSUs, respectively, in the aggregate to certain employees that vest ratably beginning in the fourth quarter of 2014 through the third quarter of 2015 based on whether certain performance measures are attained in each of those quarters. Shares that do not vest in any quarter because the performance measures were not attained are forfeited. The performance-based RSUs authorized on November 10, 2014 were not issued. None of the performance-based RSUs authorized on September 15, 2014 vested in the fourth quarter of 2014 or the first quarter of 2015. Accordingly, through March 31, 2015, no expense has been recorded related to the performance-based RSUs.

On March 25, 2015, the Compensation Committee authorized 211,400 cash-settled RSUs to be given to certain employees in Pakistan. Of the total authorized, 196,600 were granted. The cash-settled RSUs vest over three years with the first vesting date being July 27, 2015 for those employees who were employed by the Company as of July 28, 2014.

We engaged a third-party valuation specialist to assist us in valuing the RSUs granted in April 2014, who determined the fair value of the RSUs was $3.60 per share at the time of grant. The market price of our common stock on the date of grant for the RSUs awarded in September 2014 and March 2015 was $3.83 and $2.50, respectively, and was used in recording the fair value of the award. The aggregate compensation cost for RSUs recorded under the 2014 Plan, including the cash-settled RSUs was $126,849 for the quarter ended March 31, 2015 of which $119,202 was recorded through equity and $7,647 was recorded in the condensed consolidated statement of operations. The stock-based compensation was recorded as follows:

Stock-based compensation included in the Consolidated Statement of Operations:	Three Months Ended March 31, 2015
Direct operating costs	$4,640
General and administrative	120,996
Research and development	1,213
Total stock-based compensation expense	$126,849

12.	INCOME TAXES

Due to the valuation allowance recorded against all net deferred tax assets, no income tax benefit was recorded for the three months ended March, 31 2015. The provision for the three months ended March 31, 2015 represents state minimum taxes and taxes attributable to Pakistan. For the three months ended March 31, 2014, we used a discrete approach in calculating the tax benefit. Under the discrete method, we determined our tax benefit based upon actual results as if the interim period were an annual period.

F-46

The Company’s plan to repatriate earnings in Pakistan to the United States requires that U.S. Federal taxes be provided on the Company’s earnings in Pakistan. For state tax purposes, the Company’s Pakistan earnings generally are not taxed due to a subtraction modification available in most states.

Although the Company is forecasting a return to profitability, it incurred cumulative losses which makes realization of a deferred tax asset difficult to support in accordance with Accounting Standards Codification (“ASC”) 740. Accordingly, a valuation allowance has been recorded against all Federal and state deferred tax assets as of March 31, 2015 and December 31, 2014.

13.	OTHER INCOME (EXPENSE) – NET

Other income (expense)-net for the three months ended March 31, 2015 and 2014 consisted of the following:

	Three Months Ended
	March 31,
	2015	2014

Foreign exchange gain (loss)	$31,463	$(203,264)
Other	14,658	3,379
Other income (expense) - net	$46,121	$(199,885)

Foreign currency transaction gains (losses) result from transactions related to the intercompany receivable for which transaction adjustments are recorded in the condensed consolidated statements of operations as they are not deemed to be permanently reinvested. An increase in the exchange rate of Pakistan rupees per U.S. dollar in the first quarter of 2015 of 0.4% caused a foreign exchange gain of $31,463 for the three months ended March 31, 2015. A decline in the exchange rate of Pakistan rupees per U.S. dollar by 8% from December 31, 2013 to March 31, 2014, caused a foreign exchange loss of $203,264 for the three months ended March 31, 2014.

14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of March 31, 2015 and December 31, 2014, the carrying amounts of cash, receivables, accounts payable and accrued expenses approximated their estimated fair values because of the short term nature of these financial instruments.

F-47

The following table summarizes the Company’s financial instruments that are not measured at fair value on a recurring basis by a fair value hierarchy as of March 31, 2015 and December 31, 2014:

	Carrying Value at	Fair Value as of March 31, 2015, using,
	March 31, 2015	Level 1	Level 2	Level 3	Total
Financial Assets
Cash	$1,185,943	$1,185,943	$-	$-	$1,185,943
Financial Liabilities
Borrowings under line of credit	3,000,000	-	3,000,000	-	3,000,000
Notes payable - Other(1)	389,998	-	-	388,729	388,729

	Carrying Value at	Fair Value as of December 31, 2014, using,
	December 31, 2014	Level 1	Level 2	Level 3	Total
Financial Assets
Cash	$1,048,660	$1,048,660	$-	$-	$1,048,660
Financial Liabilities
Borrowings under line of credit	1,215,000	-	1,215,000	-	1,215,000
Notes payable - Other(1)	645,180	-	-	644,974	644,974

(1) Excludes note payable to the majority shareholder

Note Payable-Related Party - The CEO advanced a loan of $1,000,000 to the Company, of which $470,089 was outstanding as of March 31, 2015 and December 31, 2014. The loan bears an annual interest rate of 7.0%. The total principal and cumulative interest are due upon maturity of the loan on July 5, 2015. The fair value of related party transactions, including note payable to the CEO, cannot be determined based upon the related party nature of the transaction.

Borrowings under Revolving Line of Credit – The Company’s outstanding borrowings under the line of credit with TD Bank had a carrying value of $3,000,000 and $1,215,000 as of March 31, 2015 and December 31, 2014, respectively. The fair value of the outstanding borrowings under the line of credit with TD Bank approximated the carrying value at March 31, 2015 and December 31, 2014, respectively, as these borrowings bear interest based on prevailing variable market rates currently available. As a result, the Company categorizes these borrowings as Level 2 in the fair value hierarchy.

Notes Payable-Other – Notes payable-other consists of amounts due to Bank Direct Capital Finance, auto loans and a promissory note related to a 2013 acquisition.

The fixed interest-bearing term loan from Bank Direct Capital Finance had an aggregate carrying value of $63,399 and $156,894 as of March 31, 2015 and December 31, 2014, respectively. The fair value of this term loan was approximately $63,710 and $158,435 at March 31, 2015 and December 31, 2014, respectively, and is categorized as Level 3 in the fair value hierarchy. The fair value of the term loan was determined based on internally-developed valuations that use current interest rates in developing a present value of this term loan. The outstanding fixed interest bearing auto loans had a carrying value of $61,213 and $66,297 as of March 31, 2015 and December 31, 2014, respectively. The fair value of these auto loans was approximately $59,138 and $63,371 at March 31, 2015 and December 31, 2014, respectively, and is categorized as Level 3 in the fair value hierarchy. The fair value of the auto loans was determined based on internally-developed valuations that use the interest rate charged by TD Bank (4.25% at March 31, 2015 and December 31, 2014) in developing a present value of these notes payable.

The Company issued fixed interest-bearing note payable to the former owner of a 2013 acquisition. The aggregate carrying value of the note payable was $265,386 and $421,989 at March 31, 2015 and December 31, 2014, respectively. The fair value of the note payable was approximately $265,881 and $423,168 at March 31, 2015 and December 31, 2014, respectively, and is categorized as Level 3 in the fair value hierarchy. The fair value of the note payable related to a 2013 acquisition was determined based on internally-developed valuations that use the interest rate charged by TD Bank (4.25% at March 31, 2015 and December 31, 2014) in developing a present value of the note payable.

F-48

Contingent Consideration

The Company’s potential contingent considerations of $1,930,440 and $2,626,323 as of March 31, 2015 and December 31, 2014, respectively, related to the 2014 acquisitions are Level 3 liabilities. The fair value of the contingent consideration is primarily driven by the price of the Company’s common stock on the NASDAQ Capital Market, an estimate of revenue to be recognized by the Company from the Acquired Businesses during the first twelve months after acquisition compared to the trailing twelve months’ revenue from customers in good standing as of March 31, 2014 shown in the Company’s prospectus dated July 22, 2014, the passage of time and the associated discount rate. If revenue from an acquisition exceeds the trailing revenue shown in the Company’s prospectus, or the Company’s stock price exceeds the price on July 28, 2014, the date of the acquisitions, the consideration could exceed the original estimated contingent consideration. Discount rates are estimated by using government bond yields (0.10%).

The following table provides a reconciliation of the beginning and ending balances for the contingent consideration measured at fair value using significant unobservable inputs (Level 3):

Financial instruments measured at fair value on a recurring basis:

FairValue Measurement at Reporting Date Using Significant Unobservable Outputs, Level 3
Balance - January 1, 2015	$2,626,323
Change in fair value	(695,883)
Balance - March 31, 2015	$1,930,440

15.	Accumulated OTHER COMPREHENSIVE LOSS

The components of changes in accumulated other comprehensive loss for the three months ended March 31, 2015 are as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Loss
Balance - January 1, 2015	$(208,962)	$(208,962)
Other comprehensive loss during the period	(40,789)	(40,789)
Balance - March 31, 2015	$(249,751)	$(249,751)

16.	SUBSEQUENT EVENT

On July 13, 2015, the Company amended and restated its promissory note to the CEO. The amended and restated note amends, restates and replaces the obligations under the Company’s original promissory note to the CEO dated July 5, 2013, as amended, which was made in the amount of $1,000,000.

The amended and restated note allows, upon mutual consent of the CEO and the Company, the re-borrowing by the Company of sums which have been prepaid under the amended and restated note as long as the total amount outstanding at any time does not exceed $1,000,000. Further, the maturity date of the note has been extended by a year. The terms of the amended and restated note, including the principal amount and interest rate are otherwise substantially the same as the terms of the original note.

F-49

Independent Auditor's Report

To the Members of
Omni Medical Billing Services, LLC

We have audited the accompanying consolidated financial statements of Omni Medical Billing Services, LLC, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations and members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omni Medical Billing Services, LLC as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
March 31, 2014

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Omni Medical Billing Services, LLC

Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Current Assets
Cash	$147,142	$291,286
Accounts receivable, net of allowance for doubtful accounts of $394,615 in 2013 and $395,205 in 2012	1,387,353	1,378,763
Prepaid expenses	29,896	29,614
Other current assets	420	861
Total Current Assets	1,564,811	1,700,524
Buildings and other depreciable assets	731,768	731,768
Accumulated depreciation	(586,073)	(507,740)
Net Fixed Assets	145,695	224,028
Other Assets
Security Deposit	23,731	18,197
Goodwill	1,689,513	1,689,513
Intangibles, net of amortization	1,687,161	2,556,212
Total Other Assets	3,400,405	4,263,922
Total Assets	$5,110,911	$6,188,474
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable-current	$793,127	$797,601
Credit cards and accounts payable	201,170	290,591
Other current liabilities	189,430	211,507
Total Current Liabilities	1,183,727	1,299,699
Long Term Liabilities
Notes payable	200,000	1,009,009
Total Long Term Liabilities	200,000	1,009,009
Total Liabilities	1,383,727	2,308,708
Members' Equity	3,727,184	3,879,766
Total Members' Equity	3,727,184	3,879,766
Total Liabilities and Members' Equity	$5,110,911	$6,188,474

See accompanying notes to the consolidated financial statements.

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Omni Medical Billing Services, LLC

Consolidated Statements of Operations and Members' Equity

	Year Ended December 31,
	2013	2012
Net Revenue	$11,292,462	$9,486,852
Operating Expenses
Direct operating costs	5,068,542	4,962,140
Direct operating costs-related parties	1,009,561	576,898
Selling, general and administrative	4,045,833	3,210,378
Depreciation and amortization	947,384	1,016,915
Operating Income (Loss)	221,142	(279,479)
Other Income (Expense)
Other income	36,321	45,458
Interest expense	(11,858)	(48,240)
Total Other Expense	24,463	(2,782)
Income (Loss) Before Income Taxes	245,605	(282,261)
Income Tax Expense	(2,085)	—
Net Income (Loss)	$243,520	$(282,261)
Members' Equity, Beginning of Year	$3,879,766	$2,692,136
Net Income (Loss)	243,520	(282,261)
Contributions	677,605	2,292,612
Distributions	(1,073,707)	(822,721)
Members' Equity, End of Year	$3,727,184	$3,879,766

See accompanying notes to the consolidated financial statements.

F-52

Omni Medical Billing Services, LLC

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities
Net Income (Loss)	$243,520	$(282,261)
Adjustment to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	947,384	1,016,915
Allowance for doubtful accounts	(590)	253,113
(Increase) Decrease in Assets:
Accounts receivable	(8,000)	193,063
Other assets	(5,375)	2,211
(Decrease) Increase in Liabilities:
Accounts payable and accrued expenses	(111,498)	(210,593)
Net Cash Provided by Operating Activities	1,065,441	972,448
Cash Flows from Investing Activities
Purchases of fixed assets	—	(4,752)
Net Cash Used In Investing Activities	—	(4,752)
Cash Flows from Financing Activities
Principle payments on notes payable	(813,483)	(708,567)
Proceeds from Members' contributions	677,605	592,612
Capital distributions	(1,073,707)	(822,721)
Net Cash Used In Financing Activities	(1,209,585)	(938,676)
Net (Decrease) Increase in Cash and Cash Equivalents	(144,144)	29,020
Cash and Cash Equivalents at Beginning of Year	291,286	262,266
Cash and Cash Equivalents at End of Year	$147,142	$291,286
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest	$11,858	$48,240
Supplemental Disclosure of Non-cash Financing Activities:
Purchase of intangible assets with a note payable	$—	$900,000
Contributed capital for acquisition	$—	$1,700,000

See accompanying notes to the consolidated financial statements.

F-53

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Omni Medical Billing Services, LLC, (the “Company”) through its wholly owned subsidiaries provide medical billing services for health care providers.

During 2012, the Company's subsidiaries were originally owned by Customer Focus, LLC, a commonly controlled entity, and then restructured on March 4, 2012 into a Delaware limited liability company. The Company's subsidiaries are located in Maine, New York, Georgia, and California.

Principles of Consolidation

The consolidated financial statements include the accounts of Laboratory Billing Service Providers, LLC, (LBSP) a Maine limited liability company and a wholly owned subsidiary of the Company, Medical Data Resources Providers, LLC, (MDRP) a New York limited liability company and a wholly owned subsidiary of the Company, Medical Billing Resources Providers, LLC, (MBRP) a Georgia limited liability company and a wholly owned subsidiary of the Company, and Primary Billing Services Providers, Inc., (PBSP) a California S corporation and a wholly owned subsidiary of the Company. The Company has no intercompany accounts requiring elimination in consolidation. The Company operates exclusively through its wholly owned subsidiaries.

Use of Estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest bearing customer obligations. Accounts receivable are due within 30 days unless specifically negotiated in the customers contract. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts, based on factors surrounding the credit risk of specific customers, historical trends and other information. This estimate is based on reviews of all balances in excess of 90 days from the invoice date.

Direct Operating Costs

Direct operating costs consist primarily of salaries and benefits related to personnel who provide services to clients, claims processing costs, and other direct costs related to the Company’s services. Costs associated with the implementation of new clients are expensed as incurred. The reported amounts of direct operating expenses do not include allocated amounts for rent and overhead costs, which have been included within selling, general and administrative costs, and depreciation and amortization, which are broken out separately in the consolidated statements of operations.

Property and Equipment

Property and equipment are stated at cost. It is the Company's policy to capitalize property and equipment over $5,000. Lesser amounts are expensed. Property and equipment is capitalized at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ten years for furniture and three years for computer equipment. Maintenance and repairs that do not improve or extend the lives of furniture and equipment are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the consolidated statements of operations and members’ equity.

F-54

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying value amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss based on the fair value of the asset. Assets to be disposed of are not expected to provide any future service potential to the Company and are recorded at the lower of the carrying amount or fair value, less cost to sell. There was no impairment of long-lived assets for the years ended December 31, 2013 and 2012.

Business Combinations

The Company accounts for business combinations under the provisions of Accounting Standards Codification 805-10, Business Combinations (ASC 805-10), which requires that the acquisition method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred.

Revenue

The Company recognizes revenue as its services are rendered. The Company generally renders billings to its client healthcare providers upon collection of the related client accounts receivable. The Company has arrangements with certain clients to bill per procedure as claims are submitted for reimbursement from patients or third-party payers. For collection-based contracts, revenue is recognized based on the collections from billings rendered for physician clients. The collections are then multiplied by the percentage fee that the Company charges for its services to compute the appropriate revenue. For per-procedure contracts, revenue is recognized upon submission of clients' claims.

Intangible Assets

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. The Company did not recognize any impairment to intangible assets during the years ended December 31, 2013 and 2012.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2013 and 2012 was $5,950 and $7,857, respectively.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no income tax expense or liability is recorded in the accompanying financial statements.

Uncertain Tax Positions

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of December 31, 2013 and 2012, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

F-55

 Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its December 31, 2013 balance sheet date and, in accordance with FASB ASC 855-10-50, “ Subsequent Events ,” determined there were no significant events to report through March 31, 2014 which is the date the financial statements were issued.

NOTE 2 — CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

NOTE 3 — ACQUISITIONS

On August 1, 2012, the Company acquired 100% of the outstanding voting stock of Primary Billing Services Providers, Inc., (PBSP). The acquisition further expands Omni Medical Billing Services, LLC’s market in the medical billing services industry. Consideration for the acquisition was comprised of the following:

Cash	$1,700,000
Note Payable	900,000
Total	$2,600,000

Based on valuations, the $2,600,000 purchase price was recorded as follows:

Customer List	$1,367,622
Non-Compete Covenant	272,974
Goodwill	503,768
Accounts Receivable	595,636
Fixed Assets	175,000
Accounts Payable	(315,000)
Total	$2,600,000

The amounts of Primary Billing Services Providers, Inc.'s revenue and loss included in the consolidated statements of operations from the date of acquisition for 2013 are $2,934,202 and $9,553 and for 2012 the revenue and earnings are $1,217,460 and $151,142, respectively. The following consolidated unaudited pro forma information is based on the assumption that the acquisition occurred on January 1, 2012.

	2013	2012
Revenue	$11,292,462	$11,102,042
Net income (loss)	$243,520	$160,075

NOTE 4 — INTANGIBLE ASSETS

Following is a summary of intangibles as of December 31, 2013 and 2012:

	December 31, 2013
	Gross Amount	Accumulated Amortization
Customer Lists	$4,533,757	$2,990,665
Non-compete Covenants	1,039,197	$895,128
Total	$5,572,954	$3,885,793

F-56

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements

NOTE 4 — INTANGIBLE ASSETS  – (continued)

	December 31, 2012
	Gross Amount	Accumulated Amortization
Customer Lists	$4,533,757	$2,265,005
Non-compete Covenants	1,039,197	751,737
Total	$5,572,954	$3,016,742

Amortization expense was $869,051 and $884,715 for the years ended December 31, 2013 and 2012, respectively. The weighted average amortization period in total is 4.6 years. The weighted average amortization period by major asset is five years for customer lists and three years for non-compete covenants.

Estimated amortization expense is as follows:

Year Ending December 31,	Estimated Amortization Expense
2014	$786,586
2015	467,495
2016	273,524
2017	159,556
$1,687,161

NOTE 5 — FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2013 and 2012, the carrying amounts of cash, receivables, and account payable and accrued expenses approximated their estimated fair values because of their short-term nature of these financial instruments.

Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt which approximates its carrying value.

NOTE 6 — FIXED ASSETS

Fixed assets as of December 31, 2013 and 2012 consist of the following:

	2013	2012
Furniture & Equipment	$731,768	$731,768
Less accumulated depreciation	(586,073)	(507,740)
Total	$145,695	$224,028

Depreciation expense was $78,333 and $132,200 for the years ended December 31, 2013 and 2012, respectively.

F-57

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements

NOTE 7 — NOTES PAYABLE

Notes payable debt consisted of the following as of December 31, 2013 and 2012:

	2013	2012
Promissory Note, Seller Financing interest at 6% per annum payable in 84 monthly installments of $14,609 through October 1, 2014.	$128,249	$290,534
Promissory Note, Seller Financing interest at 2.5% per annum payable in 48 monthly installments of $15,310 through December 15, 2014.	182,439	358,038
Promissory Note, Seller Financing interest at 2.5% per annum payable in 48 monthly installments of $15,310 through December 15, 2014.	182,439	358,038
Promissory Note, Seller Financing non-interest bearing payable in 36 monthly installments of $25,000 through September 30, 2015.	500,000	800,000
	993,127	1,806,610
Less current maturities	(793,127)	(797,601)
Long Term Debt	$200,000	$1,009,009

Notes payable are personally guaranteed by the CEO of the Company.

Maturities of notes payable as of December 31, 2013, are as follows:

Year Ending December 31,
2014	$793,127
2015	200,000
$993,127

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company utilizes a medical billing outsourcing division of Customer Focus, LLC which is under common control by the same members of the Company. Related party expenses were $1,009,561 and $576,898 during the years ended December 31, 2013 and 2012, respectively.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

The Company has entered into non-cancellable operating leases for office space in New York, NY, Torrance, CA, Macon, GA, Nesconset, NY and Saco ME. Rental expense under operating lease agreements was $357,782 and $322,275 for the years ended December 31, 2013 and 2012, respectively.

The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2013.

Year Ending December 31,
2014	$246,984
2015	178,000
2016	150,000
$574,984

NOTE 10 — LEGAL PROCEEDINGS

In the normal course of operations, the Company is periodically involved in litigation. In the opinion of management, the resolution of such matters would not have a material effect on the Company's consolidated financial position.

F-58

Omni Medical Billing Services, LLC

Consolidated Balance Sheet (Unaudited)

June 30,
2014
Assets
Current Assets
Cash	$265,971
Accounts receivable, net of allowance for doubtful accounts of $394,307	1,364,483
Prepaid expenses	29,437
Other current assets	370
Total Current Assets	1,660,261

Buildings and other depreciable assets	751,986
Accumulated depreciation	(626,363)
Net Fixed Assets	125,623

Other Assets
Security Deposit	23,731
Goodwill	1,689,513
Intangibles, net of amortization	1,278,835
Total Other Assets	2,992,079
Total Assets	$4,777,963

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable-current	$526,069
Credit cards and accounts payable	223,572
Other current liabilities	200,897
Total Current Liabilities	950,538

Long Term Liabilities
Notes payable	50,000
Total Long Term Liabilities	50,000
Total Liabilities	1,000,538

Members' Equity	3,777,425
Total Members' Equity	3,777,425
Total Liabilities and Members' Equity	$4,777,963

See notes to the consolidated financial statements.

F-59

Omni Medical Billing Services, LLC

Consolidated Statements of Operations and Members' Equity (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Revenue	$2,878,584	$2,930,719	$5,599,872	$5,639,618

Operating Expenses
Direct operating costs	1,441,901	1,465,480	2,970,497	3,187,047
Direct operating costs-related parties	282,337	431,306	559,422	650,234
Selling, general and administrative	617,225	701,719	1,263,495	1,266,781
Depreciation and amortization	224,870	236,846	448,616	473,693

Operating Income	312,251	95,368	357,842	61,863

Other Income (Expense)
Other income	9,278	6,939	21,784	20,327
Interest expense	(4,281)	(4,590)	(7,079)	(18,413)
Total Other Income	4,997	2,349	14,705	1,914

Income Before Income Taxes	317,248	97,717	372,547	63,777

Income Tax Expense	-	-	-	-

Net Income	$317,248	$97,717	$372,547	$63,777

Members' Equity, Beginning of Period	$3,723,845	$3,786,553	$3,727,184	$3,879,766
Net Income	317,248	97,717	372,547	63,777
Contributions	31,301	8,823	289,816	52,453
Distributions	(294,969)	(122,853)	(612,122)	(225,756)

Members' Equity, End of Period	$3,777,425	$3,770,240	$3,777,425	$3,770,240

See notes to the consolidated financial statements.

F-60

Omni Medical Billing Services, LLC

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2014	2013
Cash Flows from Operating Activities
Net Income	$372,547	$63,777
Adjustment to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation and amortization	448,616	473,693
Allowance for doubtful accounts	(308)	-
(Increase) Decrease in Assets:
Accounts receivable	23,178	61,299
Other assets	509	(20,907)
(Decrease) Increase in Liabilities:
Accounts payable and accrued expenses	33,869	(117,125)
Net Cash Provided by Operating Activities	878,411	460,737

Cash Flows from Investing Activities
Capital expenditures	(20,218)	-
Net cash used in investing activities	(20,218)	-

Cash Flows from Financing Activities
Principle payments on notes payable	(417,058)	(412,152)
Proceeds from Members' contributions	289,816	52,453
Capital distributions	(612,122)	(225,756)
Net Cash Used In Financing Activities	(739,364)	(585,455)

Net (Decrease) Increase in Cash and Cash Equivalents	118,829	(124,718)
Cash and Cash Equivalents at Beginning of Period	147,142	291,286
Cash and Cash Equivalents at End of Period	$265,971	$166,568

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$7,079	$18,413

See notes to the consolidated financial statements.

F-61

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Omni Medical Billing Services, LLC, (the ‘‘Company’’) through its wholly owned subsidiaries provide medical billing services for health care providers.

During 2012, the Company’s subsidiaries were originally owned by Customer Focus, LLC, a commonly controlled entity, and then restructured on March 4, 2012 into a Delaware limited liability company. The Company’s subsidiaries are located in Maine, New York, Georgia, and California.

Principles of Consolidation

The consolidated financial statements include the accounts of Laboratory Billing Service Providers, LLC, (LBSP) a Maine limited liability company and a wholly owned subsidiary of the Company, Medical Data Resources Providers, LLC, (MDRP) a New York limited liability company and a wholly owned subsidiary of the Company, Medical Billing Resources Providers, LLC, (MBRP) a Georgia limited liability company and a wholly owned subsidiary of the Company, and Primary Billing Services Providers, Inc., (PBSP) a California S corporation and a wholly owned subsidiary of the Company. The Company has no intercompany accounts requiring elimination in consolidation. The Company operates exclusively through its wholly owned subsidiaries.

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest bearing customer obligations. Accounts receivable are due within 30 days unless specifically negotiated in the customers contract. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts, based on factors surrounding the credit risk of specific customers, historical trends and other information. This estimate is based on reviews of all balances in excess of 90 days from the invoice date.

Direct Operating Costs

Direct operating costs consist primarily of salaries and benefits related to personnel who provide services to clients, claims processing costs, and other direct costs related to the Company’s services. Costs associated with the implementation of new clients are expensed as incurred. The reported amounts of direct operating expenses do not include allocated amounts for rent and overhead costs, which have been included within general and administrative costs, and depreciation and amortization, which are broken out separately in the consolidated statements of operations.

F-62

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are stated at cost. It is the Company’s policy to capitalize property and equipment over $5,000. Lesser amounts are expensed. Property and equipment is capitalized at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that do not improve or extend the lives of furniture and equipment are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the statements of operations and retained earnings.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying value amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss based on the fair value of the asset. Assets to be disposed of are not expected to provide any future service potential to the Company and are recorded at the lower of the carrying amount or fair value, less cost to sell. There was no impairment of long-lived assets for the period ended June 30, 2014 and 2013.

Intangible Assets

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. The Company did not recognize any impairment to intangible assets during the period ended June 30, 2014 and 2013.

Revenue Recognition

The Company recognizes revenue as its services are rendered. The Company generally renders billings to its client healthcare providers upon collection of the related client accounts receivable. The Company has arrangements with certain clients to bill per procedure as claims are submitted for reimbursement from patients or third-party payers. For collection-based contracts, revenue is recognized based on the collections from billings rendered for physician clients. The collections are then multiplied by the percentage fee that the Company charges for its services to compute the appropriate revenue. For per-procedure contracts, revenue is recognized upon submission of clients’ claims.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the six months ended June 30, 2014 and 2013 was $2,633 and $7,857, respectively.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no income tax expense or liability is recorded in the accompanying financial statements.

Uncertain Tax Positions

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no income tax expense or liability is recorded in the accompanying financial statements.

Uncertain Tax Positions — Open Tax

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of June 30, 2014 and 2013, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company’s 2013, 2012, 2011 and 2010 Federal and State tax returns remain subject to examination by their respective taxing authorities. Neither of the Company’s Federal or State tax returns are currently under examination.

F-63

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Business Combinations

The Company accounts for business combinations under the provisions of Accounting Standards Codification 805-10, Business Combinations (ASC 805-10), which requires that the acquisition method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred.

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its June 30, 2014 balance sheet date and, in accordance with FASB ASC 855-10-50, “Subsequent Events,” determined there were significant events to report through August 20, 2014, which is the date the financial statements were issued. See Note 11 – Subsequent Event footnote for further details.

NOTE 2 - CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

NOTE 3 - INTANGIBLE ASSETS.

Following is a summary of non-goodwill intangibles as of June 30, 2014:

	June 30, 2014
	Gross Amount	Accumulated Amortization
Customer Lists	$4,533,757	3,353,496
Non-compete Covenants	1,039,197	940,623
Total	$5,572,954	$4,294,119

Amortization expense was $408,326 and $434,526 for the period ended June 30, 2014 and 2013, respectively.

Future amortization expense is as follows:

Estimated Amortization Expense
2014 (Remaining)	$378,260
2015	467,495
2016	273,524
2017	159,556
$1,278,835

NOTE 4 - FAIR VALUE OF FINANCIAL INSTRUMENTS

As of June 30, 2014 and 2013, the carrying amounts of cash, receivables, and account payable and accrued expenses approximated their estimated fair values because of their short-term nature of these financial instruments.

Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt which approximates its carrying value.

F-64

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements (Unaudited)

NOTE 5 - FIXED ASSETS

Fixed assets as of June 30, 2014 consist of the following:

2014
Furniture & Equipment	$751,986
Less accumulated depreciation	(626,363)
Total	$125,623

Depreciation expense was $40,290 and $39,167 for the six months ended June 30, 2014 and 2013, respectively.

NOTE 6 - NOTES PAYABLE

Notes payable debt consisted of the following as of June 30, 2014:

2014
Promissory Note, Seller Financing interest at 6% per annum payable in 84 monthly installments of $14,609 through October 1, 2014.	$43,391

Promissory Note, Seller Financing interest at 2.5% per annum payable in 48 monthly installments of $15,310 through December 15, 2014.	91,339

Promissory Note, Seller Financing interest at 2.5% per annum payable in 48 monthly installments of $15,310 through December 15, 2014.	91,339

Promissory Note, Seller Financing non-interest bearing payable in 36 monthly installments of $25,000 through September 30, 2015.	350,000
576,069
Less current maturities	(526,069)
Long Term Debt	$50,000

Notes payable are personally guaranteed by the CEO of Customer Focus, LLC.

Maturities of notes payable are as follows:

2014 (Remaining)	$376,069
2015	200,000
$576,069

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company utilizes a medical billing outsourcing division of Customer Focus, LLC is under common control by the same members of the Company. Related party expenses were $559,422 and $650,234 during the six months ended June 30, 2014 and 2013, respectively.

F-65

Omni Medical Billing Services, LLC

Notes to the Consolidated Financial Statements (Unaudited)

NOTE 8 - COMMITMENTS AND CONTINGENCIES

The Company has entered into non-cancellable operating leases for office space in New York, NY, Torrance, CA, Macon, GA, Nesconset, NY and Saco ME. Rental expense under operating lease agreements was $190,841 and $256,631 for the six months ended June 30, 2014 and 2013.

The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of June 30, 2014.

2014 (Remaining)	$123,492
2015	178,000
2016	150,000
$451,492

NOTE 10- LEGAL PROCEEDINGS

In the normal course of operations, the Company is periodically involved in litigation. In the opinion of management, the resolution of such matters would not have a material effect on the Company’ consolidated financial position or results of operations.

NOTE 11- SUBSEQUENT EVENTS

In August 2013, the Company signed Asset Purchase Agreements to sell customer list, furniture, office equipment and other current assets to Medical Transcription Billing, CORP. This sale was closed concurrently with the IPO of Medical Transcription Billing, CORP on July 28, 2014.

The selling price of these assets was $10.5 million, of which approximately $6.6million was paid in cash and approximately $4.0 million was paid through the issuance of the Company’s common stock, less a fair value adjustment of approximately $106,000 to account for possible sale price adjustments after one year of IPO.

F-66

Independent Auditor's Report

To the Stockholders and Board of Directors of
Practicare Medical Management, Inc.

We have audited the accompanying financial statements of Practicare Medical Management, Inc. (a New York Corporation), which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations and retained earnings, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Practicare Medical Management, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in default on certain covenants of its loan agreements at December 31, 2013. During the year ended December 31, 2013, the Company has suffered the loss of significant customers. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
March 25, 2014

F-67

 Practicare Medical Management, Inc.

Balance Sheets

	December 31,
	2013	2012
Assets
Current Assets
Cash and equivalents	$295,223	$440,074
Accounts receivable, net of allowance for doubtful accounts of $91,424 in 2013 and $125,255 in 2012	577,273	797,799
Other receivable, related parties	991	837
Other current assets	38,787	41,399
Total Current Assets	912,274	1,280,109
Fixed Assets
Software	875,434	875,434
Computer and office equipment	1,511,343	1,511,343
Furniture and fixtures	210,099	210,099
Leasehold improvements	42,434	42,434
Vehicles	91,775	91,775
Less: accumulated depreciation and amortization	(2,647,827)	(2,612,442)
Net Property and Equipment	83,258	118,643
Other Assets
Intangible assets net of accumulated amortization of $150,000, and $110,000, respectively	—	40,000
Other assets	23,985	23,985
Total Other Assets	23,985	63,985
Total Assets	$1,019,517	$1,462,737
Liabilities and Stockholders' Equity
Current Liabilities
Line of credit	$67,294	$84,294
Accounts payable	17,750	17,694
Accrued expenses	123,710	132,334
Total Current Liabilities	208,754	234,322
Commitments & contingencies
Stockholders' Equity
Common Stock (no par value, 200 shares authorized, 134.68 issued, outstanding in each year)	538,619	538,619
Retained earnings	272,144	689,796
Total Stockholders' Equity	810,763	1,228,415
Total Liabilities and Stockholders' Equity	$1,019,517	$1,462,737

See accompanying notes to the financial statements.

F-68

Practicare Medical Management, Inc.

Statements of Operations and Retained Earnings

	Year Ended December 31,
	2013	2012
Net Revenue	$4,860,894	$6,425,311
Operating Expenses
Direct operating costs	3,881,973	4,423,789
Direct operating costs, related parties	204,410	344,666
Selling, general and administrative	767,992	972,749
Selling, general and administrative, related parties	425,927	364,018
Operating (Loss) Income	(419,408)	320,089
Other Income (Expense)
Other income	3,660	4,791
Interest expense	(1,904)	(3,181)
Total Other Income	1,756	1,610
Net (Loss) Income	(417,652)	321,699
Retained Earnings, Beginning of Year	689,796	568,033
Distributions	—	(199,936)
Retained Earnings, End of Year	$272,144	$689,796

See accompanying notes to the financial statements.

F-69

Practicare Medical Management, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities
Net (Loss) Income	$(417,652)	$321,699
Adjustment to Reconcile Net (Loss) Income to Net Cash Provided Operating Activities:
Depreciation and amortization	75,386	83,096
Allowance for doubtful accounts	(33,831)	(3,291)
(Increase) Decrease in Assets:
Accounts receivable	254,202	11,329
Other current assets	2,612	2,960
Increase (Decrease) in Liabilities:
Accounts payable	56	(14,892)
Accrued expenses	(8,624)	4,894
Net Cash (Used In) Provided By Operating Activities	(127,851)	405,795
Cash Flows from Investing Activities
Cash paid for fixed assets	—	(12,153)
Net Cash Used In Investing Activities	—	(12,153)
Cash Flows from Financing Activities
Payments on due to parent	(17,000)	(38,706)
Distributions	—	(199,936)
Net Cash Used In Financing Activities	(17,000)	(238,642)
Net (Decrease) Increase in Cash and Cash Equivalents	(144,851)	155,000
Cash and Cash Equivalents at Beginning of Year	440,074	285,074
Cash and Cash Equivalents at End of Year	$295,223	$440,074
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest	$1,904	$3,181
Income taxes	$—	$—

See accompanying notes to the financial statements.

F-70

Practicare Medical Management, Inc.

Notes to the Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Practicare Medical Management, Inc. (“Company”) is a New York corporation engaged in the business of providing medical billing and practice management services to physicians and physician groups. The Company operates in various locations throughout New York State. The Company is a wholly owned subsidiary of Ultimate Medical Management, Inc.

Use of Estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company sells its sevices to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest bearing customer obligations. Accounts receivable are due within 30 days unless specifically negotiated in the customers contract. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts, based on factors surrounding the credit risk of specific customers, historical trends and other information. This estimate is based on reviews of all balances in excess of 90 days from the invoice date.

Fixed Assets

The cost of fixed assets is depreciated using the straight-line method based on the useful lives of the assets: three years for software, three to five years for computer and office equipment, five years for vehicles, seven years for furniture and fixtures and the remaining lease life for leasehold improvements.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the current maturity of these items.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable. An impairment loss, measured as the amount by which the carrying value exceeds the fair value, is triggered if the carrying amount exceeds estimated undiscounted future cash flows. Actual results could differ significantly from these estimates, which would result in additional impairment losses or losses on disposal of the assets.

Revenue Recognition

The Company recognizes revenue as its services are rendered. The Company generally renders billings to its client healthcare providers upon collection of the related client accounts receivable. The Company has arrangements with certain clients to bill per procedure as claims are submitted for reimbursement from patients or third-party payers. For collection-based contracts, revenue is recognized based on the collections from billings rendered for physician clients. The collections are then multiplied by the percentage fee that the Company charges for its services to compute the appropriate revenue. For per-procedure contracts, revenue is recognized upon submission of clients' claims.

F-71

Practicare Medical Management, Inc.

Notes to the Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2013 and 2012 was $3,124 and $12,415, respectively.

Income Taxes

The Company has elected with Federal and New York State taxing authorities to be treated as an S corporation. As such, all taxable income or loss of the Company is reportable on the individual income tax returns of the Company's stockholders.

Uncertain Tax Positions

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of December 31, 2013, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company's 2010, 2011 and 2012 Federal and State tax returns remain subject to examination by their respective taxing authorities. Neither of the Company's Federal or State tax returns are currently under examination.

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its December 31, 2013 and 2012 balance sheet date and, in accordance with FASB ASC 855-10-50, “ Subsequent Events ,” determined there were no significant events to report through March 25, 2014, which is the date the financial statements were issued.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, for the year ending December 31, 2013 the Company has suffered the loss of significant customers and was unable to meet the debt covenants required by the bank pertaining to the Company’s line of credit. This and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on its ability to substantially reduce costs and obtain a purchaser to acquire its current contracts.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 — CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits of $250,000.

For the years ended December 31, 2013 and 2012 the Company had two and three customers that represented approximately 25% and 42% of sales, respectively. Accounts receivable from these customers totaled $123,952 and $430,113 as of December 31, 2013 and 2012, respectively.

F-72

Practicare Medical Management, Inc.

Notes to the Financial Statements

NOTE 4 — INTANGIBLE ASSETS

Intangible assets consist of the following:

	Weighted Average Amortization Period (Years)	December 31, 2013	Accumulated Amortization	December 31, 2012	Accumulated Amortization
Non-compete agreement	3	$15,000	$(15,000)	$15,000	$(15,000)
Customer lists	3	135,000	(135,000)	135,000	(95,000)
		150,000	$(150,000)	150,000	$(110,000)
Less accumulated amortization		(150,000)		(110,000)
		$—		$40,000

NOTE 5 — LINE OF CREDIT

The Company and its parent have an unsecured $400,000 line of credit available with a bank collateralized by the assets of the Company. The annual interest rate for the line of credit is the bank's prime rate. The Bank requires the Company to meet certain financial performance covenants annually. For the year ended December 31, 2013 the Company had not met its debt covenants. The lender may demand repayment of the line of credit. No such demand has been made.

NOTE 6 — RELATED PARTY TRANSACTIONS

The Company rents idle computer equipment to a company owned partially by its President. Income under this agreement totaled $0 and $458 for years ended December 31, 2013 and 2012, respectively. The Company pays this company to maintain its computer equipment and perform related services. Expenses relating to this agreement totaled $23,320 and $31,124 for years ended December 31, 2013 and 2012, respectively.

The Company leases office space to a company owned partially by its President. Income under this agreement totaled $3,000 and $17,691 for years ended December 31, 2013 and 2012, respectively.

The Company reimburses a company owned partially by its President for leased employees. Expenses under this agreement totaled $0 and $120,123 for years ended December 31, 2013 and 2012, respectively.

The Company outsources services to Practicare International (“International”), an affiliate organized in Poland. International is engaged in the business of data entry on behalf of the Company. For the years ended December 31, 2013 and 2012 the Company paid International $215,500 and $225,000, respectively.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

The Company leases certain office space and equipment under leases which have been classified as operating leases.

The Company leases its principal office space in Liverpool, New York from 1914 Teall Avenue Associates under an agreement expiring in June 2017. The Partnership is partially owned by certain stockholders of the parent Company. The current monthly base rent is $28,125.

The Company leases office space in Vestal, New York from WSKG Public Telecommunications Council. Beginning September 1, 2010 the lease automatically renews annually for five terms unless cancelled. The current monthly base rent is $4,780.

The Company leases office space in Clifton Springs, New York from Clifton Springs Hospital & Clinic. The lease term is for one year, expiring on January 31, 2011. Beginning February 1, 2011 the lease automatically renews annually unless cancelled. The current monthly base rent is $297.35.

F-73

Practicare Medical Management, Inc.

Notes to the Financial Statements

NOTE 7 — COMMITMENTS AND CONTINGENCIES  – (continued)

The Company leases office space in Bayshore, New York from Global Team L.I. II, LLC. The lease term is for three years, expiring on January 31, 2014. The base rent is $19,980 in year one and increases 3% in years two and three.

The Company has month-to-month lease agreements for office space in various satellite locations.

The Company leases equipment in Clifton Springs, New York from Pitney Bowes. The lease term is for 51 months, expiring on August 9, 2015. The base rent is $254 per quarter.

The Company leases equipment in Liverpool, New York from Pitney Bowes. The lease term is for 63 months, expiring on February 28, 2018. The base rent is $1,377 per month.

Rental lease payments for December 31, 2013 and 2012 were $450,154 and $468,169 for the Company.

The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2013.

Future Minimum Lease Payments

Year Ending December 31,
2014	$417,279
2015	400,676
2016	367,149
2017	192,774
2018	2,754
$1,380,632

NOTE 8 — RETIREMENT PLAN

The Company offers substantially all employees the opportunity to participate in a 401(k) profit sharing plan (“the Plan”). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Employees may elect to defer the maximum percentage of their compensation allowed by law and may select a number of available investment options. All contributions by the Company are at the discretion of management. Management elected to match 66 2/3% of participant elected deferrals up to a maximum of 4% of participant compensation for 2013 and 2012. The Company's contributions totaled $76,517 and $90,442 in 2013 and 2012, respectively.

F-74

Practicare Medical Management, Inc.

Balance Sheet

(Unaudited)

June 30, 2014
Assets
Current Assets
Cash and equivalents	$166,715
Accounts receivable, net of allowance for doubtful accounts of $96,054	608,799
Other receivable, related party	1,428
Other current assets	42,287
Total Current Assets	819,229

Fixed Assets
Software	878,107
Computer and office equipment	1,511,564
Furniture and fixtures	210,099
Leasehold improvements	42,434
Vehicles	91,775
Less: accumulated depreciation and amortization	(2,664,023)
Net Property and Equipment	69,956

Other Assets
Intangible assets net of accumulated amortization of $150,000	-
Other assets	23,985
Total Other Assets	23,985
Total Assets	$913,170

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit	$61,794
Accounts payable	176,094
Accrued expenses	126,454
Total Current Liabilities	364,342

Commitments & contingencies
Stockholders' Equity
Common Stock (no par value, 200 shares authorized, 134.68 issued, 134.68 outstanding)	538,619
Retained earnings	10,209
Total Stockholders' Equity	548,828
Total Liabilities and Stockholders' Equity	$913,170

See notes to the financial statements.

F-75

Practicare Medical Management, Inc.

Statements of Operations and Retained Earnings

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Revenue	$1,071,179	$1,222,392	$2,062,565	$2,485,957

Operating Expenses
Direct operating costs	821,226	944,266	1,659,824	2,039,493
Direct operating costs, related parties	49,045	49,871	98,739	102,754
Selling, general and administrative	181,042	145,947	367,499	354,516
Selling, general and administrative, related parties	87,545	111,881	197,646	217,379
Operating Loss	(67,679)	(29,573)	(261,143)	(228,185)

Other Income (Expense)
Other income	45	231	82	385
Interest expense	(457)	(474)	(874)	(999)
Total Other Income	(412)	(243)	(792)	(614)

Net Loss	$(68,091)	$(29,816)	$(261,935)	$(228,799)

Retained Earnings, Beginning of Period	78,300	490,813	272,144	689,796
Retained Earnings, End of Period	$10,209	$460,997	$10,209	$460,997

See notes to the financial statements.

F-76

Practicare Medical Management, Inc.

Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash Flows from Operating Activities
Net Loss	$(261,935)	$(228,799)
Adjustment to Reconcile Net Loss to Net Cash Used In Operating Activities:
Depreciation and amortization	16,196	37,693
Allowance for doubtful accounts	4,630	(24,115)
(Increase) Decrease in Assets:
Accounts receivable	(36,593)	132,939
Other current assets	(3,500)	-
Increase (Decrease) in Liabilities:
Accounts payable	158,344	31,773
Accrued expenses	2,744	(56,260)
Net Cash Used In Operating Activities	(120,114)	(106,769)

Cash Flows from Investing Activities
Cash paid for fixed assets	(2,894)	-
Net Cash Used In Investing Activities	(2,894)	-

Cash Flows from Financing Activities
Payments on line of credit	(5,500)	(11,000)
Net Cash Used In Financing Activities	(5,500)	(11,000)

Net Decrease in Cash and Cash Equivalents	(128,508)	(117,769)
Cash and Cash Equivalents at Beginning of Period	295,223	440,074
Cash and Cash Equivalents at End of Period	$166,715	$322,305

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$874	$999
Income taxes	$-	$-

See notes to the financial statements.

F-77

Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Practicare Medical Management, Inc. ("Company") is a New York corporation engaged in the business of providing medical billing and practice management services to physicians and physician groups. The Company operates in various locations throughout New York State. The Company is a wholly owned subsidiary of Ultimate Medical Management, Inc.

Use of Estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest-bearing customer obligations. Accounts receivable are due within 30 days unless specifically negotiated in the customers contract. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts, based on factors surrounding the credit risk of specific customers, historical trends and other information. This estimate is based on reviews of all balances in excess of 90 days from the invoice date.

Fixed Assets

The cost of fixed assets is depreciated using the straight-line method based on the useful lives of the assets: three years for software, three to five years for computer and office equipment, five years for vehicles, seven years for furniture and fixtures and the remaining lease life for leasehold improvements.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the current maturity of these items.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable. An impairment loss, measured as the amount by which the carrying value exceeds the fair value, is triggered if the carrying amount exceeds estimated undiscounted future cash flows. Actual results could differ significantly from these estimates, which would result in additional impairment losses or losses on disposal of the assets.

F-78

Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue as its services are rendered. The Company generally renders billings to its client healthcare providers upon collection of the related client accounts receivable. The Company has arrangements with certain clients to bill per procedure as claims are submitted for reimbursement from patients or third-party payers. For collection-based contracts, revenue is recognized based on the collections from billings rendered for physician clients. The collections are then multiplied by the percentage fee that the Company charges for its services to compute the appropriate revenue. For per-procedure contracts, revenue is recognized upon submission of clients' claims.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the three months ended June 30, 2014 and 2013 was $1,575 and $2,572, respectively. Advertising expense for the six months ended June 30, 2014 and 2013 was $5,810 and $2,824, respectively.

Income Taxes

The Company has elected with Federal and New York State taxing authorities to be treated as an S corporation. As such, all taxable income or loss of the Company is reportable on the individual income tax returns of the Company's stockholders.

Uncertain Tax Positions

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of June 30, 2014, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company’s 2011, 2012 and 2013 Federal and State tax returns remain subject to examination by their respective taxing authorities. Neither of the Company’s Federal or State tax returns are currently under examination.

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its June 30, 2014 balance sheet date and, in accordance with FASB ASC 855-10-50, “Subsequent Events,” determined there were significant events to report through August 20, 2014, which is the date the financial statements were issued. See Note 9 – Subsequent Event footnote for further details.

NOTE 2- GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has suffered the loss of significant customers and was unable to meet the debt covenants required by the bank pertaining to the Company’s line of credit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on its ability to substantially reduce costs and obtain a purchaser to acquire its current contracts. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-79

Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 3 - CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits of $250,000.

For the three months ended June 30, 2014 and 2013 the Company had three and two customers that represented approximately 37% and 16% of sales, respectively. For the six months ended June 30, 2014 and 2013 the Company had three and two customers that represented approximately 34% and 16% of sales, respectively. The Company had a total of $136,857 and $68,957 in accounts receivable from these customers as of June 30, 2014 and 2013, respectively.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the following:

	Weighted Average Amortization Period (Years)	June 30, 2014	Accumulated Amortization

Non-compete agreement	3	$15,000	$(15,000)
Customer lists	3	135,000	(135,000)
		150,000	$(150,000)
Less accumulated amortization		(150,000)
		$-

NOTE 5 - LINE OF CREDIT

The Company and its parent have an unsecured $400,000 line of credit available with a bank collateralized by the assets of the Company. The annual interest rate for the line of credit is the bank's prime rate. The Bank requires the Company to meet certain financial performance covenants annually. For the period ended June 30, 2014, the Company had not met its debt covenants. The lenders may demand repayment of the line of credit, but no such demand has been made.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company leases office space to a company owned partially by its President. Income under this agreement totaled $750 and $750 for three months ended June 30, 2014 and 2013, respectively, and $1,500 and $1,500 for six months ended June 30, 2014 and 2013, respectively.

The Company outsources services to Practicare International ("International"), an affiliate organized in Poland. International is engaged in the business of data entry on behalf of the Company. For the three months ended June 30, 2014 and 2013 the Company paid International $51,500 and $52,500, respectively. For the six months ended June 30, 2014 and 2013 the Company paid International $103,500 and $109,000, respectively.

F-80

Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company leases certain office space and equipment under leases which have been classified as operating leases.

The Company leases its principal office space in Liverpool, New York from 1914 Teall Avenue Associates under an agreement expiring in June 2017. The Partnership is partially owned by certain stockholders of the parent Company. The current monthly base rent is $28,438.

The Company leases office space in Vestal, New York from WSKG Public Telecommunications Council. Beginning September 1, 2010 the lease automatically renews annually for five terms unless cancelled. The current monthly base rent is $4,780.

The Company leases office space in Clifton Springs, New York from Clifton Springs Hospital & Clinic. The lease term is for one year, expiring on January 31, 2011. Beginning February 1, 2011 the lease automatically renews annually unless cancelled. The current monthly base rent is $297.

The Company leases office space in Bayshore, New York from Global Team L.I. II, LLC. The lease term is for three years, expiring on January 31, 2014. The base rent is $19,980 in year one and increases 3% in years two and three.

The Company has month-to-month lease agreements for office space in various satellite locations.

The Company leases equipment in Clifton Springs, New York from Pitney Bowes. The lease term is for 51 months, expiring on August 9, 2015. The base rent is $254 per quarter.

The Company leases equipment in Liverpool, New York from Pitney Bowes. The lease term is for 63 months, expiring on February 28, 2018. The base rent is $1,377 per month.

Rental lease payments for the three months ended June 30, 2014 and 2013 were $106,070 and $113,225, respectively, and the six months ended June 30, 2014 and 2013 were $214,250 and $225,829, respectively.

The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2014.

Future Minimum Lease Payments

Year Ending December 31,
2014	$208,639
2015	400,676
2016	367,149
2017	192,774
2018	2,754
$1,171,992

F-81

Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 8 - RETIREMENT PLAN

The Company offers substantially all employees the opportunity to participate in a 401(k) profit sharing plan ("the Plan"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Employees may elect to defer the maximum percentage of their compensation allowed by law and may select a number of available investment options. All contributions by the Company are at the discretion of management. Management elected to match 66-2/3% of participant elected deferrals up to a maximum of 4% of participant compensation for 2014 and 2013. The Company's contributions totaled $16,849 and $17,394 for the three months ended June 30, 2014 and 2013, respectively and $32,994 and $38,147 for the six months ended June 30, 2014 and 2013, respectively.

NOTE 9 – SUBSEQUENT EVENT

In August 2013, the Company signed an Asset Purchase Agreement to sell its customer list, software, computer and office equipment, furniture and fixtures, vehicles and other current assets to Medical Transcription Billing, Corp. This sale was closed concurrently with the IPO of Medical Transcription Billing, Corp. on July 28, 2014.

The selling price of these assets was $3.4 million, of which approximately $2.4 million was paid in cash and approximately $1.1 million was paid through the issuance of the Company’s common stock, less a fair value adjustment of approximately $177,000 to account for possible sale price adjustments after one year of IPO.

F-82

Independent Auditor's Report

To the Stockholders and Board of Directors of
Tekhealth Services, Inc. Professional Accounts Management, Inc. and Practice Development Strategies, Inc.

We have audited the accompanying combined financial statements of Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc., which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations and retained earnings (deficit), and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
March 31, 2014

F-83

Tekhealth Services, Inc., Professional Accounts Management, Inc.,
and Practice Development Strategies, Inc.

Combined Balance Sheets

	December 31,
	2013	2012
Assets
Current Assets
Cash and equivalents	$662,132	$527,069
Accounts receivable, net of allowance for doubtful accounts of $90,600 in 2013 and $54,830 in 2012	751,006	690,206
Other current assets	13,100	—
Total Current Assets	1,426,238	1,217,275
Fixed Assets
Computer and office equipment	367,416	361,407
Furniture and fixtures	1,500	1,500
Less: accumulated depreciation and amortization	356,061	348,618
Net Property and Equipment	12,855	14,289
Other Assets
Intangible assets net of accumulated amortization of $502,862 and $333,169, respectively	339,900	509,593
Goodwill	329,065	329,065
Other assets	21,233	21,233
Total Other Assets	690,198	859,891
Total Assets	$2,129,291	$2,091,455
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$45,318	$154,425
Related party loans	372,000	—
Accounts payable and accrued expenses	767,152	706,641
Total Current Liabilities	1,184,470	861,066
Long Term Liabilities
Notes payable	23,810	67,055
Related party loans	—	430,074
Total Long Term Liabilities	23,810	497,129
Total Liabilities	1,208,280	1,358,195
Commitments and Contingencies
Stockholders' Equity
Common Stock	10,150	10,150
Additional paid-in-capital	1,125,460	1,062,960
Retained earnings (Deficit)	(164,599)	(216,850)
Total equity of combined company	971,011	856,260
Noncontrolling Interest in Combined Subsidiary	(50,000)	(123,000)
Total Equity	921,011	733,260
Total Liabilities and Equity	$2,129,291	$2,091,455

See accompanying notes to the combined financial statements.

F-84

Tekhealth Services, Inc., Professional Accounts Management, Inc.,
and Practice Development Strategies, Inc.

Combined Statements of Operations and Retained Earnings (Deficit)

	Years Ended December 31,
	2013	2012
Net Revenue	$4,925,108	$4,751,503
Operating Expenses
Direct operating costs	1,215,488	1,551,985
Selling general and administrative	3,360,135	3,262,955
Depreciation and amortization	177,136	191,025
Operating Income (Loss)	172,349	(254,462)
Other Income (Expense)
Interest expense	(47,098)	(57,344)
Total Other Expense	(47,098)	(57,344)
Income (Loss) Before Income Taxes	125,251	(311,806)
Provision for Income Tax Expense	—	—
Net Income (Loss)	125,251	(311,806)
(Income) Loss attributable to Noncontrolling Interest – Practice Development Strategies, Inc.	(73,000)	39,000
Net Income (Loss) Attributable to Combined Company	52,251	(272,806)
Retained Earnings (Deficit), Beginning of Year	(216,850)	55,956
Retained Earnings (Deficit), End of Year	$(164,599)	$(216,850)

See accompanying notes to the combined financial statements.

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Tekhealth Services, Inc., Professional Accounts Management, Inc.,
and Practice Development Strategies, Inc.

Combined Statements of Cash Flows

	Years Ended December 31,
	2013	2012
Cash Flows from Operating Activities
Net Income (Loss)	$125,251	$(311,806)
Adjustment to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	177,136	191,025
Bad debt expense	35,770	28,529
(Increase) Decrease in Assets:
Accounts receivable	(96,570)	(7,334)
Other current assets	(13,100)	—
Increase (Decrease) in Liabilities:
Accounts payable and accrued expenses	2,437	324,033
Net Cash Provided by Operating Activities	230,924	224,447
Cash Flows from Investing Activities
Cash paid for fixed assets	(6,009)	(20,481)
Net Cash Used In Investing Activities	(6,009)	(20,481)
Cash Flows from Financing Activities
Payments on notes payable	(89,852)	(80,430)
Proceeds from related party loans	—	55,000
Capital contributions	—	106,446
Net Cash (Used In) Provided by Financing Activities	(89,852)	81,016
Net Increase in Cash and Cash Equivalents	135,063	284,982
Cash and Cash Equivalents at Beginning of Year	527,069	242,087
Cash and Cash Equivalents at End of Year	$662,132	$527,069
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest	$47,098	$57,344
Income taxes	$—	$—
Supplemental Disclosure of Non-cash Financing Activities:
Payment of notes payable from parent company	$62,500	$250,000

See accompanying notes to the combined financial statements.

F-86

Tekhealth Services, Inc., Professional Accounts Management, Inc.,
and Practice Development Strategies, Inc.

Notes to the Combined Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc. (“Company”) are California based corporations owned by CastleRock Solutions, Inc., a holding company (“Parent Company”). The Company is engaged in the business of providing medical billing and practice management services to physicians and physician groups. The Company operates in various locations throughout California.

Principles of Consolidation

The combined financial statements include the accounts of the Company, its wholly-owned subsidiaries and jointly-owned subsidiaries over which it exercises control. Non-controlling interest amounts relating to the Company's less-than-wholly-owned combined subsidiary are included within the “Non-controlling interest in the combined subsidiary” captions in its Combined Balance Sheets and within the “Non-controlling interests” caption in its Combined Statements of Operations. All intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest-bearing customer obligations. Accounts receivable are due within 30 days unless specifically negotiated in the customers contract. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts, based on factors surrounding the credit risk of specific customers, historical trends and other information. This estimate is based on reviews of all balances in excess of 90 days from the invoice date.

Fixed Assets

The cost of fixed assets is depreciated using the straight-line method based on the useful lives of the assets: three years for software, three to five years for computer and office equipment, five years for vehicles, seven years for furniture and fixtures and the remaining lease life for leasehold improvements.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the current maturity of these items.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, we compare the carrying amount of the

F-87

Tekhealth Services, Inc., Professional Accounts Management, Inc.,
and Practice Development Strategies, Inc.

Notes to the Combined Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

asset group to future undiscounted net cash flows expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Goodwill

Goodwill represents the excess of the cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. The Company attributes all goodwill associated with the acquisitions of Practice Development Strategies, Inc. and Professional Accounts Management, Inc., which share similar economic characteristics, to one reporting unit. Goodwill is not amortized but is tested annually for impairment in the fourth quarter of each fiscal year by comparing the fair value of the reporting units to the carrying amounts, including goodwill. No goodwill impairments were recognized during the years ended December 31, 2013 and 2012.

Intangible Assets

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. The Company did not recognize any impairment to intangible assets during the years ended December 31, 2013 and 2012.

Revenue and Unbilled Services

The Company recognizes revenue as its services are rendered. The Company generally renders billings to its client healthcare providers upon collection of the related client accounts receivable. The Company has arrangements with certain clients to bill per procedure as claims are submitted for reimbursement from patients or third-party payers. For collection-based contracts, revenue is recognized based on the collections from billings rendered for physician clients. The collections are then multiplied by the percentage fee that the Company charges for its services to compute the appropriate revenue. For per-procedure contracts, revenue is recognized upon submission of clients' claims. The Company also serves certain customers as an Application Service Provider (“ASP”). ASP services are generally provided for a monthly fee or per-transaction fee, and revenue for such services is recognized as the services are provided.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2013 and 2012 was $689 and $475, respectively.

Income Taxes

The Company utilizes the asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the combined financial statements. Deferred tax balances are determined by using tax rates expected to be in effect when the taxes will actually be paid. A valuation allowance is recognized to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, management considered estimates of future taxable income.

The Company files income tax returns with the U.S. federal government and various state and local jurisdictions. The Company is no longer subject to tax examinations by tax authorities for years prior to 2010.

Uncertain Tax Positions

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of December 31, 2013 and 2012, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

F-88

Tekhealth Services, Inc., Professional Accounts Management, Inc.,
and Practice Development Strategies, Inc.

Notes to the Combined Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its December 31, 2013 balance sheet date and, in accordance with FASB ASC 855-10-50, “ Subsequent Events ,” determined there were no significant events to report through March 31, 2014 which is the date the financial statements were issued.

NOTE 2 — CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits of $250,000.

NOTE 3 — INTANGIBLE ASSETS

As part of the purchases of Practice Development Strategies, Inc. and Professional Accounts Management, Inc. during 2011, CastleRock Solutions, Inc. acquired intangible assets of $842,762. Of that amount, $688,382 has been assigned to customer lists which are subject to periodic amortization over the estimated useful life of 5 years and $154,380 has been assigned to non-compete covenants which are subject to periodic amortization over the estimated useful life of 4 years. Goodwill of $329,065 which is not subject to amortization arose in connection with the acquisitions.

Following is a summary of non-goodwill intangibles as of December 31, 2013 and 2012:

	December 31, 2013
	Gross Amount	Accumulated Amortization
Customer Lists	$688,382	$395,128
Non-compete Covenants	154,380	107,734
Total	$842,762	$502,862

	December 31, 2012
	Gross Amount	Accumulated Amortization
Customer Lists	$688,382	$258,564
Non-compete Covenants	154,380	74,605
Total	$842,762	$333,169

Amortization expense was $169,693 and $180,059 for the years ended December 31, 2013 and 2012, respectively.

Estimated amortization expense is as follows:

Year Ending December 31,	Estimated Amortization Expense
2014	$176,271
2015	145,728
2016	17,901
$339,900

F-89

Tekhealth Services, Inc., Professional Accounts Management, Inc.,
and Practice Development Strategies, Inc.

Notes to the Combined Financial Statements

NOTE 4 — NOTES PAYABLE

The Company entered into a term loan on November 16, 2009 with First Commerce Bank for $190,000, the was secured with the Company's assets. The loan had monthly payments of $4,427 with an annual interest rate for the term loan being the bank's prime rate. This loan had a maturity date of November 18, 2013. The loan was fully paid off on its maturity date.

On January 1, 2011, CastleRock Solutions, Inc., in connection with the outstanding voting stock of PDS, issued a note for $500,000 payable in eight fully amortized equal payments of principal and interest of $62,901 per quarter due April, July, October and January, commencing April 1, 2011. This includes interest at 0.57%. This loan was fully paid off in January 2013.

The Company entered into a term loan on June 7, 2012 with California Bank & Trust for $132,057. Monthly payments are $4,019 with an annual interest rate of the bank's prime rate plus 2.75 percentage points and have a maturity date of June 1, 2015. The loan is guaranteed by CastleRock Solutions, Inc. Upon the Bank's reasonable request, the Company must provide reporting covenants. As of December 31, 2013 the Company has not had to provide any financial performance statements to the bank. At December 31, 2013, there was $69,128 outstanding on this loan.

Maturities of notes payable as of December 31, 2013, are as follows:

Year Ending December 31,
2014	$45,318
2015	23,810
$69,128

NOTE 5 — RELATED PARTY TRANSACTIONS

The Company entered into a loan on January 19, 2011 with the Parent company for $120,000. The annual interest rate for the loan is a fixed rate of 10% and is due in 36 months or can be extended with written consent of all the parties concerned.

On September 15, 2011, the Company entered into a loan with the Parent company for $252,000. The annual interest rate for the loan is a fixed rate of 10% and is due in 36 months or can be extended with written consent of all the parties concerned.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

The Company leases certain office space under leases which have been classified as operating leases.

The Company leases office space in Milpitas, California from ANB Property Corporation. The lease term is month to month. The current monthly base rent is $1,800.

The Company leases office space in Brea, California from Third Avenue Investments, LLC. Beginning September 13, 2011 the lease was extended to end on August 31, 2016. The current monthly base rent is $4,901.

The Company leases office space in San Diego, California from Columbia, LLC. The lease term is month to month. The current monthly base rent is $11,670 per month.

F-90

Tekhealth Services, Inc., Professional Accounts Management, Inc.,
and Practice Development Strategies, Inc.

Notes to the Combined Financial Statements

NOTE 6 — COMMITMENTS AND CONTINGENCIES  – (continued)

The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2013.

Year Ending December 31,
2014	$59,422
2015	61,260
2016	41,657
$162,339

NOTE 7 — PROVISION FOR INCOME TAXES

The components of the deferred tax assets (liability) consist of the following:

	December 31,
	2013	2012
Net operating loss carry forward	$144,000	$205,000
Intangible assets	(27,000)	(18,000)
Accounts receivable/accounts payable	30,000	(10,000)
Total deferred tax asset	147,000	177,000
Valuation allowance for deferred tax asset	(147,000)	(177,000)
Deferred tax asset	$—	$—

The Company has state and federal net operating loss carry forwards of approximately $431,000 which will expire on various dates through 2032.

NOTE 8 — RETIREMENT PLAN

The Company offers substantially all employees the opportunity to participate in a 401(k) profit sharing plan (“the Plan”). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Employees may elect to defer the maximum percentage of their compensation allowed by law and may select a number of available investment options. All contributions by the Company are at the discretion of management. The Company’s did not make any contributions in 2013 or 2012.

F-91

Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc.

Combined Balance Sheet

Unaudited
June 30
2014
Assets
Current Assets
Cash and equivalents	$330,810
Accounts receivable, net of allowance for doubtful accounts of $90,600	808,948
Other current assets	13,100
Total Current Assets	1,152,858

Fixed Assets
Computer and office equipment	368,063
Furniture and fixtures	1,500
Less: accumulated depreciation and amortization	359,753
Net Property and Equipment	9,810

Other Assets
Intangible assets net of accumulated amortization of $590,996	251,766
Goodwill	329,065
Other assets	21,233
Total Other Assets	602,064
Total Assets	$1,764,732

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$34,648
Related party loans	330,000
Accounts payable and accrued expenses	427,207
Total Current Liabilities	791,855

Long Term Liabilities
Notes payable	2,052
Total Long Term Liabilities	2,052
Total Liabilities	793,907

Commitments and Contingencies
Stockholders' Equity
Common Stock	10,150
Additional paid-in-capital	1,125,460
Retained earnings (Deficit)	(155,788)
Total equity of combined company	979,822
Noncontrolling Interest in Combined Subsidiary	(8,997)
Total Equity	970,825
Total Liabilities and Equity	$1,764,732

See notes to the combined financial statements.

F-92

Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc.

Combined Statements of Operations and Retained Earnings (Unaudited)

	Three Months Ended		Six Months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Revenue	$1,198,817	$1,024,710	$2,401,926	$2,150,944

Operating Expenses
Direct operating costs	367,594	317,626	619,065	675,314
Selling general and administrative	802,497	724,341	1,642,885	1,544,451
Depreciation and amortization	45,914	47,016	91,827	94,989

Operating Income (Loss)	(17,188)	(64,273)	48,149	(163,810)

Other Income (Expense)
Other income - related party	-	-	20,000	-
Interest expense	(8,188)	(9,551)	(18,338)	(22,521)
Total Other Expense	(8,188)	(9,551)	1,662	(22,521)

Income (Loss) Before Income Taxes	(25,376)	(73,824)	49,811	(186,331)

Provision for Income Tax Expense	-	-	-	-

Net Income (Loss)	(25,376)	(73,824)	49,811	(186,331)

(Income) Loss attributable to Noncontrolling Interest - Physicians Development Strategies, Inc.	(45,000)	2,000	(41,000)	24,000

Net Income (Loss) Attributable to Combined Company	(70,376)	(71,824)	8,811	(162,331)

Retained Earnings (Deficit), Beginning of Period	(85,412)	(303,357)	(164,599)	(216,850)

Retained Earnings (Deficit), End of Period	$(155,788)	$(379,181)	$(155,788)	$(379,181)

See notes to the combined financial statements.

F-93

Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc

Combined Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2014	2013
Cash Flows from Operating Activities
Net Income (Loss)	$49,811	$(186,331)
Adjustment to Reconcile Net Income (Loss) to Net Cash Provided by By Operating Activities:
Depreciation and amortization	91,827	94,989
Bad debt expense	-	-
(Increase) Decrease in Assets:
Accounts receivable	(57,940)	(85,553)
Other current assets	-	(36,349)
Increase (Decrease) in Liabilities:
Accounts payable and accrued expenses	(339,945)	(160,377)
Net Cash Used in Operating Activities	(256,247)	(373,621)

Cash Flows from Investing Activities
Cash paid for fixed assets	(647)	(2,230)
Net Cash Used in investing Activities	(647)	(2,230)

Cash Flows from Financing Activities
Payments on notes payable	(32,428)	(109,023)
Repayment on related party loans	(42,000)	-
Capital contributions	-	62,500
Net Cash Used in Financing Activities	(74,428)	(46,523)

Net Increase in Cash and Cash Equivalents	(331,322)	(422,374)
Cash and Cash Equivalents at Beginning of Period	662,132	527,069
Cash and Cash Equivalents at End of Period	$330,810	$104,695

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$18,338	$22,501
Income taxes	$-	$-

See notes to the combined financial statements.

F-94

Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc

Notes to the Combined Financial Statements (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc ("Company") are California based corporations owned by CastleRock Solutions, Inc., a holding company ("Parent Company"). The Company is engaged in the business of providing medical billing and practice management services to physicians and physician groups. The Company operates in various locations throughout California.

Principles of Consolidation

The Combined financial statements include the accounts of TekHealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc. (“Company”). Noncontrolling interest amounts relating to Practice Development Strategies, Inc., are included within the "Noncontrolling interest in the combined subsidiary" captions in its Combined Balance Sheet and within the "Noncontrolling interests" caption in its Combined Statements of Operations. All intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest-bearing customer obligations. Accounts receivable are due within 30 days unless specifically negotiated in the customers contract. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts, based on factors surrounding the credit risk of specific customers, historical trends and other information. This estimate is based on reviews of all balances in excess of 90 days from the invoice date.

Fixed Assets

The cost of fixed assets is depreciated using the straight-line method based on the useful lives of the assets: three years for software, three to five years for computer and office equipment, five years for vehicles, seven years for furniture and fixtures and the remaining lease life for leasehold improvements.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the current maturity of these items.

F-95

Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc

Notes to the Combined Financial Statements (unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, we compare the carrying amount of the asset group to future undiscounted net cash flows expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Goodwill

Goodwill represents the excess of the cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. The Company attributes all goodwill associated with the acquisitions of Physician Development Strategies, Inc. and Professional Accounts Management, Inc., which share similar economic characteristics, to one reporting unit. Goodwill is not amortized but is tested annually for impairment in the fourth quarter of each fiscal year by comparing the fair value of the reporting units to the carrying amounts, including goodwill. No goodwill impairments were recognized as of June 30, 2014.

Intangible Assets

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. The Company did not recognize any impairment to intangible assets during the six months ended June 30, 2014 and 2013.

Revenue and Unbilled Services

The Company recognizes revenue as its services are rendered. The Company generally renders billings to its client healthcare providers upon collection of the related client accounts receivable. The Company has arrangements with certain clients to bill per procedure as claims are submitted for reimbursement from patients or third-party payers. For collection-based contracts, revenue is recognized based on the collections from billings rendered for physician clients. The collections are then multiplied by the percentage fee that the Company charges for its services to compute the appropriate revenue. For per-procedure contracts, revenue is recognized upon submission of clients' claims. The Company also serves certain customers as an Application Service Provider (‘ASP”). ASP services are generally provided for a monthly fee or per-transaction fee, and revenue for such services is recognized as the services are provided.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the three months ended June 30, 2014 and 2013 was $1,120 and $125, respectively. For the six months ended June 30, 2014 and 2013, advertising expenses were $1,320 and $250, respectively.

Income Taxes

The Company utilizes the asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the combined financial statements. Deferred tax balances are determined by using tax rates expected to be in effect when the taxes will actually be paid. A valuation allowance is recognized to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization management considered estimates of future taxable income.

F-96

Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc

Notes to the Combined Financial Statements (unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (continued)

The Company files income tax returns with the U.S. federal government and various states and local jurisdictions. The Company is no longer subject to tax examination by tax authorities for years prior to 2011.

Uncertain Tax Positions

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of June 30, 2014 and 2013, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its June 30, 2014 balance sheet date and, in accordance with FASB ASC 855-10-50, “Subsequent Events,” determined there were significant events to report through August 20, 2014, which is the date the financial statements were issued. See Note 9 – Subsequent Event footnote for further details.

NOTE 2 - CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits of $250,000.

NOTE 3 - INTANGIBLE ASSETS

As part of the purchases of Practice Development Strategies, Inc. and Professional Accounts Management, Inc. during 2011, CastleRock solutions, Inc. acquired intangible assets of $842,762. Of that amount, $688,382 has been assigned to customer lists which are subject to periodic amortization over the estimated useful life of 5 years and $154,380 has been assigned to non-compete covenants which are subject to periodic amortization over the estimated life of 4 years. Goodwill of $329,065 which is not subject to amortization arose in connection with the acquisitions.

Following is a summary of non-goodwill intangibles as of June 30, 2014

	June 30,2014
	Gross Amount	Accumulated Amortization
Customer Lists	$688,382	$463,966
Non - compete Covenants	154,380	127,030
Total	$842,762	$590,996

Amortization expense was $44,067 and $44,067 for the three months ended June 30, 2014 and 2013, respectively. For the six months ended June 30, 2014 and 2013, amortization expenses was $88,136 and $88,136,respectively.

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Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc

Notes to the Combined Financial Statements (unaudited)

NOTE 3 - INTANGIBLE ASSETS (continued)

Future amortization expense is as follows:

Estimated Amortization Expense
2014 (Remaining)	$88,137
2015	145,728
2016	17,901
$251,766

NOTE 4 - NOTES PAYABLE

The Company entered into a term loan on June 7, 2012 with California Bank & Trust for $132,057. Monthly payments are $4,019 with an annual interest rate of the bank’s prime rate plus 2.75 percentage points and have a maturity date of June 1, 2015. The loan is guaranteed by the CastleRock Solutions, Inc. Upon the Bank's reasonable request, the Company must provide reporting covenants. As of June 30, 2014 the Company has not had to provide any financial performance statements to the bank. At June 30, 2014, there was $36,700 outstanding on this loan.

Maturities of notes payable as of June 30, 2014, are as follows:

2014 (Remaining)	$22,888
2015	13,812
$36,700

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company entered into a loan on January 1, 2011 with the Parent company for $120,000. The annual interest rate for the loan is a fixed rate of 10% and is due in 36 months or can be extended with written consent of all the parties concerned. At June 30, 2014, this loan is past due and $78,000 remains outstanding on this loan.

On September 15, 2011, the Company entered into a loan with the Parent company for $252,000. The annual interest rate for the loan is a fixed rate of 10% and is due in 36 months or can be extended with written consent of all the parties concerned. At June 30, 2014, $252,000 remains outstanding on this loan.

During the six months ended June 30, 2014, Tekhealth Services, Inc, earned $20,000 in consulting revenues from the parent company. This is shown as other income.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company leases certain office space under leases which have been classified as operating leases.

The Company leases office space in Milpitas, California from ANB Property Corporation. The lease term is month to month. The current monthly base rent is $2,800.

F-98

Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc

Notes to the Combined Financial Statements (unaudited)

NOTE 6 - COMMITMENTS AND CONTINGENCIES (continued)

The Company leases office space in Brea, California from Third Avenue Investments, LLC. Beginning September 13, 2011 the lease was extended to end on August 31, 2016. The current monthly base rent is $4,901.

The Company leases office space in San Diego, California from Columbia, LLC. The lease term is month to month. The current monthly base rent is $11,670.

Rental expense for the three months ended June 30, 2014 and 2013 were $49,712 and $44,439, respectively. Rental expense for the six months ended June 30, 2014 and 2013 were $99,424 and $92,277, respectively.

The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2014.

Six months Ending June 30,

2014 (Remaining)	$30,017
2015	61,260
2016	41,657
$132,934

NOTE 7 - INCOME TAXES

The components of the deferred tax assets (liability) consist of the following:

	June 30,
	2014	2013
Net operating loss carry forward	$124,000	$354,000
Amortization	(33,000)	(27,000)
Accounts receivable/accounts payable	36,000	(76,000)

Total deferred tax asset	127,000	$251,000
Valuation allowance for deferred tax asset	(127,000)	(251,000)
Deferred tax asset	$-	$-

The Company has State and Federal net operating loss carry forwards of approximately $387,000 which will expire on various dates through 2032.

F-99

Tekhealth Services, Inc., Professional Accounts Management, Inc.,

and Practice Development Strategies, Inc

Notes to the Combined Financial Statements (unaudited)

NOTE 8 - RETIREMENT PLAN

The Company offers substantially all employees the opportunity to participate in a 401(k) profit sharing plan ("the Plan"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Employees may elect to defer the maximum percentage of their compensation allowed by law and may select a number of available investment options. All contributions by the Company are at the discretion of management. The Company did not make any contributions for the three and six months ended June 30, 2014 or 2013.

NOTE 9 – SUBSEQUENT EVENT

In August 2013, the Company signed Asset Purchase Agreements to sell customer list and office equipment to Medical Transcription Billing, CORP. This sale was closed concurrently with the IPO of Medical Transcription Billing, CORP on July 28, 2104.

The selling price of these assets was $3.7 million, of which approximately $2.3 million was paid in cash and approximately $1.4 million was paid through the issuance of the Company’s common stock, less a fair value adjustment of approximately $19,000 to account for possible sale price adjustments after one year of IPO.

F-100

Medical Transcription Billing, Corp.

600,000 Shares of 11% Series A Cumulative Redeemable Perpetual Preferred Stock

$25.00 Per Share

Liquidation Preference $25.00 Per Share

PROSPECTUS

Ladenburg Thalmann

________, 2015.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the common stock being registered. All amounts except the SEC registration fee are to be estimated.

Offering Expenses
SEC registration fee	$2,004
FINRA filing fee	-
NASDAQ listing fees	-
Printing and engraving expenses	-
Legal fees and expenses	-
Accounting fees and expenses	-
Transfer agent and registrar fees and expenses	-
Blue Sky fees and expenses	-
Miscellaneous	-
Total	2,004

Item 14. Indemnification of Directors and Officers.

On completion of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

The following information related to all securities issued or sold by us within the past three years and not registered under the Securities Act.

II-1

In July 2014, upon the closing of the IPO we issued 117,567 shares of common stock to an accredited investor who had purchased convertible debt in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The amount outstanding under this note converted into common stock at a 10% discount to the IPO offering price.

In July 2014, concurrently with the consummation of the IPO we issued 1,699,796 shares of common stock to the shareholders of the Acquired Businesses pursuant to asset purchase agreements, which are exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. As of June 30, 2015, 358,470 shares had been released to the shareholders of Omni and Practicare, pursuant to the terms of their asset purchase agreements, and 53,797 shares were forfeited by the shareholders of CastleRock, as partial settlement for their violation of the non-competition and non-solicitation terms of their asset purchase agreement. The remaining 1,287,529 shares are held in escrow until August 2015. Under each purchase agreement, we are entitled to cancel all or portion of the shares issued to the Acquired Businesses in the event revenues in the 12-months following the acquisitions are below a specified threshold, based on the revenues generated by the Acquired Businesses in the four quarters ending March 31, 2014 and used to calculate the purchase price payable. The value of this contingent consideration is updated quarterly and changes are reflected in our net income. Once final revenue is determined and the number of shares is fixed, the contingent consideration will be removed from the balance sheet and the final amount will be reflected as equity.

Item 16. Exhibits and Financial Statement Schedules.

The list of exhibits is set forth beginning on page II-4 of this registration statement and is incorporated herein by reference.

Item 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Somerset, State of New Jersey on July 14, 2015.

Medical Transcription Billing, Corp.

By:	/s/ Mahmud Haq
Mahmud Haq
Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mahmud Haq, Bill Korn and Stephen A. Snyder, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mahmud Haq	Chairman of the Board and Chief Executive Officer	July 14, 2015
Mahmud Haq	(principal executive officer)

/s/ Bill Korn	Chief Financial Officer (principal financial officer)	July 14, 2015
Bill Korn

/s/ Norman Roth	Controller (principal accounting officer)	July 14, 2015
Norman Roth

/s/ Stephen A. Snyder	President and Director	July 14, 2015
Stephen A. Snyder

/s/ Anne Busquet	Director	July 14, 2015
Anne Busquet

/s/ Howard L. Clark, Jr.	Director	July 14, 2015
Howard L. Clark, Jr.

/s/ John N. Daly	Director	July 14, 2015
John N. Daly

/s/ Cameron Munter	Director	July 14, 2015
Cameron Munter

II-3

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Form of Underwriting Agreement.**

2.1	Asset Purchase Agreement, dated as of August 23, 2013, by and among Tekhealth Services, Inc., Professional Accounts Management, Inc. and Practice Development Strategies, Inc., CastleRock Solutions, Inc., Rob Ramoji, and the Company (filed as Exhibit 2.1 to the Company’s Form S-1 filed on December 20, 2013, and incorporated herein by reference).

2.2	Asset Purchase Agreement, dated as of August 23, 2013, by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.2 to the Company’s Form S-1 filed on December 20, 2013, and incorporated herein by reference).

2.3	Amended and Restated Asset Purchase Agreement, dated as of May 7, 2014, by and among Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, Primary Billing Service Providers, Inc. Omni Medical Billing Services, LLC, Marc Haberman, Z Capital, LLC, Medsoft Systems, LLC and the Company (filed as Exhibit 2.3 to the Company’s Amendment No. 2 to Form S-1 filed on May 7, 2014, and incorporated herein by reference).

2.4	Asset Purchase Agreement, dated as of June 27, 2013, by and among Metro Medical Management Services, Inc. and the Company (filed as Exhibit 2.4 to the Company’s Form S-1 filed on December 20, 2013, and incorporated herein by reference).

2.5	Addendum to Asset Purchase Agreement dated as of March 5, 2014, by and among Tekhealth Services, Inc., Professional Accounts Management, Inc. and Practice Development Strategies, Inc., CastleRock Solutions, Inc., Rob Ramoji, and the Company (filed as Exhibit 2.5 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

2.6	Addendum to Asset Purchase Agreement dated as of March 21, 2014 by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.6 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

2.7	Addendum to Asset Purchase Agreement dated as of June 10, 2014, by and among Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, Primary Billing Service Providers, Inc. Omni Medical Billing Services, LLC, Marc Haberman, Z Capital, LLC, Medsoft Systems, LLC and the Company (filed as Exhibit 2.7 to the Company’s Amendment No. 4 to Form S-1 filed on June 16, 2014, and incorporated herein by reference).

2.8	Addendum to Asset Purchase Agreement dated as of June 10, 2014, by and among Tekhealth Services, Inc., Professional Accounts Management, Inc. and Practice Development Strategies, Inc., CastleRock Solutions, Inc., Rob Ramoji, and the Company (filed as Exhibit 2.8 to the Company’s Amendment No. 4 to Form S-1 filed on June 16, 2014, and incorporated herein by reference).

2.9	Addendum to Asset Purchase Agreement dated as of June 16, 2014 by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.9 to the Company’s Amendment No. 4 to Form S-1 filed on June 16, 2014, and incorporated herein by reference).

2.10	Addendum to Asset Purchase Agreement dated as of July 3, 2014 by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.10 to the Company’s Amendment No. 5 to Form S-1 filed on July 8, 2014, and incorporated herein by reference).

2.11	Addendum to Asset Purchase Agreement dated as of July 11, 2014, by and among Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, Primary Billing Service Providers, Inc. Omni Medical Billing Services, LLC, Marc Haberman, Z Capital, LLC, Medsoft Systems, LLC and the Company (filed as Exhibit 2.11 to the Company’s Amendment No. 7 to Form S-1 filed on July 14, 2014, and incorporated herein by reference).

II-4

2.12	Addendum to Asset Purchase Agreement dated as of July 10, 2014, by and among Tekhealth Services, Inc., Professional Accounts Management, Inc. and Practice Development Strategies, Inc., CastleRock Solutions, Inc., Rob Ramoji, and the Company (filed as Exhibit 2.12 to the Company’s Amendment No. 7 to Form S-1 filed on July 14, 2014, and incorporated herein by reference).

2.13	Addendum to Asset Purchase Agreement dated as of July 10, 2014 by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.13 to the Company’s Amendment No. 7 to Form S-1 filed on July 14, 2014, and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Amendment No. 4 to Form S-1 filed on June 16, 2014, and incorporated herein by reference).

3.2	By-laws of the Company (filed as Exhibit 3.2 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

3.3	Certificate of Designations of the 11% Series A Cumulative Redeemable Perpetual Preferred Stock.**

4.1	Form of common stock certificate of the Company (filed as Exhibit 4.1 to the Company’s Amendment No. 2 to Form S-1 filed on May 7, 2014, and incorporated herein by reference).

4.2	Form of stock certificate of the 11% Series A Cumulative Redeemable Perpetual Preferred Stock.**

5.1	Opinion regarding Legality of Roetzel & Andress, LPA.**

10.1	Form of Indemnification Agreement between the Company and each of its directors and executive officers (filed as Exhibit 10.1 to the Company’s Amendment No. 2 to Form S-1 filed on May 7, 2014, and incorporated herein by reference).

10.2	2014 Equity Incentive Plan (filed as Exhibit 10.2 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

10.3	Form of Restricted Stock Unit Agreement under 2014 Equity Incentive Plan (filed as Exhibit 10.3 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

10.4	Lease between Company and Mahmud Haq with respect to offices located at 7 Clyde Road, Somerset, NJ 08873 (filed as Exhibit 10.4 to the Company’s Form S-1 filed on December 20, 2013, and incorporated herein by reference).

10.5	Promissory Note in the principal amount of $1,000,000 made by the Company in favor of Mahmud Haq, amended and restated as of July 13, 2015 (filed as Exhibit 10.5 to the Company’s Form 8-K filed on July 14, 2015, and incorporated herein by reference).

10.6	Employment Agreement between the Company and Mahmud Haq dated as of April 4, 2014 (filed as Exhibit 10.6 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

10.7	Employment Agreement between the Company and Stephen Snyder dated as of April 4, 2014 (filed as Exhibit 10.7 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

10.8	Employment Agreement between the Company and Bill Korn dated as of April 4, 2014 (filed as Exhibit 10.8 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

10.9	Support letter from AAMD, LLC dated as of March 24, 2014 (filed as Exhibit 10.9 to the Company’s Amendment No. 2 to Form S-1 filed on May 7, 2014, and incorporated herein by reference).

10.10	Support letter from Mahmud Haq dated as of April 4, 2014 (filed as Exhibit 10.10 to the Company’s Amendment No. 3 to Form S-1 filed on May 30, 2014, and incorporated herein by reference).

10.11	Promissory Note in the principal amount of $1,225,000 made by the Company in favor of Metro Medical Management Services, Inc., dated as of July 1, 2013 (filed as Exhibit 10.11 to the Company’s Amendment No. 2 to Form S-1 filed on May 7, 2014, and incorporated herein by reference).

10.12	Convertible Promissory Note in the principal amount of $500,000 made by the Company in favor of AAMD, LLC, dated September 23, 2013 (filed as Exhibit 10.12 to the Company’s Amendment No. 2 to Form S-1 filed on May 7, 2014, and incorporated herein by reference).

21.1	List of subsidiaries.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Rosenberg Rich Baker Berman and Company.*

23.3	Consent of Roetzel & Andress, LPA (included as part of Exhibit 5.1)**

24.1	Power of Attorney for Directors of the Company.*

*	Filed herewith.
**	To be filed by amendment.